     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1998.
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          THE COLONIAL BANCGROUP, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

         DELAWARE                          6711                         63-0661573
 (State of Incorporation)           (Primary Standard                (I.R.S. Employer
                                        Industrial                 Identification No.)
                                   Classification Code
                                         Number)

    ONE COMMERCE STREET, SUITE 800                   (334) 240-5000
       MONTGOMERY, ALABAMA 36104                     (Telephone No.)
    (Address of principal executive
                offices)

                             ---------------------
                            WILLIAM A. MCCRARY, ESQ.
                        VICE PRESIDENT AND LEGAL COUNSEL
                          THE COLONIAL BANCGROUP, INC.
                              POST OFFICE BOX 1108
                         MONTGOMERY, ALABAMA 36101-1108
                            TELEPHONE: 334-240-5315
                            FACSIMILE: 334-240-5326
                    (Name and address of agent for service)
                             ---------------------
                                   COPIES TO:

        WILLARD H. HENSON, ESQ.                             JOHN P. GREELEY, ESQ.
MILLER, HAMILTON, SNIDER & ODOM, L.L.C.                   SMITH, MACKINNON, GREELEY,
      ONE COMMERCE ST., SUITE 305                          BOWDOIN & EDWARDS, P.A.
       MONTGOMERY, ALABAMA 36101                           SUITE 800, CITRUS CENTER
        TELEPHONE: 334-834-5550                            255 SOUTH ORANGE AVENUE
        FACSIMILE: 334-265-4533                             ORLANDO, FLORIDA 32801
                                                           TELEPHONE: 407-843-7300
                                                           FACSIMILE: 407-843-2448

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective time of the proposed merger of Prime Bank of Central Florida ("Prime Bank") with and into Colonial Bank, a subsidiary of the Registrant (the "Merger") as described in the Agreement and Plan of Merger, dated as of May 21, 1998, attached as Exhibit A to the Proxy Statement and Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF               AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED            REGISTERED(1)            UNIT               PRICE(2)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $2.50 per
  share..................................        662,080          Not Applicable         $7,454,265            $2,199.01
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of shares of the common stock of the Registrant which is expected to be issued in connection with the Merger.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, and based upon the book value as of March 31, 1998 of $16.51 per share of 451,500 shares of Prime Bank common stock, including 51,500 shares subject to employee stock options.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON EACH SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                         PRIME BANK OF CENTRAL FLORIDA
                             680 COUNTRY CLUB DRIVE
                         TITUSVILLE, FLORIDA 32780-3461
                                  407/268-3800

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                TO BE HELD ON           , 1998, AT           .M.
                             ---------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of Prime Bank of Central Florida ("Prime Bank") will be held at
               on           , 1998, at           ,m., local time, for the
following purposes:

          1. Merger. To consider and vote upon an Agreement and Plan of Merger, dated as of May 21, 1998, between Prime Bank, The Colonial BancGroup, Inc. ("BancGroup") and Colonial Bank, a wholly owned subsidiary of BancGroup (the "Agreement"), and the proposed merger (the "Merger") of Prime Bank with and into Colonial Bank, pursuant to the Agreement. Colonial Bank will be the surviving corporation in the Merger. Each share of common stock of Prime Bank, par value $1.00 per share (the "Prime Bank Common Stock") will be converted into a number of shares of common stock of BancGroup, par value $2.50 per share (the "BancGroup Common Stock"), equal to $41.44 divided by the "Market Value" of BancGroup Common Stock, subject to a maximum and minimum number of shares of BancGroup Common Stock to be issued in the Merger. The "Market Value" shall be the average of the closing prices of BancGroup Common Stock as reported on the New York Stock Exchange on the ten consecutive trading days ending on the day that is the fifth trading day before the effective date of the Merger. Cash will be paid in lieu of fractional shares at the Market Value of such fractional shares, as described in greater detail in the accompanying Proxy Statement and Prospectus. A copy of the Agreement is attached to the Proxy Statement and Prospectus as Appendix A.

          2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of Prime Bank has fixed the close of business on
          , 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. A holder of Prime Bank Common Stock who complies with the provisions of applicable law relating to dissenters' rights will be entitled to receive payment in cash of the value of only those shares held by the shareholder (i) which are voted against the approval of the Agreement at the Special Meeting, or (ii) with respect to which the holder thereof has given written notice to Prime Bank at or prior to the Special Meeting that the shareholder dissents from the Agreement. A copy of the dissenters' rights provisions under applicable Florida law is attached to the enclosed Proxy Statement and Prospectus as Appendix C.

     SHARES VOTED AGAINST THE MERGER AT THE SPECIAL MEETING WILL BE TREATED AS DISSENTING SHARES UNDER APPLICABLE LAW, AND HOLDERS OF SUCH SHARES WILL RECEIVE CASH FOR THE VALUE OF THE SHARES. SUCH "VALUE" MAY BE DETERMINED BY APPRAISAL, THE RESULTS OF WHICH CANNOT BE PREDICTED. RECEIPT OF SUCH CASH PAYMENT WILL BE A TAXABLE EVENT TO THE PRIME BANK SHAREHOLDER.

     You are cordially invited to attend the Special Meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with the Secretary of Prime Bank, by executing a later dated proxy and delivering it to the Secretary of Prime Bank, or by attending the Special Meeting and voting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          --------------------------------------
                                                   Joseph V. Marto, Jr.
                                              Chairman, President, and Chief
                                                    Executive Officer

          , 1998

                                   PROSPECTUS

                         COMMON STOCK, $2.50 PAR VALUE

                          THE COLONIAL BANCGROUP, INC.

                                PROXY STATEMENT
                     FOR SPECIAL MEETING OF SHAREHOLDERS OF

                         PRIME BANK OF CENTRAL FLORIDA

    This Proxy Statement and Prospectus (the "Prospectus") relates to the proposed merger (the "Merger") of Prime Bank of Central Florida, a Florida state bank ("Prime Bank"), with and into Colonial Bank, an Alabama banking corporation ("Colonial Bank"). Colonial Bank is a wholly owned subsidiary of The Colonial BancGroup, Inc. ("BancGroup"), a Delaware corporation. This Prospectus is being furnished to the shareholders of Prime Bank in connection with the solicitation of proxies by the Board of Directors of Prime Bank for use at a special meeting of the shareholders of Prime Bank (the "Special Meeting") to be held on
           , 1998, at          .m., local time, at              , including any
adjournments or postponements thereof. At the Special Meeting, shareholders of Prime Bank will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of Shareholders, as described in greater detail in this Prospectus.

    The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger dated as of May 21, 1998, by and between BancGroup, Colonial Bank and Prime Bank (the "Agreement"). The Agreement provides that, subject to the approval of the Agreement by the shareholders of Prime Bank at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, Prime Bank will be merged with and into Colonial Bank, and Colonial Bank will be the surviving corporation. Each issued and outstanding share of common stock, par value $1.00 per share, of Prime Bank (the "Prime Bank Common Stock"), will be converted into a number of shares of the common stock of BancGroup, par value $2.50 per share (the "BancGroup Common Stock"), which is equal to $41.44 divided by the Market Value of the BancGroup Common Stock. The Market Value will be the average of the closing prices of BancGroup Common Stock as reported on the New York Stock Exchange (the "NYSE") for the ten trading days ending on the day that is the fifth trading day immediately preceding the date on which the Merger is effective (the "Effective Date"). The Agreement provides that the Market Value shall not be less than $28.26 per share or more than $38.24 per share. After giving effect to a two for one stock split, in the form of a 100% stock dividend, declared by BancGroup with respect to its shares held of record as of the close of business on August 3, 1998, the Market Value is contractually limited to a range of between $14.13 and $19.12, and will otherwise be determined by reference to an average of the closing prices of the BancGroup shares as reported by the New York Stock Exchange. Assuming 400,000 shares of Prime Bank Common Stock outstanding as of the Effective Date, that no outstanding options to acquire Prime Bank Common Stock are exercised and that no shareholders of Prime Bank exercise dissenters' rights of appraisal in the Merger, and giving effect to the BancGroup stock split, the maximum number of shares of BancGroup Common Stock to be issued in the Merger will be 1,173,120 (based upon a minimum Market Value of $14.13 per share and a resulting exchange ratio of 2.9328 shares of BancGroup Common Stock per share of Prime Bank Common Stock), and the minimum number of shares of BancGroup Common Stock to be issued in the Merger will be 866,960 (based upon a maximum Market Value of $19.12 per share and a resulting exchange ratio of 2.1674 shares of BancGroup Common Stock). Cash will be paid in lieu of fractional shares at the Market Value of such fractional shares. See "The Merger -- Conversion of Prime Bank Common Stock." The shares of BancGroup Common Stock are listed on the NYSE. The closing price per share of the BancGroup Common Stock on the NYSE on July 10, 1998 was $33.50.

    Consummation of the Merger requires, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of Prime Bank Common Stock. SHARES VOTED AGAINST THE MERGER AT THE SPECIAL MEETING WILL BE TREATED AS DISSENTING SHARES UNDER APPLICABLE LAW, AND HOLDERS OF SUCH SHARES WILL RECEIVE CASH FOR THE VALUE OF THE SHARES. SUCH "VALUE" MAY BE DETERMINED BY APPRAISAL, THE RESULTS OF WHICH CANNOT BE PREDICTED. RECEIPT OF SUCH CASH PAYMENT WILL BE A TAXABLE EVENT TO THE PRIME BANK SHAREHOLDER.

    BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger as well as to register shares of BancGroup Common Stock to be issued upon the exercise of employee stock options respecting Prime Bank Common Stock assumed by BancGroup in the Merger. This document constitutes a Proxy Statement of Prime Bank in connection with the solicitation of proxies by Prime Bank for the Special Meeting and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger and with respect to the BancGroup Common Stock to be issued upon the exercise employee stock options assumed in the Merger. This Prospectus and accompanying form of proxy are first being mailed to shareholders of Prime Bank on or about the date set forth below.

          THE BOARD OF DIRECTORS OF PRIME BANK UNANIMOUSLY RECOMMENDS
                           APPROVAL OF THE AGREEMENT.
                             ---------------------

   THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMON OR ANY STATE SECURITIES
    COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                           OTHER GOVERNMENTAL AGENCY.

    The principal office and mailing address of Prime Bank are 680 Country Club Drive, Titusville, Florida 32780-3461 (telephone 407/268-3800), and the principal office and mailing address of BancGroup are Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334/240-5000).

                THE DATE OF THIS PROSPECTUS IS          , 1998.

                             AVAILABLE INFORMATION

     BancGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by BancGroup, including proxy and information statements, can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as BancGroup, that file electronically with the Commission.

     The BancGroup Common Stock is listed for trading on the NYSE. Reports, including proxy and information statements, of BancGroup and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement under the Securities Act to register the shares of BancGroup Common Stock being issued in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning Prime Bank has been furnished by Prime Bank.

     This Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, and business of BancGroup following the consummation of the Merger and the proposed acquisition of other banking institutions (the "Other Pending Acquisitions"), including statements relating to the expected impact of the Merger and the Other Pending Acquisitions on BancGroup's financial performance. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) expected cost savings from the Merger and the Other Pending Acquisitions, if any or all of such transactions are consummated, cannot be fully realized; (ii) deposit attrition, customer loss, or revenue loss following the Merger and the Other Pending Acquisitions is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the businesses of BancGroup and the institutions to be acquired are greater than expected; (v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vii) changes occur in the regulatory environment; (viii) changes occur in business conditions and the rate of inflation; and (ix) changes occur in the securities markets. Forward-looking earnings estimates, if any, included in this Prospectus have not been examined or compiled by the independent public accountants of BancGroup and Prime Bank, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of BancGroup after the Merger and the Other Pending Acquisitions is included in the filings with the Commission incorporated by reference herein. When used in this Prospectus, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCGROUP OR PRIME BANK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR PRIME BANK SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS OF BANCGROUP BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSONS SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (2) BancGroup's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (3) BancGroup's Reports on Form 8-K dated March 16, 1998, April 15, 1998, June 2, 1998 and July 17, 1998;

          (4) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock; and

          (5) The description of the current management and Board of Directors contained in the Proxy Statement pursuant to Section 14(a) of the Exchange Act for BancGroup's Annual Meeting of Shareholders held on April 15, 1998.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting, or, in the case of the exercise of employee stock options that are being assumed by BancGroup, prior to the exercise of such options, shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with Prime Bank regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and are qualified in their entirety by reference to the Agreement which is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
THE SPECIAL MEETING.........................................    11
  General...................................................    11
  Record Date; Shares Entitled to Vote; Vote Required for
     the Merger.............................................    11
  Solicitation, Voting and Revocation of Proxies............    12
  Effect of Merger on Outstanding BancGroup Common Stock....    13
THE MERGER..................................................    14
  General...................................................    14
  Background of the Merger..................................    14
  Prime Bank's Board of Director's Reasons for Approving the
     Merger.................................................    15
  Opinion of Financial Advisor..............................    16
  Recommendation of the Board of Directors of Prime Bank....    19
  BancGroup's Reasons for the Merger........................    20
  Interests of Certain Persons in the Merger................    20
  Conversion of Prime Bank Common Stock.....................    21
  Surrender of Prime Bank Common Stock Certificates.........    22
  Certain Federal Income Tax Consequences...................    22
  Other Possible Consequences...............................    24
  Conditions to Consummation of the Merger..................    24
  Amendment or Termination..................................    25
  Regulatory Approvals......................................    25
  Conduct of Business Pending the Merger....................    26
  Commitments with Respect to Other Offers..................    27
  Rights of Dissenting Shareholders.........................    28
  Resale of BancGroup Common Stock Issued in the Merger.....    29
  Accounting Treatment......................................    30
  NYSE Reporting of BancGroup Common Stock Issued in the
     Merger.................................................    30
  Treatment of Prime Bank Options...........................    30
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................    31
  BancGroup.................................................    31
  Prime Bank................................................    32
BANCGROUP CAPITAL STOCK AND DEBENTURES......................    32
  BancGroup Common Stock....................................    33
  Preference Stock..........................................    33
  1986 Debentures...........................................    33
  Other Indebtedness........................................    34
  Changes in Control........................................    34
COMPARATIVE RIGHTS OF SHAREHOLDERS..........................    36
  Director Elections........................................    36
  Removal of Directors......................................    36
  Voting....................................................    37
  Preemptive Rights.........................................    37
  Directors' Liability......................................    37
  Indemnification...........................................    37
  Special Meetings of Shareholders; Action Without a
     Meeting................................................    38
  Mergers, Share Exchanges and Sales of Assets..............    39
  Amendment of Certificate of Incorporation and Bylaws......    39
  Rights of Dissenting Shareholders.........................    39

                                                              PAGE
                                                              ----
  Preferred Stock...........................................    40
  Effect of the Merger on Prime Bank Shareholders...........    40
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES...............    41
  Condensed Pro Forma Statement of Condition (Unaudited)....    41
COMPLETED BUSINESS COMBINATION..............................    43
PENDING BUSINESS COMBINATIONS...............................    44
  Condensed Pro Forma Statements of Income (Unaudited)......    46
  Selected Financial and Operating Information..............    54
PRIME BANK..................................................    57
  Selected Financial Data...................................    57
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    58
  General...................................................    58
  Liquidity.................................................    58
  Capital Resources.........................................    59
  Results of Operations.....................................    60
  Net Interest Income.......................................    62
  Asset/Liability Management................................    65
  Financial Condition.......................................    66
  Asset Quality.............................................    68
  Classification of Assets..................................    69
  Allowance for Credit Losses...............................    71
  Investment Securities.....................................    73
  Deposit Activities........................................    74
  Impact of Inflation and Changing Prices...................    75
BUSINESS OF BANCGROUP.......................................    77
  General...................................................    77
  Recently Completed and Other Proposed Business
     Combinations...........................................    77
  Year 2000 Compliance......................................    78
  Voting Securities and Principal Shareholders..............    79
  Security Ownership of Management..........................    80
  Management Information....................................    81
BUSINESS OF PRIME BANK......................................    82
  Deposit Activities........................................    82
  Lending Activities........................................    82
  Investments...............................................    83
  Employees.................................................    83
  Properties................................................    84
  Year 2000 Issues..........................................    84
  Legal Proceedings.........................................    84
  Management................................................    85
  Management and Principal Stock Ownership..................    86
ADJOURNMENT OF SPECIAL MEETING..............................    87
OTHER MATTERS...............................................    87
DATE FOR SUBMISSION OF BANCGROUP SHAREHOLDER PROPOSALS......    87
LEGAL MATTERS...............................................    88
EXPERTS.....................................................    88

                                                              PAGE
                                                              ----
INDEX TO FINANCIAL STATEMENTS...............................   F-1
APPENDIX A -- Agreement and Plan of Merger..................   A-1
APPENDIX B -- Fairness Opinion of Allen C. Ewing & Co.......   B-1
APPENDIX C -- Section 658.44 of the Florida Banking Code
  Regarding Dissenters' Rights..............................   C-1

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Shareholders of Prime Bank are urged to read this Prospectus, including the Appendices, in full.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of Prime Bank with and into Colonial Bank, a wholly owned subsidiary of BancGroup.

THE SPECIAL MEETING

     This Prospectus is being furnished to the holders of Prime Bank Common Stock in connection with solicitation by the Prime Bank Board of Directors of proxies for use at the Special Meeting and at any and all adjournments and postponements thereof at which Prime Bank shareholders will be asked to vote upon (i) a proposal to approve the Agreement; and (ii) such other business as may properly come before the meeting.

     The Special Meeting will be held at                on                , 1998
at                               .m., local time, for the purpose of considering
and voting upon the Agreement and the Merger. Only holders of record of Prime
Bank Common Stock at the close of business on                , 1998 (the "Record
Date") are entitled to the notice of and to vote at the Special Meeting. As of
the Record Date,                shares of Prime Bank Common Stock were issued
and outstanding. See "The Special Meeting."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974 and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Georgia, Florida, Nevada and Tennessee. Colonial Bank conducts a full service commercial banking business through 134 branches in Alabama, five branches in Tennessee, 14 branches in Georgia, 75 branches in Florida, and three branches in Nevada. BancGroup has also entered into agreements to acquire four additional banks (excluding Prime Bank). Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $13.8 billion in residential loans and which originates residential mortgages in 34 states through four divisional offices. The numbers and amounts given above were calculated as of March 31, 1998. At March 31, 1998, BancGroup had consolidated total assets of $8.0 billion and consolidated stockholders' equity of $571.6 million. Since March 31, 1998, BancGroup has acquired one banking institution with aggregate assets of $131.3 million and aggregate stockholders' equity of $10.6 million. This acquisition is included in the pro forma statements included herein. See "Business of BancGroup."

     Prime Bank. Prime Bank is a Florida state bank which is headquartered in Titusville, Florida. Currently, the Bank operates five offices located in Brevard County, Florida. At March 31, 1998, Prime Bank had total assets of approximately $70.5 million, total deposits of approximately $63.1 million, and total stockholders' equity of approximately $6.6 million. See "Business of Prime Bank."

THE MERGER

     The Agreement provides for the Merger of Prime Bank with and into Colonial Bank, with Colonial Bank to be the surviving corporation. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of Prime Bank Common Stock (except shares as to which dissenters' rights are perfected) will be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock. The number of shares of BancGroup Common Stock into which each outstanding share of Prime Bank Common Stock will be converted on the Effective Date will be equal to $41.44 divided by the

Market Value, subject to a maximum and minimum number of shares to be issued, with cash paid in lieu of fractional shares at the Market Value of such fractional shares. The "Market Value" will be the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the ten trading days ending on the day that is the fifth trading day immediately preceding the Effective Date. However, the Market Value shall not be less than $28.26 per share or more than $38.24 per share. Subject to the exercise of certain options to acquire Prime Bank Common Stock described below, the maximum number of shares of BancGroup Common Stock that may be issued in the Merger shall be 662,080 (based upon a minimum Market Value of $28.26), and the minimum number of shares of BancGroup Common Stock that may be issued in the Merger shall be 489,282 (based upon a maximum Market Value of $38.24). The number of shares of BancGroup Common Stock to be issued in the Merger will increase proportionally with each share of Prime Bank Common Stock issued before the Effective Date upon the exercise of certain options to acquire Prime Bank Common Stock as described below (the "Prime Bank Options").

     The closing sales price on the NYSE of BancGroup Common Stock on July 10, 1998, was $33.50 per share. Accordingly, had the Effective Date occurred on July 10, 1998, the Market Value would have been 31.9375 and Prime Bank shareholders would have received 1.2975 shares of BancGroup Common Stock for each share of Prime Bank Common Stock. Shareholders are advised to obtain current market quotations for BancGroup Common Stock. The market price of BancGroup Common Stock at the Effective Date, or on the date on which certificates representing such shares are received by Prime Bank shareholders, may be higher or lower than the Market Price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     On July 15, 1998, BancGroup announced that its Board of Directors had declared a two for one split of BancGroup's Common Stock to be effected in the form of a 100% stock dividend (the "Stock Split"). Stockholders of record of BancGroup Common Stock will receive one share of BancGroup Common Stock for each share they hold as of the close of business on August 3, 1998. The additional shares will be distributed pursuant to the Stock Split on August 14, 1998.

     The Agreement provides that shareholders of Prime Bank will receive in the Merger an appropriate adjustment to reflect the Stock Split. Accordingly, the Market Value as defined in the Agreement will be adjusted so that, following the Stock Split, the Market Value will not be less than $14.13 and not more than $19.12. Based upon such adjusted Market Values, the maximum number of shares of BancGroup Common Stock to be issued in the Merger will be 1,173,120 and the minimum number of shares to be issued will be 866,960 assuming 400,000 shares of Prime Bank Common Stock outstanding at the Merger.

     No fractional shares of BancGroup Common Stock will be issued in the Merger. Each shareholder of Prime Bank otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

     As of the date of this Prospectus, Prime Bank had granted Prime Bank Options which entitle the holders thereof to acquire up to 51,500 shares of Prime Bank Common Stock. On the Effective Date, BancGroup will assume all Prime Bank Options outstanding, and each such option will represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Prime Bank Options. The number of shares of BancGroup Common Stock to be issued pursuant to such options will equal the number of shares of Prime Bank Common Stock subject to such Prime Bank Options multiplied by the Exchange Ratio, as defined below, provided that no fractional shares of BancGroup Common Stock will be issued. The number of shares of BancGroup Common Stock to be issued upon the exercise of Prime Bank Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number (giving account to such fraction), or by paying for such fractional share in cash in the manner set forth in the preceding paragraph. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of Prime Bank Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be required. The "Exchange Ratio" will mean the result obtained by dividing $41.44 by the Market Value provided, an appropriate adjustment will be made for the BancGroup Stock Split described above.

     Promptly after the Effective Date, Prime Bank shareholders will be given notice of the consummation of the Merger and instructions for the exchange of such shareholders' certificates representing shares of Prime Bank Common Stock for certificates representing shares of BancGroup Common Stock. Certificates for the shares of BancGroup Common Stock issued will not be distributed or dividends paid on such shares until shareholders surrender their certificates representing their shares of Prime Bank Common Stock in accordance with those instructions. PRIME BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE INSTRUCTIONS. See "The Merger -- Conversion of Prime Bank Common Stock,"
" -- Surrender of Prime Bank Common Stock Certificates," "-- Treatment of Prime Bank Options."

     For certain information concerning dissenters' rights, voting at the Special Meeting, and management of BancGroup and Prime Bank, see "The
Merger -- Rights of Dissenting Shareholders," "-- Conversion of Prime Bank Common Stock;" "The Special Meeting -- Solicitation, Voting and Revocation of Proxies," "-- Record Date; Shares Entitled to Vote; Vote Required;" "Business of BancGroup -- Voting Securities and Principal Stockholders," "-- Security Ownership of Management," and "Business of Prime Bank -- Principal Holders of Common Stock."

OPINION OF FINANCIAL ADVISOR

     Prime Bank has received an opinion from Allen C. Ewing & Co. ("Ewing") that the consideration to be received by the shareholders of Prime Bank in the Merger, as described in the terms of the Agreement is fair, from a financial point of view, to them. The full text of Ewing's opinion is set forth in Appendix B to this Prospectus and should be read in its entirety by Prime Bank shareholders. For additional information regarding Allen C. Ewing & Co.'s opinion, see "The Merger -- Opinion of Financial Advisor."

RECOMMENDATION OF PRIME BANK'S BOARD OF DIRECTORS

     The Board of Directors of Prime Bank has unanimously approved the Agreement. THE BOARD OF DIRECTORS OF PRIME BANK BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF PRIME BANK AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "The Merger -- Background of the Merger" and "-- Prime Bank's Board of Director's Reasons for Approving the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Record Date, certain executive officers of Prime Bank hold, pursuant to option agreements with Prime Bank, Prime Bank Options which entitle them to purchase, in the aggregate, up to 51,500 shares of Prime Bank Common Stock. Under the terms of the Agreement, any Prime Bank Options which are not exercised prior to the Effective Date will be assumed by BancGroup, and the holders of such Prime Bank Options will thereafter have the right to acquire shares of BancGroup Common Stock. See "The Merger -- Conversion of Prime Bank Common Stock," and "-- Treatment of Prime Bank Options."

     On the Effective Date and subject to the agreements discussed in the following paragraphs, all employees of Prime Bank will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of the Agreement. All employees of Prime Bank who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     BancGroup has agreed that Prime Bank will pay prior to the Effective Date retention bonuses not to exceed $123,898 in the aggregate to certain key employees.

     BancGroup has agreed to enter into, on the Effective Date, employment agreements with each of Joseph V. Marto, Jr., Prime Bank's Chairman, President, and Chief Executive Officer, P. Bryan Fulmer, Prime Bank's Senior Vice President and Chief Financial Officer, and James S. Tharpe, Prime Bank's Senior Vice President and Chief Lending Officer. The agreement with Mr. Marto is for a term of one year and provides for a base salary of $124,000 per year, subject to adjustments in salary and discretionary bonuses that Colonial Bank may grant from time to time. The agreements with Mr. Fulmer and Mr. Tharpe are each for a term of six months and provide for base annual salaries of $57,000 and $66,795, respectively. Each of the three agreements contains a covenant not to compete that runs in favor of BancGroup and Colonial Bank for so long as the executive is receiving the compensation set forth in the employment agreement. See "The Merger -- Interests of Certain Persons in the Merger."

     BancGroup has agreed to indemnify each person entitled to indemnity by Prime Bank as of the Effective Date for a period of six years following the Effective Date against claims arising out of acts of omissions prior to the Effective Date. This group of persons includes the present officers and directors of Prime Bank. BancGroup will be obligated to indemnify such persons to the extent authorized under Prime Bank's articles of incorporation and bylaws and under Florida law. See "Comparative Rights of Shareholders -- Indemnification."

     As a condition to BancGroup's obligation to consummate the Merger, each director of Prime Bank who is not also an officer of Prime Bank has delivered an agreement providing, among other things, that for a period of two years following the Effective Date, such director will not compete with BancGroup or Colonial Bank in the banking business in Brevard County, Florida, or other counties contiguous thereto. The agreement not to compete limits the ability of such directors to serve as management officials or to be or become principal shareholders of financial institutions other than BancGroup or Colonial Bank.

     Except as indicated above, none of the directors or executive officers of Prime Bank, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of Prime Bank Common Stock.

     See "The Merger -- Interests of Certain Persons in the Merger."

VOTE REQUIRED

     Under Florida law and Prime Bank's articles of incorporation, the Agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Prime Bank Common Stock. Each share of Prime Bank Common Stock is entitled to one vote on the Agreement. Approval of the Agreement and the Merger by BancGroup shareholders is not required under Delaware, Alabama, Florida or other applicable law, or the rules of the NYSE on which the BancGroup Common Stock is listed. See "The Special Meeting."

     Only holders of record of Prime Bank Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting.
As of such date,                shares of Prime Bank Common Stock were issued
and outstanding. As of the Record Date, the directors and executive officers of
Prime Bank beneficially owned approximately      % of the outstanding shares of
Prime Bank Common Stock. As of the same date, the directors, executive officers and affiliates of BancGroup held no shares of Prime Bank Common Stock. See "The Special Meeting."

     As of the Record Date, the directors of Prime Bank beneficially owned shares of Prime Bank Common Stock representing approximately
     % of the outstanding shares and have agreed with BancGroup to vote their shares in favor of the Agreement. See "The Special Meeting." As of February 27, 1998, Directors and executive officers of BancGroup beneficially owned in the aggregate 4,965,923 shares of BancGroup Common Stock representing approximately 10.24% of BancGroup's outstanding shares.

     Proxies should be returned to Prime Bank in the envelope enclosed herewith. Shareholders of Prime Bank submitting proxies may revoke their proxies by (i) giving notice of such revocation in writing to the Secretary of Prime Bank at or prior to the Special Meeting, (ii) by executing and delivering a proxy bearing a later date to the Secretary of Prime Bank at or prior to the Special Meeting, or
(iii) by attending the Special Meeting and voting in person. Because approval of the Agreement requires the approval of at least a majority of the outstanding shares of Prime Bank Common Stock, failure to submit a proxy or failure to vote in person at the Special Meeting will have the same effect as a negative vote. See "The Special Meeting -- Solicitation, Voting and Revocation of Proxies."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of Prime Bank Common Stock as of the Record Date are entitled to exercise dissenters' rights of appraisal pursuant to Section 658.44 of the Florida Banking Code (the "FBC"). A holder of Prime Bank Common Stock who complies with the provisions of applicable law relating to dissenters' rights will be entitled to receive payment in cash of the value of only those shares held by the shareholder (i) which are voted against the approval of the Agreement at the Special Meeting, or (ii) with respect to which the holder thereof has given written notice to Prime Bank at or prior to the Special Meeting that the shareholder dissents from the Agreement. TO THE EXTENT THAT A PRIME BANK SHAREHOLDER VOTES AGAINST THE MERGER OR OTHERWISE EXERCISES DISSENTERS' RIGHTS, THAT SHAREHOLDER WILL LOSE THE RIGHT TO RECEIVE BANCGROUP COMMON STOCK IN THE MERGER AND WILL INSTEAD RECEIVE A CASH PAYMENT FOR THE VALUE OF HIS OR HER SHARES. Such "value" may be fixed by BancGroup at $41.44 per share or be set by appraisal, the result of which cannot be predicted. Shareholders wishing to exercise dissenters' rights of appraisal must follow exactly all requirements for the exercise of such rights as set forth in Section 658.44 of the FBC, a copy of which is attached as Appendix C to this Prospectus. See "The Merger -- Rights of Dissenting Shareholders." Any shareholder who properly exercises dissenters' rights of appraisal and receives cash for his or her shares will encounter income tax treatment different from the treatment for shareholders who do not exercise dissenters' rights. See "The Merger -- Rights of Dissenting Shareholders," " -- Certain Federal Income Tax Consequences."

CONDITIONS TO THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of Prime Bank and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of Prime Bank Common Stock; (ii) the approval of the Merger by the Board of Governors of the Federal Reserve Board (the "Federal Reserve") and by the Alabama Banking Department (the "Alabama Department"); (iii) each party's having obtained consents of third parties required for the consummation of the Merger or for the prevention of default under material contracts or permits of such party; (iv) the Registration Statement of which this Prospectus forms a part having become effective, with no stop order or proceedings for such purpose suspending the effectiveness of the Registration Statement pending or in effect; (v) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or in which it is sought to obtain divestiture, rescission or damages in connection with the Merger; (vi) the absence of any investigation by any governmental agency which might result in any such proceeding; (vii) consummation of the Merger no later than December 31, 1998; (viii) receipt of an opinion of PricewaterhouseCoopers LLP regarding certain matters; and, (ix) receipt of opinions of counsel.

     The obligation of Prime Bank to consummate the Merger is further subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement having been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of Prime Bank; (ii) the number of shares as to which holders of Prime Bank Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of Prime Bank Common Stock; (iii) the receipt of a letter from PricewaterhouseCoopers LLP concurring with the conclusions of BancGroup's and Prime Bank's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests; (iv) the accuracy in all material respects of the representations and warranties of Prime Bank contained in the Agreement, and the performance by Prime Bank of all of its covenants and agreements under the Agreement; and, (v) the receipt by BancGroup of certain undertakings from holders of

Prime Bank Common Stock who may be deemed to be "affiliates" of Prime Bank pursuant to the rules of the Commission.

     Applications for appropriate regulatory approvals by the Federal Reserve
and the Alabama Department were filed with such agencies on           , 1998.
The Federal Reserve's approval was received on or about           , 1998, and
approval of the Alabama Department is anticipated on or about                ,
1998. It is currently anticipated that the Merger will be consummated during the fourth quarter of 1998. No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that the other conditions precedent to the Merger can or will be satisfied.

     See "The Merger -- Conditions to Consummation of the Merger" and "Regulatory Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, under applicable law, after adoption of the Agreement and the Merger by the holders of Prime Bank Common Stock, no amendment decreasing the consideration to be received by Prime Bank shareholders may be made without the further approval of such shareholders. Such amendments may require the filing with the Commission of an amendment of the Registration Statement of which this Prospectus forms a part. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the shareholders of Prime Bank, by the mutual consent of the respective Boards of Directors of Prime Bank and BancGroup, or by the Board of Directors of either BancGroup or Prime Bank under certain circumstances including, but not limited to, the failure of the transactions contemplated by the Agreement to be consummated on or prior to December 31, 1998, if such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate. The Agreement also may be terminated without further action by either party, upon the execution by Prime Bank of a legally binding agreement between Prime Bank and any third party with respect to any Acquisition, Proposal, provided that BancGroup will have the right to demand payment of liquidated damages. See "The Merger -- Commitment with Respect to Other Offers". See "The Merger -- Amendment or Termination of Agreement."

COMMITMENT WITH RESPECT TO OTHER OFFERS

     The Agreement provides that, except for the transactions provided therein, neither Prime Bank nor any of its affiliates or representatives may, directly or indirectly, solicit any "Acquisition Proposal" relating to Prime Bank. In addition, except to the extent required to comply with its fiduciary duties, the Board of Directors of Prime Bank is prohibited from negotiating or entering into any contract relating to an Acquisition Proposal. If Prime Bank either (i) enters into a letter of intent or a definitive agreement with respect to an Acquisition Proposal before the Effective Date or termination of the Agreement in accordance with its terms (subject to certain exceptions), or (ii) receives an Acquisition Proposal before termination of the Agreement (subject to certain exceptions) and consummates the transactions contemplated by such Acquisition Proposal, then Prime Bank will pay BancGroup $750,000 as liquidated damages. See "The Merger -- Commitment with Respect to Other Offers."

COMPARATIVE RIGHTS OF SHAREHOLDERS

     The rights of the holders of the Prime Bank Common Stock may be different from the rights of the holders of the BancGroup Common Stock. A discussion of these rights and a comparison thereof is set forth at "Comparative Rights of Shareholders."

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). No ruling with respect to the federal income tax consequences of the Merger to Prime Bank's shareholders will be requested from the Internal Revenue Service (the "IRS"). Prime Bank has received an opinion from Price-waterhouseCoopers LLP, that, among other things, a shareholder of Prime Bank who exchanges shares of Prime Bank Common Stock for BancGroup Common Stock will not recognize gain, except that shareholders of Prime Bank will recognize gain to the extent such shareholders receive cash in lieu of fractional shares of BancGroup Common Stock. Shareholders who receive cash for their shares of Prime Bank Common Stock upon perfection of dissenters' rights also will realize gain or loss for federal income tax purposes with respect to such shares. See "Approval of the Merger -- Certain Federal Income Tax Consequences." TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND PRIME BANK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.

ACCOUNTING TREATMENT

     The merger of Prime Bank into BancGroup will be treated as a "pooling-of-interests" transaction by BancGroup for accounting purposes. See "The Merger -- Accounting Treatment."

RECENT PER SHARE MARKET PRICES

     Prime Bank. There is no established public trading market for the Prime Bank Common Stock. The shares of Prime Bank Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of Prime Bank is aware of certain transactions in shares of Prime Bank that have occurred since January 1, 1996, although the trading prices of all stock transactions are not known. The following table sets forth the trading prices for the shares of Prime Bank Common Stock that have occurred since January 1, 1996 for transactions in which the trading prices are known to management of Prime Bank:

                                                              PRICE PER SHARE
                                                              OF COMMON STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
1996
First Quarter...............................................  $10.50   $10.00
Second Quarter..............................................      --       --
Third Quarter...............................................      --       --
Fourth Quarter..............................................  $10.50   $10.50
1997
First Quarter...............................................  $11.00   $11.00
Second Quarter..............................................  $11.00   $11.00
Third Quarter...............................................  $11.00   $11.00
Fourth Quarter..............................................  $11.50   $11.50
1998
First Quarter...............................................  $11.00   $11.00
Second Quarter..............................................      --       --
Third Quarter (through July 15, 1998).......................      --       --

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Common Stock as reported on the NYSE since January 1, 1996.

                                                              PRICE PER SHARE
                                                                 OF COMMON
                                                                  STOCK(1)
                                                              ----------------
                                                               HIGH       LOW
                                                              ------     -----
1996
First Quarter...............................................    18 1/4     15
Second Quarter..............................................    18 1/16    15 5/8
Third Quarter...............................................    17 15/16   15 5/8
Fourth Quarter..............................................    20 1/8     17 3/18
1997
First Quarter...............................................    24         18 2/3
Second Quarter..............................................    24 7/8     22
Third Quarter...............................................    29 3/16    24 1/4
Fourth Quarter
1998
First Quarter...............................................    36 1/4     31 1/2
Second Quarter..............................................    37 9/16    29 1/2
Third Quarter (through July 10, 1998).......................    33 1/2     32 5/8

---------------

(1) Restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.

     On May 20, 1998, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $33.25 per share. The following table presents the market value of BancGroup Common Stock per share on that date, and the per share market value and equivalent per share value of Prime Bank Common Stock on that date:

                                                                              EQUIVALENT
                                           BANCGROUP        PRIME BANK         BANCGROUP
                                        COMMON STOCK(1)   COMMON STOCK(2)   COMMON STOCK(3)
                                        ---------------   ---------------   ---------------
Comparative Market Value..............      $33.25            $11.00            $41.44

---------------

(1) Closing price as reported by the NYSE on May 20, 1998.
(2) There is no established public trading market for the shares of Prime Bank Common Stock. The value shown is the price at which shares of Prime Bank Common Stock were sold in January 1998, which was the last sale price prior to the public announcement of the Merger on May 20, 1998, of which management of Prime Bank is aware.
(3) The ten-day average of the closing price of BancGroup Common Stock calculated in the same manner as the Market Value will be calculated, was $34.85625 on May 20, 1998. Therefore, if the Merger had closed on May 20, 1998, 1.1889 ($41.44 divided by $34.85625) shares of BancGroup Common Stock would have been exchanged for each share of Prime Bank Common Stock.

     See "Comparative Market Prices and Dividends."

CERTAIN LEGAL RESTRICTIONS ON ACQUISITIONS OF CONTROL

     Certain restrictions under Delaware law prevent a person who beneficially owns 15% or more of the BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Also, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice provisions with the Federal Reserve have been satisfied.

     BancGroup's Restated Certificate of Incorporation (the "BancGroup Certificate") and Bylaws (the "BancGroup Bylaws") also contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (1) a classified board of directors, (2) super majority voting requirements for certain "business combinations" that exceed the provisions of Delaware law described above, (3) flexibility for the Board of Directors to consider non-economic and other factors in evaluating a "business combination," (4) inability of shareholders to call special meetings and act by written consent, and (5) certain advance notice provisions for the conduct of business at shareholder meetings.

     See "BancGroup Capital Stock and Debentures" and "Comparative Rights of Shareholders."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and Prime Bank on a historical basis and on a pro forma equivalent basis assuming consummation of the Merger. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with these pro forma statements.

                                 PER SHARE DATA

                                             THREE MONTHS   THREE MONTHS
                                                ENDED          ENDED
                                              MARCH 31,      MARCH 31,     YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                 1998           1997          1997         1996         1995
                                             ------------   ------------   ----------   ----------   ----------
BANCGROUP -- HISTORICAL (AS RESTATED*):
Net income
    Basic..................................     $ 0.38         $ 0.42        $ 1.77       $ 1.31      $  1.27
    Diluted................................       0.37           0.41          1.72         1.27         1.18
Book value at end of period................      11.88          10.64         11.52        10.23         9.38
Dividends per share:
    Common Stock...........................       0.17           0.15          0.60         0.54       0.3375
    Common A**.............................                                                            0.1125
    Common B**.............................                                                            0.0625
PRIME BANK
Net Income
  Historical:
    Basic..................................       0.40           0.38          1.74         0.71         0.79
    Diluted................................       0.39           0.38          1.72         0.71         0.79
  Pro forma equivalent assuming combination
    with Prime Bank and completed business
    combination(a):
    Basic..................................       0.48           0.53          2.22         1.64         1.56
    Diluted................................       0.47           0.50          2.14         1.59         1.46
  Pro forma equivalent assuming combination
    with Prime Bank, completed business
    combination and other probable business
    combinations(a):.......................
    Basic..................................       0.48           0.52          2.19         1.64         1.55
    Diluted................................       0.47           0.50          2.13         1.57         1.45
Book value at end of period
  Historical...............................      16.51          14.58         16.12        14.29        13.61
  Pro forma equivalent assuming combination
    with Prime Bank and completed business
    combination(a):                              14.98            N/A           N/A          N/A          N/A
  Pro forma equivalent assuming combination
    with Prime Bank, completed business
    combination and other probable business
    combinations(a)........................      14.60            N/A           N/A          N/A          N/A

                                             THREE MONTHS   THREE MONTHS
                                                ENDED          ENDED
                                              MARCH 31,      MARCH 31,     YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                 1998           1997          1997         1996         1995
                                             ------------   ------------   ----------   ----------   ----------
Dividends per share
  Historical...............................         --             --            --           --         0.08
  Pro forma equivalent assuming combination
    with Prime Bank and completed business
    combination(a).........................       0.21           0.19          0.76         0.68         0.57
  Pro forma equivalent assuming combination
    with Prime Bank, completed business
    combination and other probable business
    combinations(b)........................       0.21           0.19          0.76         0.68         0.57
BANCGROUP -- PRO FORMA COMBINED (PRIME BANK
  AND COMPLETED BUSINESS COMBINATION):
Net income
    Basic..................................       0.38           0.42          1.76         1.30         1.24
    Diluted................................       0.37           0.40          1.70         1.26         1.16
Book value at end of period................      11.89            N/A           N/A          N/A          N/A
BANCGROUP -- PRO FORMA COMBINED (PRIME
  BANK, COMPLETED BUSINESS COMBINATION AND
  OTHER PROBABLE BUSINESS COMBINATIONS):
Net income
    Basic..................................       0.38           0.41          1.74         1.30         1.23
    Diluted................................       0.37           0.40          1.69         1.25         1.15
Book value at end of period................      11.59            N/A           N/A          N/A          N/A

---------------

* Restated to give retroactive effect to the February 1998 pooling-of-interests method business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.

** Before February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B. Class B was not publicly traded. Class A was traded on the NASDAQ National Market System under the symbol of "CLBGA" until February 24, 1995. On February 21, 1995, the Class A and Class B common stock were reclassified into the BancGroup Common Stock. Trading on the NYSE commenced on February 24, 1995.

N/A Not applicable due to pro forma balance sheet being presented only at March 31, 1998 which assumes the transaction consummated on the latest balance sheet date in accordance with Rule 11.02(b) of Regulation S-X.

(a) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of Prime Bank. For these pro forma equivalent per share amounts, a 1.2598 BancGroup common stock conversion ratio is utilized.

(b) Pro forma equivalent dividends per share are shown at BancGroup's Common Stock dividend per share rate multiplied by the 1.2598 conversion ratio per share of Prime Bank common stock (see note (a)). BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the shareholders of Prime Bank in connection with the solicitation of proxies by the Board of Directors of Prime Bank for use at the Special Meeting and any adjournments or postponements thereof. The purpose of the Special Meeting is to consider and vote upon the Agreement which provides for the proposed Merger of Prime Bank with and into Colonial Bank. Colonial Bank will be the surviving corporation in the Merger.

     THE BOARD OF DIRECTORS OF PRIME BANK BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF PRIME BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AGREEMENT (ITEM 1 ON THE PROXY CARD).

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. No vote of BancGroup shareholders is required to approve the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of Prime Bank has fixed the close of business on
               1998, as the Record Date for determination of shareholders entitled to vote at the Special Meeting. As of the Record Date, there were record holders of Prime Bank Common Stock and shares of Prime Bank Common Stock outstanding, each entitled to one vote per share. Prime Bank is obligated to issue an additional shares of Prime Bank Common Stock upon the exercise of outstanding Prime Bank Options.

     The presence at the Special Meeting, in person or by proxy, of the holders of at least a majority of the outstanding shares of Prime Bank Common Stock is necessary to constitute a quorum for the transaction of business at the Special Meeting. In the absence of a quorum, the Special Meeting may be postponed from time to time until Prime Bank shareholders holding the requisite number of shares of Prime Bank Common Stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of Prime Bank Common Stock is required to approve the Agreement. Broker nonvotes and abstentions will not be counted as votes cast "FOR" or "AGAINST" the proposal to approve the Agreement, and, as a result, such non-votes will have the same effect as votes cast "AGAINST" the Agreement. Each holder of record of shares of Prime Bank Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement as well as on each other matter presented to a vote of shareholders at the Special Meeting.

     Under Section 658.44 of the FBC, any shares that are voted "AGAINST" the Merger or respect to which the holder thereof has given written notice to Prime Bank at or prior to the Special Meeting that the shareholder dissents from the Agreement, are automatically deemed to be shares of a shareholder exercising dissenters' rights. If the Merger is consummated, such shares will be paid for in cash pursuant to the process described in "The Merger -- Rights of Dissenting Shareholders." Therefore, any shares voted "AGAINST" the Merger or with respect to which the holder thereof has given written notice to Prime Bank at or prior to the Special Meeting that the shareholder dissents from the Agreement, will not be entitled to receive BancGroup Common Stock and will encounter income tax treatment different from the treatment for shareholders who receive BancGroup Common Stock in the Merger. See "The Merger -- Certain Federal Income Tax Consequences." Broker nonvotes and abstentions will NOT result in those shares being deemed to have exercised dissenters' rights of appraisal.

     As of the Record Date, directors of Prime Bank owned                shares
of Prime Bank Common Stock representing approximately      % of the outstanding
shares. These individuals have agreed with BancGroup to vote their shares in favor of the Merger. As of the Record Date, the directors, executive officers and affiliates of BancGroup held no shares of Prime Bank Common Stock.

     If the Agreement is approved at the Special Meeting, Prime Bank is expected to merge with and into Colonial Bank promptly after the other conditions to the Agreement are satisfied. See "The Merger -- Conditions to Consummation of the Merger."

     THE BOARD OF DIRECTORS OF PRIME BANK URGES THE SHAREHOLDERS OF PRIME BANK TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE AGREEMENT.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of Prime Bank, without receiving special compensation therefor, may solicit proxies from Prime Bank's shareholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of Prime Bank Common Stock.

     Prime Bank will bear the cost of assembling and mailing this Prospectus and other materials furnished to shareholders of Prime Bank. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of Prime Bank, mail material to, or otherwise communicate with, beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of Prime Bank Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of Prime Bank Common Stock represented by the proxy will be voted "FOR" the proposal to approve the Agreement and in accordance with the determination of the majority of the Board of Directors of Prime Bank as to any other matter which may properly come before the Special Meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of Prime Bank, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of Prime Bank, at or prior to the Special Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of Prime Bank's proxies should be addressed to:

         Prime Bank of Central Florida
         680 Country Club Drive
         Titusville, Florida 32780-3461
         Attention: Joseph V. Marto, Jr.
                 Chairman, President, and Chief Executive Officer

     Proxies marked as abstentions and shares held in a street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of Prime Bank is not aware of any business to be acted upon at the Special Meeting other than consideration of the Agreement and the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of approval of the Agreement, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of approval of the Agreement. Proxies voted against approval of the Agreement and abstentions will not be voted for an adjournment. See "Adjournment of the Special Meeting."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     Assuming (i) that no Prime Bank Options are exercised, (ii) that 400,000 shares of Prime Bank Common Stock are outstanding on the Effective Date, (iii) that no dissenters' rights of appraisal are exercised in the Merger, (iv) prior to giving effect to the Stock Split of BancGroup, to be effective August 14, 1998, and (v) a Market Value of BancGroup Common Stock of $28.26 (the minimum Market Value) on the Effective Date (as of July 10, 1998 the ten day average of the closing prices of BancGroup Common Stock as reported on the NYSE was $31.9375), BancGroup will issue approximately 519,014 shares of BancGroup Common Stock to the shareholders of Prime Bank pursuant to the Merger. Based on those assumptions, the 519,014 shares of BancGroup Common Stock would represent approximately 1.05% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions. See "Business of BancGroup -- Recently Completed and Other Proposed Business Combinations."

                                   THE MERGER

     The following sets forth a summary of the material provisions of the Agreement and the transactions contemplated thereby. The description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Appendix A, and certain provisions of Florida law relating to the rights of dissenting shareholders, a copy of which is attached hereto as Appendix C. All Prime Bank shareholders are urged to read the Agreement and the Appendices in their entirety.

GENERAL

     The Agreement provides that, subject to approval by the shareholders of Prime Bank, receipt of necessary regulatory approval and satisfaction of certain other conditions described below at "Conditions to Consummation of the Merger," Prime Bank will merge with and into Colonial Bank. Upon completion of the Merger, the corporate existence of Prime Bank will cease, and Colonial Bank will succeed to the business formerly conducted by Prime Bank.

BACKGROUND OF THE MERGER

     As early as 1994, the Prime Bank Board began discussing legislation which had recently been enacted expanding the powers of financial institutions to acquire banks in other states, the nationwide trend for expansion of banking franchises, and Prime Bank's prospects in view of these events. It was the Board's desire to stay abreast of opportunities that might be available and which could benefit Prime Bank and its shareholders. In early 1996, Prime Bank entered into agreements with two other financial institutions whereby Prime Bank and the two financial institutions would be brought together on a "combination of equals" basis. The agreements between Prime Bank and the other financial institutions were terminated by mutual consent in August, 1996, primarily as a result of an increase in one of the financial institution's nonperforming assets and a decrease in that institution's earnings. Following termination of these agreements, the directors of Prime Bank asked representatives of Ewing to keep the directors apprised of other merger opportunities that might be available for Prime Bank, conditions in the community banking market in Florida, and merger activity among financial institutions in the state. In this connection, a representative of Ewing met with Prime Bank's board at a meeting on October 16, 1997, as a part of the Board's preparation for an upcoming strategic planning session to be held in December, 1997. The representative of Ewing discussed with the Prime Bank directors merger activity in Florida.

     On October 29, 1997, the Prime Bank Board met further to discuss the bank merger activity presentation that was made to the Board at its October 16, 1997 meeting by the representative of Ewing. The Prime Bank Board and management discussed generally their assessment of Prime Bank's prospects, including future performance prospects. The Board also reviewed the range of prices that had been paid for sales of financial institutions over recent periods. The Board also discussed the desirability of providing liquidity for holders of Prime Bank Common Stock, the risk that the prices being received for sales of financial institutions in the prevailing market could decline over the ensuing years, the trend in the financial institutions industry for consolidation, the opportunities that bank mergers presented to Prime Bank, and the financial institutions that might have an interest in pursuing a transaction with Prime Bank. The Board also considered the increasingly competitive banking environment in which Prime Bank operates, the increased competition in both deposit and lending activities, and the inherent risk in relying on future Prime Bank growth and market penetration.

     While not making any final decision whether any transaction involving a sale of Prime Bank should be entered into, the Board of Directors authorized Mr. Marto to retain Ewing to represent Prime Bank in soliciting indications of interest that might warrant serious consideration and potentially result in an agreement to merge or Prime Bank otherwise being acquired. Subsequent to this meeting, Prime Bank entered into an agreement with Ewing on November 14, 1997.

     In early February, 1998, Ewing and Prime Bank directors met to discuss financial institutions that had demonstrated an interest in acquiring banks in Florida as well as those that might have a special interest in entering into a transaction with Prime Bank. On February 19, 1998, at Prime Bank's regularly scheduled Board meeting, Mr. Marto reported that Ewing, with the assistance of Prime Bank management, had completed a confidential memorandum overviewing, among other things, Prime Bank's history and financial information. The memorandum was prepared for distribution to select financial institutions to explore more formally their interest in acquiring Prime Bank.

     Ewing contacted several financial institutions during late February and early March, 1998 regarding their interest in pursuing a possible acquisition of Prime Bank. Two institutions, including BancGroup, requested additional information and held discussions with representatives of Ewing. At a March 19, 1998 meeting, the Prime Bank directors discussed the results of Ewing's solicitation process. Representatives of Ewing also were in attendance. The Prime Bank directors authorized Ewing to continue discussions regarding a possible acquisition of Prime Bank.

     On April 24, 1998, a special meeting of the Prime Bank Board was held to further consider an indication of interest by BancGroup. At the meeting, Messrs. Robert E. Lowder (Chairman of the Board and Chief Executive Officer of BancGroup) and W. Flake Oakley, IV (Executive Vice President and Chief Financial Officer of BancGroup) overviewed for the Prime Bank directors BancGroup's history and its prospects, as well as its interest in acquiring Prime Bank. Also in attendance were representatives of Ewing. As a part of the meeting, the BancGroup representatives advised Prime Bank's Board of BancGroup's interest in acquiring Prime Bank at a price of $41.44 per share. Following the presentation, the BancGroup representatives then left the meeting. The Prime Bank Directors continued to discuss the BancGroup interest as well as other information relating to BancGroup. Following the discussion, the Board of Directors unanimously agreed to accept the proposal for the acquisition of Prime Bank by BancGroup and directed Mr. Marto, with the assistance of Prime Bank's financial and legal advisors, to commence negotiation of a definitive agreement that would be brought back to the Prime Bank Board of Directors for review and consideration.

     During the last week of April and the first three weeks of May, Prime Bank and BancGroup representatives negotiated the terms of a definitive agreement. The agreement was reviewed and approved by the Board of Directors of Prime Bank at a meeting held on May 21, 1998. At this meeting, legal counsel reviewed generally for Prime Bank's directors the fiduciary obligations of directors in sales of financial institutions and commented on the form of definitive agreement, the agreement to be entered into between Prime Bank's directors and BancGroup, and the change of control provisions of employment agreements previously entered into with several Prime Bank officers (see "-- Interests of Certain Persons in the Merger") that would arise as a result of the Merger. At the meeting, representatives of Ewing rendered an oral opinion that the consideration to be received by the shareholders of Prime Bank in the Merger, as described in the Agreement, is fair, from a financial point of view, to them. Prime Bank's Board then unanimously approved the Agreement and the transactions contemplated thereby. Prime Bank management also was authorized to execute the Agreement, which was signed by BancGroup and Prime Bank effective May 21, 1998.

PRIME BANK'S BOARD OF DIRECTOR'S REASONS FOR APPROVING THE MERGER

     Prime Bank's Board of Directors believes that the Merger is in the best interests of Prime Bank and its shareholders. The Board of Directors of Prime Bank considered a number of factors in deciding to approve and recommend the terms of the Agreement to Prime Bank shareholders, including the terms of the proposed transaction; the financial condition, results of operations, and future prospects of Prime Bank; the value of the consideration to be received by Prime Bank shareholders relative to the book value and earnings per share of Prime Bank Common Stock; the competitive and regulatory environment for financial institutions generally; the fact that the Merger will enable Prime Bank shareholders to exchange their shares of Prime Bank Common Stock (for which there is no established public trading market) for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded; that the Merger will enable Prime Bank shareholders to hold stock in a financial institution that has historically paid cash dividends to its shareholders as compared to Prime Bank, which has not recently paid cash dividends; the likelihood of receiving the requisite regulatory approvals; that it is expected that the Merger will be a tax-free transaction (except in respect of cash received for Prime Bank Common Stock) for federal income tax purposes; and other information. The Board of Directors also took into account an opinion received from Ewing that the consideration to be received by the shareholders of Prime Bank in the Merger, as described in the Agreement, is fair, from a financial point of view, to them. See "-- Opinion of Financial Advisor." The foregoing discussion of the information and factors considered by the Prime Bank Board of Directors is not intended to be exhaustive of the factors considered by the Board of Directors. The Prime Bank Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

  General

     Prime Bank retained Ewing as financial advisor in connection with the Merger. At the May 21, 1998 meeting of the Board of Directors of Prime Bank, Ewing rendered an oral opinion to the Board of Directors of Prime Bank to the effect that the consideration to be received by the shareholders of Prime Bank in the Merger, as described in the Agreement, was fair, from a financial point of view, to the shareholders of Prime Bank. On May 20, 1998, the day before Ewing delivered its oral opinion to the Board of Directors of Prime Bank, the closing price of BancGroup Common Stock was $33.25 per share. This oral opinion was followed by a written opinion to the same effect dated June 8, 1998. At June 5, 1998, the trading day before Ewing delivered its written opinion, the closing price of BancGroup Common Stock was $32.125 per share. Ewing subsequently
updated its written opinion to             , 1998. At             , 1998, the
closing price of BancGroup Common Stock was $          per share. The text of
Ewing's written opinion is set forth in Appendix B to this Prospectus/Proxy Statement and should be read in its entirety by shareholders of Prime Bank.

     Ewing's opinions are directed to the Board of Directors of Prime Bank and address only the fairness, from a financial point of view, to the Shareholders of Prime Bank, of the consideration to be received by the shareholders of Prime Bank in the Merger, based on conditions as they exist and can be evaluated as of the date of the opinion. Ewing's opinions do not constitute a recommendation to any Prime Bank shareholder as to how such shareholder should vote at the Special Meeting nor do Ewing's opinions address the underlying business decision to effect the Merger.

     The terms of the Merger were determined by Prime Bank and BancGroup after arms-length negotiations between the parties. Representatives of Ewing participated in the negotiations leading to the Agreement.

     No limitations were imposed by Prime Bank on Ewing regarding the scope of its investigation nor were any specific instructions given to Ewing in connection with its fairness opinions.

     In connection with its opinions, Ewing reviewed, analyzed and relied upon information and material bearing upon the Merger and the financial and operating condition of Prime Bank and BancGroup, including, among other things, the following: (i) the Agreement; (ii) audited financial statements for Prime Bank for the four years ended December 31, 1997; (iii) certain unaudited interim financial information for Prime Bank for various periods for the year 1998; (iv) Annual Reports to Shareholders and Annual Reports on Form 10-K for BancGroup for the three years ended December 31, 1997; (v) Quarterly Report on Form 10-Q filed by BancGroup for the first quarter of 1998; (vi) other financial information concerning the business and operations of Prime Bank furnished to Ewing by Prime Bank for purposes of its analysis, including certain internal forecasts for Prime Bank prepared by its senior management; (vii) information concerning the limited market for the shares of Prime Bank Common Stock; and (viii) certain publicly available information concerning the trading of, and the trading market for, BancGroup Common Stock. Ewing also held discussions with the management of Prime Bank and BancGroup concerning their respective institution's operations, financial condition, and prospects, as well as the results of regulatory examinations.

     Ewing also considered such further financial, economic, regulatory, and other factors as it deemed relevant and appropriate under the circumstances, including among others the following: (i) discussions with certain other banking companies regarding their possible interest in an acquisition of Prime Bank;
(ii) certain publicly available information concerning the financial terms of certain mergers and acquisitions of other financial institutions in Florida and the financial position and operating performance of the institutions acquired in those transactions; and (iii) certain publicly available information concerning the trading of, and the trading market for, the publicly-traded common stocks of certain other financial institutions. Ewing also took into account its assessment of general economic, market, and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking and thrift industry generally.

     In conducting its review and arriving at its opinions, Ewing relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Ewing did not attempt to verify such information independently. Ewing relied upon the management of Prime Bank as to the reasonableness and achievability of the financial and operational forecasts and projections (and the assumptions and bases therefor) provided to it and assumed that such forecasts and projections reflected the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. Ewing also assumed, without independent verification, that the aggregate allowances for loan and other losses for Prime Bank, Colonial Bank, and BancGroup are adequate to cover such losses. Ewing did not make or obtain any inspections, evaluations, or appraisals of the assets or liabilities of Prime Bank, Colonial Bank, or BancGroup, nor did Ewing examine any individual loan, property, or securities files. Ewing was informed by Prime Bank, and assumed for purposes of its opinion, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Ewing also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis as contemplated by the Agreement.

  Valuation Methodologies

     In connection with its opinions, Ewing performed several analyses. Set forth below is a brief summary of these analyses, as updated in connection with Ewing's most recent written opinion.

     Analysis of Terms of the Merger. Ewing calculated the imputed value of the Merger to the holders of Prime Bank Common Stock based upon the description of the conversion of Prime Bank Common Stock contained in the Agreement and varying assumptions concerning the stock price of BancGroup Common Stock. Under the terms of the Agreement, each share of Prime Bank Common Stock outstanding at the Effective Date of the Merger, including any shares issued upon the exercise of Prime Bank Options prior to the Effective Date of the Merger, will be converted into a number of shares of BancGroup Common Stock equal to $41.44 divided by the Market Value. The Market Value shall not be less than $28.26 per share (resulting in a maximum exchange ratio of 1.4664 shares of BancGroup Common Stock per share of Prime Bank Common Stock) or more than $38.24 per share (resulting in a minimum exchange ratio of 1.0837 shares of BancGroup Common Stock per share of Prime Bank Common Stock). See "The Merger -- Conversion of Prime Bank Common Stock." Using an assumed Market Value ranging from $26.00 to $40.00, Ewing's analysis produced an imputed value for each Prime Bank Common Share ranging from $38.12 to $43.35 ("Assumed Range of Merger Value"). This analysis showed that the value of BancGroup Common Stock issued for each share of Prime Bank Common Stock would (i) range from $38.12 to $41.43 if the Market Value of BancGroup Common Stock is equal to or greater than $26.00 and less than $28.26; (ii) be fixed at $41.44 if the Market Value of BancGroup Common Stock is equal to or greater than $28.26 and equal to or less than $38.24; or (iii) range from $41.45 to $43.35 if the Market Value of BancGroup Common Stock is greater than $38.24 and less than or equal to $40.00.

     Stock Trading History. Ewing examined the recent history of trading prices for BancGroup Common Stock and the relationship between movements of those stock prices and movements in the Keefe Bruyette & Woods, Inc. Bank Sector Index (the "Keefe Index"). The Keefe Index is a capital weighted index traded on the Philadelphia Stock Exchange (trading symbol BKX) composed of 24 listed and over-the-counter stocks representing national money center and leading regional bank holding companies.

     This analysis showed that the price growth or (decrease) per share of BancGroup Common Stock (excluding cash dividends but adjusted for stock splits) was 0.0%, 5.3%, 63.3%, 24.0%, and 72.2% during the years ended December 31, 1993, 1994, 1995, 1996, and 1997, respectively, and (6.7)% during the period from December 31, 1997 to June 5, 1998. This analysis also showed that, during the period from January 1, 1993 through June 5, 1998, the price growth per share of BancGroup Common Stock generally approximated the growth of the Keefe Index. During this period, the price of BancGroup Common Stock increased by approximately 242.7% and the Keefe Index increased by approximately 235.4%. In considering these analyses, Ewing noted that prior performance is not necessarily indicative of future performance.

     Ewing also examined recent trading volume history for BancGroup Common Stock, which trades on the New York Stock Exchange. Based upon this analysis, Ewing concluded that an active trading market exists for BancGroup Common Stock. Ewing also reviewed the prior trading history for Prime Bank Common Stock, and concluded that no active trading market exists for Prime Bank Common Stock. Because shares of Prime Bank Common Stock are not traded actively, Ewing placed relatively little weight on the market price of Prime Bank Common Stock.

     Comparable Transaction Analysis. Ewing performed an analysis of the premiums paid in comparable acquisition transactions. For such purposes, Ewing considered comparable transactions to be acquisitions announced from January 1, 1997 to May 15, 1998, where the target institution was a bank or bank holding company located in Florida with total assets between $50 million and $100 million. In each of the selected transactions, Ewing analyzed the premium to the comparable target institution's book value, tangible book value, trailing twelve months' earnings, total deposits, and total assets. Ewing then compared the ranges of these premiums to the Assumed Range of Merger Value premium to Prime Bank's book value, tangible book value, trailing twelve months' earnings, total deposits, and total assets, producing the following results: (i) price offered as a multiple of the comparable target institution's book value of 1.38 times to
3.73 times, with a mean of 2.51 times and a median of 2.43 times, compared to a premium ranging from 2.27 times to 2.58 times for the Assumed Range of Merger Value based upon Prime Bank's book value at May 31, 1998; (ii) price offered as a multiple of the comparable target institution's tangible book value of 1.38 times to 3.73 times, with a mean of 2.52 and a median of 2.47 times, compared to a premium ranging from 2.29 times to 2.60 times for the Assumed Range of Merger Value based upon Prime Bank's tangible book value at May 31, 1998; (iii) price offered as a multiple of the comparable target institution's trailing twelve months' earnings of 10.17 times to 29.91 times, with a mean of 19.87 times and a median of 20.16 times, compared to a premium ranging from 21.78 times to 24.77 times for the Assumed Range of Merger Value based upon Prime Bank's trailing twelve months' earnings at May 31, 1998; (iv) price offered as a percentage of the comparable target institution's total deposits of 16.41% to 50.83%, with a mean of 28.00% and a median of 26.54%, compared to 23.77% to 27.02% for the Assumed Range of Merger Value based upon Prime Bank's total deposits at May 31, 1998; and (v) price offered as a percentage of the comparable target institution's total assets of 15.12% to 41.34%, with a mean of 24.12% and a median of 21.93%, compared to 21.41% to 24.35% for the Assumed Range of Merger Value based upon Prime Bank's total assets at May 31, 1998. No target institution or transaction used as a comparison in the analysis described above is identical to Prime Bank or the Merger. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the acquisition value of the companies being compared.

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, Ewing estimated the present value of the future stream of after-tax cash flows that Prime Bank might be expected to produce through 2002, under various circumstances, assuming that Prime Bank performed in accordance with the earnings projections of Prime Bank management. Ewing estimated the terminal value of Prime Bank at the end of the period by applying multiples of earnings (ranging from 14.0 times to 16.0 times) and then discounting the cash flow streams and terminal value using differing discount rates (ranging from 16.0% to 18.0%) chosen to reflect different assumptions about the required rates of return of Prime Bank and the inherent risk surrounding the underlying projections by the management of Prime Bank. This discounted cash flow analysis indicated a reference range of $16.3 million to $19.4 million, or $36.08 to $43.01 per fully-diluted share of Prime Bank Common Stock (assuming the exercise of all outstanding Prime Bank Options).

     Dividend Analysis. Ewing analyzed the effect of the Merger on the dividends received by Prime Bank shareholders. Since January 1995, Prime Bank has not paid a cash dividend on shares of Prime Bank Common Stock. Based upon the indicated annual cash dividends payable on BancGroup Common Stock at March 31, 1998, Ewing noted that Prime Bank shareholders would receive $0.68 in annual cash flow for each share of BancGroup Common Stock received in the Merger, or an estimated annual cash flow of a minimum of $0.74 and a maximum of $1.00 for each share of Prime Bank Common Stock converted in the Merger, assuming a minimum exchange ratio of 1.0837 and a maximum exchange ratio of 1.4664, respectively.

     The summary set forth above does not purport to be a complete description of the analyses performed by Ewing. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Ewing believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part or all of the above summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses reflected in Ewing's opinions. In addition, Ewing may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Ewing's view of the actual value of Prime Bank. The fact that any specific analysis has been referred to in the summary above is not intended to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, Ewing made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Prime Bank and BancGroup. The analyses performed by Ewing are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Ewing's analysis of the fairness to the shareholders of Prime Bank, from a financial point of view, of the consideration to be received by the shareholders of Prime Bank in the Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Ewing's opinion is just one of many factors taken into consideration by the Board of Directors of Prime Bank in determining to enter into the Agreement.

  Compensation of Ewing

     Prime Bank has agreed to pay Ewing a fee, payable at the closing of the Merger, equal to 1.0% of the aggregate value of any consideration paid by BancGroup to the shareholders of Prime Bank in the Merger. Prime Bank also has paid Ewing $7,500 for the fairness opinion issued by it (which amount will be credited toward the 1.0% fee if the Merger closes). Further, Prime Bank has agreed to reimburse Ewing for reasonable out-of-pocket expenses incurred in connection with acting as financial advisor to Prime Bank. Prime Bank has also agreed to indemnify and hold harmless Ewing and its directors, officers, and employees against certain liabilities, including liabilities under the federal securities laws, in connection with its services.

     As a part of its investment banking business, Ewing is regularly engaged in the valuation of securities in connection with mergers and acquisitions, underwritings, private placements, trading and market making activities, and valuations for various other purposes. Prime Bank's Board of Directors engaged Ewing based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in Florida, and its general investment banking experience in the financial services industry.

     In the ordinary course of its business as a broker/dealer, Ewing may, from time to time, purchase securities from, and sell securities to, banking and thrift companies and as a market maker in securities may from time to time have a long or short position in, and buy or sell, debt or equity securities of banking and thrift companies for its own account and for the account of its customers. As of the date of this Proxy Statement, Ewing had no such position in the securities of Prime Bank or BancGroup.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF PRIME BANK

     The Board of Directors of Prime Bank has determined that the Merger is in the best interests of Prime Bank and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF PRIME BANK VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT AND THE MERGER.

BANCGROUP'S REASONS FOR THE MERGER

     The Boards of Directors of BancGroup and Colonial Bank have unanimously approved the Agreement and the Merger. BancGroup has been seeking to expand its banking operations in the state of Florida. BancGroup, through Colonial Bank, currently operates in the Orlando, Ormond Beach, Tampa, Miami Beach, Miami, Winter Haven and West Palm Beach areas. The Board of Directors of BancGroup believes that the combination of Prime Bank with Colonial Bank will strengthen its banking operations in Florida.

     In approving the Agreement and the Merger, the Boards of Directors of BancGroup and Colonial Bank took into account: (i) the financial performance and condition of Prime Bank, including the quality of its capital and assets; (ii) similarities in the philosophies of BancGroup and Prime Bank, including Prime Bank's commitment to delivering high quality personalized financial services to its customers; and (iii) Prime Bank's management's knowledge of and experience in the Brevard County, Florida market.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Record Date, certain executive officers of Prime Bank held Prime Bank Options which entitle them to purchase, in the aggregate, up to 51,500 shares of Prime Bank Common Stock. Under the terms of the Agreement, any Prime Bank Options which are not exercised prior to the Effective Date will be assumed by BancGroup, and thereafter the holders of such options will have the right to acquire shares of BancGroup Common Stock. See "The Merger -- Conversion of Prime Bank Common Stock," "-- Treatment of Prime Bank Options."

     On the Effective Date, all employees of Prime Bank (including its executive officers) will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with the severance policy of Colonial Bank, as in effect as of the date of the Agreement, except that such severance policy will be modified and will apply to employees of Prime Bank who become employees of BancGroup. All employees of Prime Bank who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Each of Joseph V. Marto, Jr. Prime Bank's Chairman, Chief Executive Officer, and President, P. Brian Fulmer, Prime Bank's Chief Financial Officer, and James S. Tharpe, Prime Bank's Chief Lending Officer, has agreed to enter into an employment agreement with Colonial Bank as of the Effective Date. Mr. Marto's agreement has a term of one year and provides that he will serve as an executive officer of Colonial Bank's Central Florida Region, for which Mr. Marto will receive base annual compensation of $124,000. The agreements with Mr. Fulmer and Mr. Tharpe each have a term of six months and provide that both gentlemen will serve as officers of Colonial Bank's Central Florida Region, for which they will receive $57,000 and $66,795 annual base compensation, respectively. Each of the three agreements contains a covenant not to compete, which provides that the employee will not, so long as he is receiving the compensation set forth in the employment agreement, serve as a consultant to, serve as a management official of, or become a major shareholder in, any financial institution (other than BancGroup or its subsidiaries) then having an office in Brevard County, Florida or any county contiguous thereto.

     The Board of Directors of Prime Bank has resolved to pay retention bonuses to Messrs. Marto, Fulmer, and Tharpe, each an executive officer of Prime Bank, as an inducement for them to remain in the employ of Prime Bank pending consummation of the Merger. The aggregate amount of such bonuses paid to all key employees will not exceed $123,898.

     Each member of Prime Bank's Board of Directors who is not also an officer of Prime Bank has executed and delivered to BancGroup an agreement which provides among other things, that the director will not, for a period of two years after the Effective Date (i) disclose confidential information regarding BancGroup or Prime, except as required by law or in certain other limited circumstances, (ii) solicit management personnel of Prime Bank for employment with any other business, or (iii) control or provide consulting services to any entity engaged in the banking business (other than BancGroup and its subsidiaries) in Brevard County, Florida and any counties contiguous thereto.

     BancGroup has agreed to indemnify for a period of six years following the Effective Date against claims arising out of acts of omissions prior to the Effective Date each person entitled to indemnity by Prime Bank as of the Effective Date. This group of persons includes the present officers and directors of Prime Bank. BancGroup will be obligated to indemnify such persons to the extent authorized under Prime Bank's articles of incorporation and bylaws and under Florida law. See "Comparative Rights of Shareholders -- Indemnification."

     Except as described above, none of the directors or executive officers of Prime Bank, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of Prime Bank Common Stock.

CONVERSION OF PRIME BANK COMMON STOCK

     On the Effective Date, subject to certain limitations on the maximum and minimum number of shares of BancGroup Common Stock to be issued, each share of Prime Bank Common Stock outstanding and held by Prime Bank's shareholders (except shares as to which dissenters' rights of appraisal are perfected) will be converted by operation of law and without any action by any holder thereof into a number of shares of BancGroup Common Stock equal to $41.44 divided by the Market Value. The Market Value will be the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten consecutive trading days ending on the day that is the fifth trading day immediately preceding the Effective Date. However, the Market Value shall be not less than $28.26 per share or more than $38.24 per share. Assuming 400,000 shares of Prime Bank Common Stock are outstanding on the Effective Date, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 586,560 (based upon a minimum Market Value of $28.26 per share), and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 433,480 (based upon a maximum Market Value of $38.24 per share). The number of shares of BancGroup Common Stock to be issued in the Merger shall increase proportionally with each share of Prime Bank Common Stock issued before the Effective Date upon the exercise of Prime Bank Options.

     No fractional shares of BancGroup Common Stock will be issued in the Merger. Each shareholder of Prime Bank otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

     The Agreement provides that if, prior to the Effective Date, BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Prime Bank Common Stock shall be converted in the Merger.

     On July 15, 1998, BancGroup announced that its Board of Directors had declared a two for one split of BancGroup's Common Stock to be effected in the form of a 100% stock dividend (the "Stock Split"). Stockholders of record of BancGroup Common Stock will receive one share of BancGroup Common Stock for each share they hold as of the close of business on August 3, 1998. The additional shares will be distributed pursuant to the Stock Split on August 14, 1998.

     Accordingly, the Market Value as defined in the Agreement will be adjusted so that, following the Stock Split, the Market Value will not be less than $14.13 and not more than $19.12. Based upon such adjusted Market Values, the maximum number of shares of BancGroup Common Stock to be issued in the Merger will be 1,173,120 and the minimum number of shares to be issued will be 866,960 assuming 400,000 shares of Prime Bank Common Stock outstanding at the Merger.

     As an example, giving effect to the Stock Split, a shareholder of Prime Bank who owns 500 shares of Prime Bank Common Stock would be entitled to receive 1,218.85 shares of BancGroup Common Stock if the Market Value were determined to be $17.00 on the Effective Date ($41.44 divided by $17.00 and multiplied by 500) and would receive 1,218 shares of BancGroup Common Stock, with the .85 of a share paid in cash equal to $14.45 (.85 multiplied by $31.9375). Subject to the maximum and minimum Market Values, respectively, as the Market Value of the BancGroup Stock rises the number of shares of BancGroup Stock to be issued in the Merger will decrease, and as the Market Value falls the number of such shares to be issued will increase.

     The closing sales price on the NYSE of the BancGroup Stock on July 10 was $33.50 per share. Shareholders are advised to obtain current market quotations for BancGroup Common Stock. The market price of BancGroup Common Stock at the Effective Date, or on the date on which certificates representing such shares are received by Prime Bank shareholders, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     For a description of the assumption of Prime Bank Options, see "The Merger -- Treatment of Prime Bank Options."

SURRENDER OF PRIME BANK COMMON STOCK CERTIFICATES

     Upon the Effective Date and subject to the conditions described at "The Merger -- Conditions to Consummation of the Merger," Prime Bank's shareholders (except to the extent that such holders perfect dissenters' rights of appraisal under the FBC) will automatically, and without further action by such shareholders or by BancGroup, become holders of BancGroup Common Stock as described herein. Outstanding certificates representing shares of the Prime Bank Common Stock will represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of Prime Bank Common Stock, the holders will be entitled to receive certificates for the BancGroup Common Stock. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former shareholder of Prime Bank unless and until such shareholder surrenders for cancellation his certificate for Prime Bank Common Stock. SunTrust Bank, Atlanta, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of Prime Bank Common Stock surrendered in connection with the Merger.

     A detailed explanation of these arrangements will be mailed to Prime Bank shareholders promptly following the Effective Date. Stock certificates should not be sent to the Exchange Agent until such notice is received.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Code. The obligation of the parties to consummate the Merger is conditioned on the receipt of an opinion in form and substance reasonably satisfactory to Prime Bank and BancGroup from PricewaterhouseCoopers LLP, which serves as BancGroup's independent public accountant, to the effect that the Merger will constitute such a reorganization. A copy of such opinion has been delivered to Prime Bank. In delivering its opinion, PricewaterhouseCoopers LLP, has received and relied upon certain representations contained in certificates of officers of BancGroup and Prime Bank and certain other information, data, documentation and other materials as it deemed necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that Prime Bank has no knowledge of any plan or intention on the part of the Prime Bank shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares having in the aggregate a fair Market Value of less than 50% of the total fair Market Value of the Prime Bank Common Stock outstanding immediately upon consummation of the Merger.

     Neither Prime Bank nor BancGroup intends to seek a ruling from the Internal Revenue Service (the "IRS") as to the federal income tax consequences of the Merger. Prime Bank's shareholders should be aware that the opinion of PricewaterhouseCoopers LLP, will not be binding on the IRS or the courts. Prime Bank's shareholders also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the Merger will constitute a reorganization as defined in Section 368(a) of the Code, and the following federal income tax consequences will result to Prime Bank's shareholders who exchange their shares of Prime Bank Common Stock for shares of BancGroup Common Stock:

          (i) No gain or loss will be recognized by Prime Bank's shareholders on the exchange of shares of Prime Bank Common Stock for shares of BancGroup Common Stock;

          (ii) The aggregate basis of BancGroup Common Stock received by each Prime Bank shareholder (including any fractional shares of BancGroup Common Stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of Prime Bank Common Stock surrendered in exchange therefor;

          (iii) The holding period of the shares of BancGroup Common Stock received by each Prime Bank shareholder will include the period during which the shares of Prime Bank Common Stock exchanged therefor were held, provided that the shares of Prime Bank Common Stock were a capital asset in the holder's hands as of the Effective Date;

          (iv) Cash payments received by each Prime Bank shareholder in lieu of a fractional share of BancGroup Common Stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the Prime Bank Common Stock is a capital asset in the hands of the holder;

          (v) No gain or loss will be recognized by Prime Bank upon the transfer of its assets and liabilities to BancGroup. No gain or loss will be recognized by Colonial Bank upon the receipt of the assets and liabilities of Prime Bank;

          (vi) The basis of the assets of Prime Bank acquired by Colonial Bank will be the same as the basis of the assets in the hands of Prime Bank immediately prior to the Merger;

          (vii) The holding period of the assets of Prime Bank in the hands of Colonial Bank will include the period during which such assets were held by Prime Bank;

          (viii) No gain or loss will be recognized by Prime Bank's shareholders on the assumption and conversion of Prime Bank Options into options to acquire BancGroup Common Stock; and

          (ix) A Prime Bank shareholder who dissents and receives only cash pursuant to dissenters' rights will recognize gain or loss. Such gain or loss will, in general, be treated as capital gain or loss, measured by the difference between the amount of cash received and the tax basis of the shares of Prime Bank Common Stock converted, if the shares of Prime Bank Common Stock were held as capital assets. However, a Prime Bank shareholder who receives only cash may need to consider the effects of Section 302 and 318 of the Code in determining the federal income tax consequences of the transaction.

     Each Prime Bank shareholder will be required to report on such shareholder's federal income tax return for the fiscal year of such shareholder in which the Merger occurs that such shareholder has received BancGroup Common Stock in a reorganization.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF PRIME BANK, TO PRIME BANK AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF PRIME BANK COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHARE-

HOLDERS WHO ACQUIRED THEIR SHARES OF PRIME BANK COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION; MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF PRIME BANK OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. PRIME BANK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

OTHER POSSIBLE CONSEQUENCES

     If the Merger is consummated, the shareholders of Prime Bank, a Florida state bank, will become shareholders of BancGroup, a Delaware business corporation. For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to Prime Bank Common Stock as compared with BancGroup Common Stock, see "Comparative Rights of Shareholders."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of Prime Bank and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of Prime Bank Common Stock; (ii) the approval of the Merger by the Federal Reserve and by the Alabama Department; (iii) each party's having obtained consents of third parties required for the consummation of the Merger or for the prevention of default under material contracts or permits of such party; (iv) the Registration Statement of which this Prospectus forms a part having become effective, with no stop order or proceedings for such purpose suspending the effectiveness of the Registration Statement pending or in effect; (v) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or to obtaining divestiture, rescission or damages in connection with the Merger; (vi) the absence of any investigation by any governmental agency which might result in any such proceeding; (vii) consummation of the Merger no later than December 31, 1998; (viii) receipt of an opinion of PricewaterhouseCoopers LLP, regarding certain matters; and (ix) receipt of opinions of counsel.

     The obligation of Prime Bank to consummate the Merger is further subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of Prime Bank; (ii) the number of shares as to which holders of Prime Bank Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of Prime Bank Common Stock; (iii) the receipt of a letter from PricewaterhouseCoopers LLP, concurring with the conclusions of BancGroup's and Prime Bank's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests; (iv) the accuracy in all material respects of the representations and warranties of Prime Bank contained in the Agreement, and the performance by Prime Bank of all of its covenants and agreements under the Agreement; and, (v) the receipt by BancGroup of certain undertakings from holders of Prime Bank Common Stock who may be deemed to be "affiliates" of Prime Bank pursuant to the rules of the Commission.

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement and satisfaction by each party of all representations, warranties and covenants, will be satisfied. The Agreement provides that Prime Bank and BancGroup may waive all conditions to their respective obligations to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and Prime Bank shareholder approval of the Merger. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of Prime Bank and BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

AMENDMENT OR TERMINATION

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, under applicable law, after adoption of the Agreement and approval of the Merger by the holders of Prime Bank Common Stock, no amendment decreasing the consideration to be received by Prime Bank stockholders may be made without the further approval of such shareholders. Such amendments may require the filing with the Commission of an amendment of the Registration Statement, of which this Prospectus forms a part. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the Shareholders of Prime Bank, by the mutual consent of the respective Boards of Directors of Prime Bank and BancGroup, or by the Board of Directors of either BancGroup or Prime Bank under certain circumstances including, but not limited to, the failure of the transactions contemplated by the Agreement to be consummated on or prior to December 31, 1998, if such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate. The Agreement also may be terminated without further action by either party, upon the execution by Prime Bank of a legally binding agreement between Prime Bank and any third party with respect to any Acquisition, Proposal, provided that BancGroup will have the right to demand payment of liquidated damages. See "The Merger -- Commitment with Respect to Other Offers".

REGULATORY APPROVALS

     The approval of the Federal Reserve and the Alabama Department must be obtained prior to consummation of the Merger. In addition, notification of the Merger must be filed with the Florida Department of Banking and Finance. Applications were filed with the Federal Reserve and the Alabama Department, and notification was filed with the Florida Department of Banking and Finance, on
          , 1998. The regulatory approval process is expected to take
approximately                from that date.

     Alabama Department Approval. The Merger must be approved by the Alabama Department pursuant to applicable provisions of the Alabama Banking Code. If the Superintendent of the Alabama Department finds that (1) the proposed transaction will not be detrimental to the safety and soundness of the bank resulting from the Merger, (2) any new officers and directors of the resulting bank are qualified by character, experience, and financial responsibility to direct and manage the resulting bank, and (3) the proposed Merger is consistent with the convenience and needs of the communities to be served by the resulting bank in the State of Alabama and is otherwise in the public interest, the Merger shall be approved by the Superintendent.

     Federal Reserve Approval. The Federal Reserve's approval of the Merger was required. The Federal Reserve is prohibited from approving the Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve is prohibited from approving the Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the community to be served. The Federal Reserve is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     In that the Merger constitutes an interstate bank merger, certain additional requirements are applicable to the Merger. For example, subject to certain exceptions, the Federal Reserve is prohibited from approving the Merger if Colonial Bank materially fails to comply with filing requirements imposed by the Florida Department of Banking and Finance for interstate bank merger transactions. In addition, the Federal Reserve is prohibited from approving the Merger if the bank resulting from the Merger, including all insured depository institutions which are affiliates of such resulting bank, upon consummation of the transaction, would control more than 10% of the total amount of deposits of insured depository institutions in the United States. The Federal Reserve is also prohibited from approving the Merger if either party to the Merger has a branch in any state in which any other bank involved in the Merger has a branch, and the resulting bank, upon consummation of the Merger, would control 30% or more of the total amount of deposits of insured depository institutions in any such state. Finally, the Federal Reserve may approve the interstate bank merger only if each bank involved in the transaction is adequately capitalized as of the date the application is filed, and the Federal Reserve determines that the resulting bank will continue to be adequately capitalized and adequately managed upon consummation of the Merger.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Merger, in ordinary circumstances, for a period ranging from fifteen to 30 days following the Federal Reserve's approval of the Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     The Federal Reserve approved the Merger on or about           , 1998. In
its approval, the Federal Reserve stipulated that the Merger cannot be consummated before fifteen calendar days from the date of its approval.

     The Agreement provides that the obligation of each of BancGroup, Colonial Bank and Prime Bank to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that the applications necessary for Colonial Bank to consummate the Merger with Prime Bank will be approved, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

     Any approval received from bank regulatory agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law, and that the Merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

     BancGroup is not aware of any other governmental approvals or actions that may be required for consummation of the Merger except for the Federal Reserve and the Alabama Department approvals, and the notification filed with the Florida Department of Banking and Finance, described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement contains certain restrictions on the conduct of the business of Prime Bank pending consummation of the Merger. The Agreement prohibits Prime Bank from taking, without the prior written consent of BancGroup, any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by BancGroup and Prime Bank:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of Prime Bank Common Stock issued upon the exercise of Prime Bank Options;

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Declaring or making or agreeing to declare or make, any payment of dividends (except for cash dividends at then-current rates in accordance with past practice) or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities;

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

          (vii) Waiving any rights of value which in the aggregate are material;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with normal and usual practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with normal and usual practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement provides that prior to the Effective Date, no director or officer of Prime Bank or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of Prime Bank or its subsidiaries.

     The Agreement also provides that (i) Prime Bank will consult with BancGroup respecting loan requests outside the ordinary course of business or in excess of $100,000, except for single-family residential loan requests and renewals of existing loans which do not increase the outstanding principal amount of the loan, and (ii) Prime Bank will consult with BancGroup respecting business issues on a basis mutually satisfactory to BancGroup and Prime Bank.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

     Until the termination of the Agreement, and except for the Merger, neither Prime Bank nor any of its directors or officers (or any person representing any of the foregoing) may solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, Prime Bank or any business combination involving Prime Bank (collectively, an "Acquisition Proposal") other than as contemplated by the Agreement. Prime Bank is required to notify BancGroup immediately if any such inquiries or proposals are received by Prime Bank, if any such information is requested from Prime Bank, or if any such negotiations or discussions are sought to be initiated with Prime Bank. Prime Bank is required to instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. Prime Bank may communicate information about an Acquisition Proposal to its shareholders if and to the extent that legal counsel provides a written opinion to Prime Bank that it is required to do so in order to comply with its legal obligations.

     The Agreement provides that if Prime Bank's shareholders approve an Acquisition Proposal before the Effective Date or if Prime Bank or its shareholders receive an Acquisition Proposal before the Agreement is terminated (except for termination by Prime Bank for breach of the Agreement by BancGroup) and, in either case, such Acquisition Proposal is consummated, Prime Bank will pay BancGroup $750,000 as liquidated damages.

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of Prime Bank Common Stock as of the Record Date are entitled to dissenters' rights of appraisal under Florida law. Consummation of the Merger is subject to, among other things, the holders of no more than 10% of the outstanding Prime Bank Common Stock electing to exercise their dissenters' rights. PURSUANT TO SECTION 658.44 OF THE FBC, A PRIME BANK SHAREHOLDER WHO VOTES HIS SHARES AGAINST THE MERGER, OR WHO OTHERWISE GIVES WRITTEN NOTICE TO PRIME BANK AT OR PRIOR TO THE SPECIAL MEETING THAT THE SHAREHOLDER DISSENTS FROM THE AGREEMENT, WILL LOSE THE RIGHT TO RECEIVE THE SHARES OF BANCGROUP COMMON STOCK TO BE RECEIVED PURSUANT TO THE TERMS OF THE AGREEMENT AND WILL INSTEAD RECEIVE A CASH PAYMENT FOR THE VALUE OF HIS OR HER SHARES AS OF THE EFFECTIVE DATE.

     In order to exercise dissenters' rights, a dissenting shareholder of Prime Bank (a "Dissenting Shareholder") must strictly comply with the statutory procedures of Section 658.44 of the FBC, which are summarized below. A copy of the text Section 658.44 of the FBC is attached hereto as Appendix C. Shareholders of Prime Bank are urged to read Section 658.44 in its entirety and to consult with their legal advisors. Each shareholder of Prime Bank who desires to assert his or her dissenters' rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any dissenters' rights. The following summary of Florida law is qualified in its entirety by reference to the full text of the provisions of the FBC attached hereto as Appendix C.

     Any shareholder of Prime Bank who has voted against the Agreement by proxy or in person at the Special Meeting or has given notice in writing at or prior to such meeting to the presiding officer that he or she dissents from the Agreement, will be entitled to receive payment in cash of the value of the shares so held by him. On or promptly after the Effective Date, BancGroup may fix an amount which it considers to be not more than the fair market value of the shares of Prime Bank and which it will pay to the Dissenting Shareholders (which amount would probably be derived by multiplying the market value by the number of shares of BancGroup Common Stock that the Dissenting Shareholder would have received if he or she had not dissented) and, if it fixes such amount, will offer to pay such amount to the holders of all dissenting shares of Prime Bank. Dissenting Shareholders who have accepted such offer will be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the Effective Date.

     The value of dissenting shares of Prime Bank, the owners of which have not accepted BancGroup's offer for such shares, will be determined as of the Effective Date by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the Board of Directors of Colonial Bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers will control and be final and binding on all parties. If, within 90 days from the Effective Date for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such dissenting shares, the Florida Department will cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal will be paid by Colonial Bank. The Dissenting Shareholders will be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the Effective Date.

     Any shareholder of Prime Bank who votes against the Agreement in person or by proxy at the Special Meeting or who gives notice in writing at or prior to such meeting to the presiding officer that he or she dissents, will be notified in writing of the date of consummation of the Merger. The failure of a shareholder to vote against the Agreement will not constitute a waiver of the above described dissenters' rights, provided that such shareholder has given notice in writing at or prior to the Special Meeting to the presiding officer that such shareholder dissents from the Agreement.

     The foregoing discussion is only a summary of the provisions of Florida law, does not purport to be complete and is qualified in its entirety by reference to Section 658.44 of the FBC, which is attached hereto as Appendix C. Any shareholder who intends to dissent from the Merger should review the text of
Section 658.44 carefully and should also consult with his or her attorney. Any shareholder who fails to follow strictly the procedures set forth in said statute will forfeit dissenters' rights.

     Any Dissenting Shareholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See "-- Certain Federal Income Tax Consequences."

     BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT WITH THEIR OWN LEGAL ADVISERS.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger (including any shares to be issued pursuant to Prime Bank Options) has been registered under the Securities Act of 1933 (the "Securities Act"). As a result, shareholders of Prime Bank who are not "affiliates" of Prime Bank (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, only affiliates of Prime Bank are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of Prime Bank who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers' or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former Prime Bank affiliate has held the BancGroup Common Stock for at least one year. BancGroup Common Stock held by affiliates of Prime Bank who become affiliates of BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares.

     Prime Bank will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily officers, directors and principal shareholders) who may be deemed to be affiliates of Prime Bank. Prime Bank will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. The undertaking will also require each affiliate of Prime Bank to agree not to sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of
Section 201.01 of the Commission's Codification of Financial Reporting Policies. If such undertakings are not received, and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend and appropriate stock transfer orders will be given to the Transfer Agent.

ACCOUNTING TREATMENT

     BancGroup will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of Prime Bank Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of Prime Bank Common Stock. Under this accounting treatment, assets and liabilities of Prime Bank will be added to those of BancGroup at their recorded book values, and the shareholders' equity of the two companies will be combined in BancGroup's consolidated balance sheet. Financial statements of BancGroup issued after the Effective Date of the Merger may be restated to reflect the consolidated operations of BancGroup and Prime Bank as if the Merger had taken place prior to the periods covered by the financial statements.

NYSE REPORTING OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     Sales of BancGroup Common Stock to be issued in the Merger in exchange for Prime Bank Common Stock will be reported on the NYSE.

TREATMENT OF PRIME BANK OPTIONS

     Assumption of Options. As of the date of this Prospectus, Prime Bank had granted options (the "Prime Bank Options") pursuant to the Prime Bank Stock Option Plan (the "Option Plan"), which entitle the holders thereof to acquire up to 51,500 shares of Prime Bank Common Stock. On the Effective Date, BancGroup will assume all Prime Bank Options outstanding, and each such option will represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the acquisition of Prime Bank Common Stock pursuant to the Prime Bank Options. The shares of BancGroup Common Stock to be delivered upon the exercise of Prime Bank Options granted under the Option Plan will be made available, after the Merger, from the authorized but unissued shares of BancGroup Common Stock. BancGroup has reserved sufficient authorized but unissued shares for issuance pursuant to options under the Option Plan and does not anticipate acquiring any shares in the open market for such purposes. The Registration Statement, of which this Prospectus forms a part, registering the shares of BancGroup Common Stock issued pursuant to the Merger also registers the shares of BancGroup Common Stock to be issued upon the exercise of the Prime Bank Options assumed by BancGroup. The number of shares of BancGroup Common Stock to be issued pursuant to such options will equal the number of shares of Prime Bank Common Stock subject to such Prime Bank Options multiplied by the Exchange Ratio (as defined below), provided that no fractions of shares of BancGroup Common Stock will be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Prime Bank Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or else such fractional interest shall be paid in cash. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of Prime Bank Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. For these purposes, the "Exchange Ratio" means the result obtained by dividing $41.44 by the Market Value.

     The Prime Bank Options are issued pursuant to Prime Bank's Stock Option Plan (the "Option Plan"). The Option Plan is not qualified under Section 401 of the Code, nor is it subject to the Employee Retirement Income Security Act of 1974. Prime Bank Options are not transferable except under the laws of descent and distribution. No further options will be granted under the Prime Bank Option Plan after the Merger. A total of seven persons currently hold Prime Bank Options.

     Options issued under the Option Plan are intended to qualify as "Incentive Stock Options," under Section 422 of the Code. If such options so qualify under the Code, no income will result to a grantee of any such option upon the exercise of an option, and BancGroup will not be entitled to a tax deduction by reason of such exercise. If, after exercising the option, the employee holds the stock obtained through exercise for at least two years after the date of option grant and at least one year after the stock was obtained, the employee's gain (if any) on selling the stock will generally be treated as a long term capital gain. Generally, the employee's alternative minimum taxable income for minimum tax purposes will be increased by the difference between the option price and the fair market value of the stock on the date of exercise.

     If the holding period requirements set forth above are not met, then any gain on the sale of the stock will be taxed partly or entirely at ordinary income rates. If the stock is held for less than the required holding periods, then the difference between the option exercise price and the fair market value of the stock on the date of exercise will be taxed at ordinary income tax rates. The gain equal to the increase in the fair market value of the stock after the date of exercise of the option will generally be taxed as capital gain. It should be understood that the holding periods discussed above relate only to federal income tax treatment and not to any securities law restrictions that may apply to the sale of shares obtained through an option.

     THE FOREGOING STATEMENTS CONCERNING FEDERAL INCOME TAX TREATMENT ARE NECESSARILY GENERAL AND MAY NOT APPLY IN A PARTICULAR INSTANCE. OPTION HOLDERS SHOULD CONTACT THEIR OWN PROFESSIONAL TAX ADVISORS FOR ADVICE CONCERNING THEIR PARTICULAR TAX SITUATION AND ANY CHANGES IN THE TAX LAW SINCE THE DATE OF THIS PROSPECTUS.

     BancGroup's Board of Directors may amend the Option Plan at any time, except that no amendment may make any change in any Prime Bank Option already granted which would adversely affect the rights of any participant in the Option Plan. It is not anticipated that BancGroup will make any reports to option holders regarding the amount or status of Prime Bank Options held. Option holders may obtain such information from BancGroup at the address given above.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

BANCGROUP

     BancGroup Common Stock is listed for trading on the NYSE. The following table shows the dividends paid per share and indicates the high and low closing prices for the BancGroup Common Stock as reported by the NYSE since January 1, 1996.

                                                                 PRICE(1)
                                                              --------------
                                                              HIGH       LOW     DIVIDENDS(1)
                                                              ----       ---     ------------
1996
First Quarter...............................................   18 1/4    15          0.135
Second Quarter..............................................   18 1/16   15 5/8      0.135
Third Quarter...............................................   17 15/16  15 5/8      0.135
Fourth Quarter..............................................   20 1/8    17 3/8      0.135
1997
First Quarter...............................................   24 7/8    18 2/3       0.15
Second Quarter..............................................   24 7/8    22           0.15
Third Quarter...............................................   29 3/16   24 1/4       0.15
Fourth Quarter..............................................   35 1/16   28 15/16     0.15
1998
First Quarter...............................................   36 1/4    31 1/2       0.17
Second Quarter..............................................   37 9/16   29 1/2       0.17
Third Quarter (through July 10, 1998).......................   33 1/2    32 5/8         --

---------------

(1) Price and dividends have been restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.

     On May 20, 1998, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NYSE of the BancGroup Common Stock was $33.25 per share.

     At December 31, 1997, BancGroup's subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiaries. Various statutory provisions and regulatory policies limit the amount of dividends the subsidiary banks may pay without regulatory approval. In addition, federal statutes restrict the ability of subsidiary banks to make loans to BancGroup, and regulatory policies may also restrict such dividends.

PRIME BANK

     There is no established public trading market for the Prime Bank Common Stock. The shares of Prime Bank Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of Prime Bank is aware of certain transactions in shares of Prime Bank that have occurred since January 1, 1996, although the trading prices of all stock transactions are not known. The following table sets forth the trading prices for the shares of Prime Bank Common Stock that have occurred since January 1, 1996 for transactions in which the trading prices are known to management of Prime Bank:

                                                              PRICE PER SHARE OF
                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
1996
First Quarter...............................................  $10.50     $10.00
Second Quarter..............................................      --         --
Third Quarter...............................................      --         --
Fourth Quarter..............................................  $10.50     $10.50
1997
First Quarter...............................................  $11.00     $11.00
Second Quarter..............................................  $11.00     $11.00
Third Quarter...............................................  $11.00     $11.00
Fourth Quarter (through December 26, 1997)..................  $11.50     $11.50
1998
First Quarter...............................................  $11.00     $11.00
Second Quarter..............................................      --         --
Third Quarter (through July 15, 1998).......................      --         --

     Prime Bank has not paid any cash dividends on the shares of Prime Bank Common Stock since January 1995. The Agreement restricts Prime Bank's ability to pay dividends prior to the Effective Date. See "The Merger -- Conduct of Business Pending the Merger."

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 200,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of June 30, 1998, there were issued and outstanding a total of 49,116,133 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. In 1986, BancGroup issued $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $4,204,686 were outstanding as of March 31, 1998 and convertible at any time into approximately 300,335 shares of BancGroup Common Stock, subject to adjustment. On February 5, 1998 BancGroup issued $7,725,000 aggregate principal amount of subordinated debentures with a ten year maturity, that rank pari pasu with the 1986 Debentures. As of March 31, 1998 there were 2,024,957 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of its Common Stock in pending acquisitions. See "Business of BancGroup -- Recently Completed and Other Proposed Business Combinations." On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities, all of which was outstanding at March 31, 1998.

     On July 15, 1998, BancGroup announced that its Board of Directors had declared a two for one split of BancGroup's Common Stock to be effected in the form of a 100% stock dividend. Stockholders of record of BancGroup Common Stock will receive one share of BancGroup Common Stock for each share they hold as of the close of business on August 3, 1998. The additional shares will be distributed pursuant to the Stock Split on August 14, 1998.

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation (the "Certificate"), as amended, and bylaws of BancGroup, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of BancGroup's Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the BancGroup Board to issue authorized shares of BancGroup Common Stock without shareholder approval. However, BancGroup's Common Stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     The Preference Stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of BancGroup, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preference Stock (or of the entire class of Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the Board of Directors of BancGroup. Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the Board of Directors of BancGroup.

1986 DEBENTURES

     BancGroup issued in 1986 its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Georgia, as Trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $14 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 300,335 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal to 100% of the face amount of the 1986 Debentures, plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness" is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include (i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At December 31, 1997, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately $1.1 billion. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowing with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

OTHER INDEBTEDNESS

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. The securities bear interest at 8.92% and are subject to redemption in whole or in part at any time after January 29, 2007 through January 2027. It is unlikely that redemption will occur prior to maturity. The securities are subordinated to substantially all of BancGroup's indebtedness. In BancGroup's consolidated statement of condition, these securities are shown as long-term debt.

     On February 5, 1998, BancGroup consummated a merger with ASB Bancshares, Inc., a Delaware corporation ("ASB"). As part of the consideration for the common stock of ASB, BancGroup issued debentures to three ASB shareholders. The aggregate principal amount of these debentures is $7,724,813. The debentures pay a rate of interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum) and are due and payable ten years from the date of issuance. They are senior to the BancGroup Common Stock upon liquidation, but are subordinate to BancGroup's Senior Indebtedness. See "BancGroup Capital Stock and Debentures." The debentures are redeemable by BancGroup with the consent of the holders thereof. A holder of a debenture may, subject to BancGroup's right to decline, request redemption of any or all of the debentures held by him or her.

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and The BancGroup bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the BancGroup Board of Directors to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See and "-- Preference Stock." In addition, the power of BancGroup's Board of Directors to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by shareholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 22 directors of BancGroup. This provision of the BancGroup Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board of Directors can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and Chief Executive Officer of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination and Executive Officers that could be desired by a majority of BancGroup's stockholders. As of February 27, 1998, the Board of Directors of BancGroup as a group beneficially owned approximately 10.24% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. The BancGroup Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

     Director Authority. The BancGroup Certificate prohibits shareholders from calling special shareholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board to act by majority vote.

     Bylaw Provisions. The BancGroup Bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup shareholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of shareholder meetings but could make it more difficult for shareholders to nominate directors or introduce business at shareholder meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Shareholder"), unless the BancGroup Board has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Shareholder if (i) the business combination is approved by the BancGroup Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Shareholder or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, such shareholder owned at least 85% of the outstanding stock of BancGroup (excluding BancGroup stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of the BancGroup Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than the BancGroup Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     If the Merger is consummated, shareholders of Prime Bank (except those perfecting dissenters' rights of appraisal) will become holders of BancGroup Common Stock. The rights of the holders of Prime Bank Common Stock who become holders of BancGroup Common Stock following the Merger will be governed by the BancGroup Certificate and the BancGroup Bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

     The following summary compares the rights of the shareholders of Prime Bank Common Stock with the rights of the holders of the BancGroup Common Stock. For a more complete description of the rights of the holders of BancGroup Common Stock, particularly provisions in BancGroup's Certificate that may limit or discourage changes in control of BancGroup, see "BancGroup Capital Stock and Debentures."

     The following information is qualified in its entirety by the BancGroup Certificate, the BancGroup Bylaws, and Prime Bank's Articles of Incorporation ("Prime Bank Articles") and bylaws, the Delaware General Corporation Law (the "DGCL") and the FBC.

DIRECTOR ELECTIONS

     Prime Bank. The Prime Bank Bylaws divide the number of directors into three classes, as nearly equal in number as reasonably possible, with the term of office of each class expiring at each succeeding annual meeting of Prime Bank shareholders.

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board of Directors to be elected annually. There is no cumulative voting in the election of directors. See "BancGroup Capital Stock and Debentures -- Changes in Control -- Classified Board."

REMOVAL OF DIRECTORS

     Prime Bank. Prime Bank directors may be removed by shareholders for cause only, by the holders of a majority of the outstanding shares of Prime Bank Common Stock.

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

VOTING

     Prime Bank. Each holder of Prime Bank Common Stock is entitled to cast one vote for each share held on each issue with respect to which a shareholder vote is authorized, and may not cumulate votes for the election of directors or for any other purpose.

     BancGroup. Each shareholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     Prime Bank. Holders of Prime Bank Common Stock have no preemptive rights to subscribe for additional shares on a pro rata or other basis when and if shares are offered for sale by Prime Bank

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

DIRECTORS' LIABILITY

     Prime Bank. Section 658.33 of the FBC provides that each director of a Florida bank, upon assuming office, shall acknowledge that he is familiar with his responsibilities as a director and that he will diligently and honestly administer the affairs of such Bank and will not knowingly, or willfully permit to be violated, any of the provisions of the financial institutions codes or the pertinent rules of the Florida Department of Banking Finance. Section 658.30 of the FBC also provides that, when not in direct conflict with or superceded by specific provisions of the financial institutions codes, the provisions of the Florida Business Corporation Act ("FBCA") extend to Florida state banks. Section
607.0831 of the FBCA provides that a director of a corporation will not be personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of or failure to perform those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction in which the director derived an improper personal benefit, (3) a payment of certain unlawful dividends and distributions, (4) in a proceeding by or in the right of a corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation, or willful misconduct, or (5) in a proceeding by or in the right of someone other than a corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. This provision would absolve directors of a corporation of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to Prime Bank and its shareholders, and it would not affect the availability of injunctive and other equitable relief as a remedy.

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

INDEMNIFICATION

     Prime Bank. Under Section 607.0850 of the FBCA, the directors and officers of Prime Bank may be indemnified against certain liabilities which they may incur in their capacity as officers and directors. Such indemnification is generally available if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of Prime Bank, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification may also be available unless a court of competent jurisdiction establishes by final adjudication that the actions or omissions of the individual are material to the cause of action so adjudicated and constituted: (a) a violation of the criminal law, unless the individual had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the individual derived an improper personal benefit; or
(c) willful misconduct or conscious disregard for the best interest of Prime Bank in a proceeding by or in the right of Prime Bank to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Further, to the extent that the proposed indemnitee is successful on the merits or otherwise in the defense of any action, suit or proceeding (or any claim, issue or matter therein) he or she must be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with such proceeding.

     Prime Bank maintains a directors' and officers' insurance policy pursuant to which officers and directors of Prime Bank would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses.

     BancGroup. The BancGroup Certificate provides that BancGroup shall indemnify its officers, directors, agents and employees to the full extent permitted under the DGCL. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the DGCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which directors and certain officers of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the DGCL.

SPECIAL MEETINGS OF SHAREHOLDERS; ACTION WITHOUT A MEETING

     Prime Bank. Prime Bank's bylaws authorize a special shareholders meeting to be called by the board of directors, Prime Bank's chairman of the board or president, or by the holders of not less than 10% of the total voting power of all outstanding shares of voting stock.

     Section 607.0704 of the FBCA permits any action required or permitted of shareholders to be taken instead without a meeting by written consent of shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's shareholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     Prime Bank. Section 658.44 of the FBC provides that certain mergers, consolidations and sales of substantially all of the assets of a Florida bank must be approved by the Florida Department of Banking Finance and by a majority of the outstanding shares of the bank entitled to vote thereon. The Merger does not require the prior approval, but does require notification to, of the Florida Department of Banking Finance.

     BancGroup. The DGCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The DGCL also provides, however, that the shareholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the Merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the Merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the Merger. See also "BancGroup Capital Stock and Debentures -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     Prime Bank. Section 658.23 of the FBC requires amendments to the Articles of Incorporation of a Florida bank to be approved by the Florida Department of Banking Finance and to be adopted by the shareholders upon recommendation of the Board of Directors. Unless the FBC requires a greater vote, amendments may be adopted by a majority of the votes case, a quorum being present.

     Section 658.23 of the FBC provides that, unless the Articles of Incorporation provide otherwise, the Board of Directors has the authority to adopt or amend Bylaws that do not conflict with Bylaws that may have been adopted by the shareholders.

     BancGroup. Under the DGCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "supermajority" stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) board of director evaluation of business combination procedures. See "BancGroup Capital Stock and Debentures -- Changes in Control."

     As is permitted by the DGCL, the BancGroup Certificate gives the Board of Directors the power to adopt, amend or repeal the bylaws. The shareholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup Bylaws.

RIGHTS OF DISSENTING SHAREHOLDERS

     Prime Bank. Holders of Prime Bank Common Stock as of the Record Date are entitled to dissenters' rights of appraisal under Florida law. For a description of such appraisal rights, see "The Merger -- Rights of Dissenting Stockholders."

     BancGroup. Under the DGCL, a shareholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to shareholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the Nasdaq NMS, or held of record by more than 2,000 shareholders (as is BancGroup Common Stock), and (ii) shareholders are permitted by the terms of the Merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Shareholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its shareholders is required.

PREFERRED STOCK

     Prime Bank. Prime Bank's Articles do not authorize the issuance of any shares of preferred stock.

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the BancGroup Board of Directors. Currently, no shares of Preference Stock are issued and outstanding. See "BancGroup Capital Stock and Debentures -- Preference Stock."

EFFECT OF THE MERGER ON PRIME BANK SHAREHOLDERS

     As of           , 1998, Prime Bank had                shareholders of
record and 400,000 outstanding shares of common stock. As of February 27, 1998, BancGroup had 48,092,093 shares of BancGroup Common Stock outstanding with 8,476 shareholders of record.

     Assuming that no dissenters' rights of appraisal or Prime Bank Options are exercised in the Merger, a Market Value of BancGroup Common Stock of $31.9375 on the Effective Date (the ten-day average of closing prices of BancGroup Common Stock as reported by the NYSE as of July 10, 1998), prior to giving effect to the Stock Split for BancGroup Common Stock, and 400,000 shares of Prime Bank Common Stock are outstanding on the Effective Date, 519,014 shares of BancGroup Common Stock will be issued to the shareholders of Prime Bank in the Merger. Based on those assumptions, the 519,014 shares of BancGroup Common Stock would represent approximately 1.05% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions.

     The issuance of the BancGroup Common Stock pursuant to the Merger will reduce the percentage interest of the BancGroup Common Stock currently held by each principal shareholder and each director and officer of BancGroup. Based upon the foregoing assumptions and the additional shares issued pursuant to completed business combinations since March 31, as a group, the directors and executive officers of BancGroup who own approximately 9.72% of BancGroup's outstanding shares would own approximately 9.63% after the Merger.

     BancGroup has entered into agreements pursuant to which additional shares of BancGroup Common Stock will be issued. See "Business of BancGroup -- Recently Completed and Other Proposed Business Combinations."

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

     CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED) (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries as of March 31, 1998, (ii) the condensed statement of condition of Commercial Bank of Nevada ("Completed Business Combination") as of March 31, 1998, (iii) adjustments to give effect to the completed pooling-of-interests method business combination with Commercial Bank of Nevada, (iv) the condensed statement of condition of Prime Bank of Central Florida ("Prime Bank") as of March 31, 1998, (v) adjustments to give effect to the proposed pooling-of-interests method business combination with Prime Bank,
(vi) the combined presentation of the condensed consolidated statement of condition of the other probable business combinations with CNB Holding Company, FirstBank and First Macon Bank & Trust ("Other Probable Business Combinations") as of March 31, 1998, (vii) adjustments to give effect to the proposed pooling-of-interests method business combinations with the Other Probable Business Combinations, (viii) the pro forma combined condensed statement of condition of BancGroup and subsidiaries as if such combinations had occurred on March 31, 1998.

     The pro forma statement of condition excludes the effect of an immaterial pending business combination with InterWest Bancorp located in Reno, Nevada.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided below may not be indicative of future results.

                                                                      MARCH 31, 1998
                            ---------------------------------------------------------------------------------------------------
                            CONSOLIDATED    COMPLETED                                                            OTHER PROBABLE
                              COLONIAL      BUSINESS     ADJUSTMENTS/                ADJUSTMENTS/                   BUSINESS
                             BANCGROUP     COMBINATION   (DEDUCTIONS)   PRIME BANK   (DEDUCTIONS)    SUBTOTAL     COMBINATIONS
                            ------------   -----------   ------------   ----------   ------------   ----------   --------------
ASSETS
Cash and due from banks...   $  311,523     $  7,313                     $ 2,905                    $  321,741      $ 33,796
Interest-bearing deposits
 in banks.................       17,949       31,455                       6,329                        55,733        58,346
Securities held for
 trading..................       24,824                                                                 24,824
Securities available for
 sale.....................      745,655        3,000                      15,728                       764,383        43,307
Investment securities.....      265,711        4,652                                                   270,363        51,616
Mortgage loans held for
 sale.....................      455,716                                                                455,716
Loans, net of unearned
 income...................    5,724,844       82,414                      42,377                     5,849,635       248,303
Less: Allowance for
 possible loan losses.....      (69,680)      (1,139)                       (462)                      (71,281)       (2,742)
                             ----------     --------        ------       -------       -------      ----------      --------
Loans, net................    5,655,164       81,275                      41,915                     5,778,354       245,561
Premises and equipment,
 net......................      146,448        2,677                       2,885                       152,010         9,262
Excess of cost over
 tangible and identified
 intangible assets
 acquired, net............       78,861                                       44                        78,905
Mortgage servicing
 rights...................      151,412                                                                151,412
Other real estate owned...       12,530                                       22                        12,552            27
Accrued interest and other
 assets...................      140,566          976                         634                       142,176         4,183
                             ----------     --------        ------       -------       -------      ----------      --------
   Total Assets...........   $8,006,359     $131,348        $            $70,462       $            $8,208,169      $446,098
                             ==========     ========        ======       =======       =======      ==========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits..................   $6,082,744     $119,693                     $63,085                    $6,265,522      $394,783
FHLB short-term
 borrowings...............      460,000                                                                460,000
Other short-term
 borrowings...............      287,468                                                                287,468     15,005.00
Subordinated debt.........       13,125                                                                 13,125
Trust preferred
 securities...............       70,000                                                                 70,000
FHLB long-term debt.......      283,693                                                                283,693
Other long-term debt......       93,608                                                                 93,608
Other liabilities.........      144,135        1,006        $  159(1)        772           362(2)      146,434         3,758
                             ----------     --------        ------       -------       -------      ----------      --------
   Total liabilities......    7,434,773      120,699           159        63,857           362       7,619,850       413,546
Preferred Stock...........
Common Stock..............      120,323          842          (842)(1)       400          (400)(2)     123,688         2,390
                                                             2,105(1)                    1,260(2)
Additional paid in
 capital..................      230,682        8,264        (8,264)(1)     3,770        (3,770)(2)     240,593        15,083
                                                             7,001(1)                    2,910(2)
Retained earnings.........      221,544        1,543          (159)(1)     2,431          (362)(2)     224,997        15,484
Treasury Stock............                                                                                              (720)
Unearned compensation.....       (3,604)                                                                (3,604)
Unrealized gain (loss) on
 securities available for
 sale, net of taxes.......        2,641                                        4                         2,645           315
                             ----------     --------        ------       -------       -------      ----------      --------
   Total shareholders'
     equity...............      571,586       10,649          (159)        6,605          (362)        588,319        32,552
                             ----------     --------        ------       -------       -------      ----------      --------
   Total liabilities and
     equity...............   $8,006,359     $131,348        $   --       $70,462       $    --      $8,208,169      $446,098
                             ==========     ========        ======       =======       =======      ==========      ========
Capital Ratios:
 Capital Ratio............         8.10%
 Tangible Leverage
  Ratio...................         7.36
 Tier One Capital
  Ratio*..................         9.77
 Total Capital Ratio*.....        11.08

                                  MARCH 31, 1998
                            --------------------------
                                            PRO FORMA
                            ADJUSTMENTS/     COMBINED
                            (DEDUCTIONS)      TOTAL
                            ------------    ----------
ASSETS
Cash and due from banks...                  $  355,537
Interest-bearing deposits
 in banks.................                     114,079
Securities held for
 trading..................                      24,824
Securities available for
 sale.....................                     807,690
Investment securities.....                     321,979
Mortgage loans held for
 sale.....................                     455,716
Loans, net of unearned
 income...................                   6,097,938
Less: Allowance for
 possible loan losses.....                     (74,023)
                              -------       ----------
Loans, net................                   6,023,915
Premises and equipment,
 net......................                     161,272
Excess of cost over
 tangible and identified
 intangible assets
 acquired, net............                      78,905
Mortgage servicing
 rights...................                     151,412
Other real estate owned...                      12,579
Accrued interest and other
 assets...................                     146,359
                              -------       ----------
   Total Assets...........    $             $8,654,267
                              =======       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits..................                  $6,660,305
FHLB short-term
 borrowings...............                     460,000
Other short-term
 borrowings...............                     302,473
Subordinated debt.........                      13,125
Trust preferred
 securities...............                      70,000
FHLB long-term debt.......                     283,693
Other long-term debt......                      93,608
Other liabilities.........    $   624(3)       151,533
                                   68(4)
                                  649(5)
                              -------       ----------
   Total liabilities......      1,341        8,034,737
Preferred Stock...........
Common Stock..............       (537)(3)      133,631
                               (1,700)(4)
                                 (153)(5)
                                4,636(3)
                                3,192(4)
                                2,115(5)
Additional paid in
 capital..................     (9,521)(3)      247,403
                               (4,800)(4)
                                 (762)(5)
                                5,422(3)
                                3,308(4)
                               (1,920)(5)
Retained earnings.........       (624)(3)      239,140
                                  (68)(4)
                                 (649)(5)
Treasury Stock............        720(5)
Unearned compensation.....                      (3,604)
Unrealized gain (loss) on
 securities available for
 sale, net of taxes.......                       2,960
                              -------       ----------
   Total shareholders'
     equity...............     (1,341)         619,530
                              -------       ----------
   Total liabilities and
     equity...............    $    --       $8,654,267
                              =======       ==========
Capital Ratios:
 Capital Ratio............                        8.10%
 Tangible Leverage
  Ratio...................                        7.41
 Tier One Capital
  Ratio*..................                        9.90
 Total Capital Ratio*.....                       11.19

---------------

* Based on risk weighted assets

                         COMPLETED BUSINESS COMBINATION

COMMERCIAL BANK OF NEVADA
(pooling of interests)

     (1) (A) To record the issuance of 842,157 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Commercial Bank of Nevada

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
Commercial Bank of Nevada outstanding shares................    842,157
Conversion ratio............................................      1.000
                                                                -------
BancGroup shares to be issued...............................                 842,157
Par value of 842,157 shares issued at $2.50 per share.......                $  2,105
Shares issued at par value..................................    $ 2,105
Total capital stock of Commercial Bank of Nevada............      9,106
                                                                -------
Excess recorded as an increase to contributed capital.......                   7,001
                                                                            --------
                                                                               9,106
To eliminate Commercial Bank of Nevada
     Common stock, at par value.............................                $   (842)
     Contributed capital....................................                  (8,264)
                                                                              (9,106)
                                                                            --------
          Net change in equity..............................                $     --
                                                                            ========
          (B) To record possible nonrecurring charges
              associated with contract buy-outs,
              professional fees and other nonrecurring
              one-time restructuring charges, net of
              taxes.........................................                $   (159)
                                                                            ========

                         PENDING BUSINESS COMBINATIONS

PRIME BANK OF CENTRAL FLORIDA
(pooling of interests)

     (2) (A) To record the issuance of 503,926 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Prime Bank of Central Florida

Prime Bank of Central Florida outstanding shares............   400,000
Conversion ratio............................................    1.2598
                                                              --------
BancGroup shares to be issued...............................              503,926
Par value of 503,926 shares issued at $2.50 per share.......             $  1,260
Shares issued at par value..................................  $  1,260
Total capital stock of Prime Bank of Central Florida........     4,170
                                                              --------
Excess recorded as an increase to contributed capital.......                2,910
                                                                         --------
                                                                            4,170
To eliminate Prime Bank of Central Florida
  Common stock, at par value................................             $   (400)
  Contributed capital.......................................               (3,770)
                                                                         --------
                                                                           (4,170)
                                                                         --------
          Net change in equity..............................             $     --
                                                                         ========
          (B) To record possible nonrecurring charges
              associated with severance payable to
              terminated employees, contract buy-outs, fixed
              assets write-offs and other nonrecurring
              one-time restructuring charges, net of
              taxes.........................................             $   (362)
                                                                         ========

FIRST MACON BANK & TRUST
(pooling of interests)

     (3) (A) To record the issuance of 1,854,467 shares of BancGroup Common Stock in exchange for all of the outstanding shares of First Macon Bank & Trust

First Macon Bank & Trust outstanding shares.................   1,076,604
Conversion ratio............................................      1.7225
                                                              ----------
BancGroup shares to be issued...............................                1,854,467
Par value of 1,854,467 shares issued at $2.50 per share.....               $    4,636
Shares issued at par value..................................  $    4,636
Total capital stock of First Macon Bank & Trust.............      10,058
                                                              ----------
Excess recorded as an increase to contributed capital.......                    5,422
                                                                           ----------
                                                                               10,058
To eliminate First Macon Bank & Trust
  Common stock, at par value................................               $     (537)
  Contributed capital.......................................                   (9,521)
                                                                           ----------
                                                                              (10,058)
                                                                           ----------
          Net change in equity..............................               $       --
                                                                           ==========
          (B) To record possible nonrecurring charges
              associated with severance payable to
              terminated employees, contract buy-outs, fixed
              assets write-offs and other nonrecurring
              one-time restructuring charges, net of
              taxes.........................................               $     (624)
                                                                           ==========

FIRSTBANK
(pooling of interests)

     (4) (A) To record the issuance of 1,276,844 shares of BancGroup Common Stock in exchange for all of the outstanding shares of FirstBank

FirstBank outstanding shares............................  340,000
Conversion ratio........................................   3.7554
                                                          -------
BancGroup shares to be issued...........................             1,276,844
Par value of 1,276,844 shares issued at $2.50 per
  share.................................................            $    3,192
Shares issued at par value..............................  $ 3,192
Total capital stock of FirstBank........................    6,500
                                                          -------
Excess recorded as an increase to contributed capital...                 3,308
                                                                    ----------
                                                                         6,500
To eliminate FirstBank
  Common stock, at par value............................            $   (1,700)
  Contributed capital...................................                (4,800)
                                                                    ----------
                                                                        (6,500)
                                                                    ----------
          Net change in equity..........................            $       --
                                                                    ==========
(B) To record possible nonrecurring charges associated
    with professional fees, fixed asset write-offs and
    other nonrecurring one-time restructuring charges,
    net of taxes........................................            $      (68)
                                                                    ==========

CNB HOLDING COMPANY
(pooling of interests)

     (5) (A) To record the issuance of 846,149 shares of BancGroup Common Stock in exchange for all of the outstanding shares of CNB Holding Company

CNB Holding Company outstanding shares.....................  145,418
Conversion ratio...........................................   5.8187
                                                             -------
BancGroup shares to be issued..............................            846,149
Par value of 846,149 shares issued at $2.50 per share......            $ 2,115
Shares issued at par value.................................  $ 2,115
Total capital stock of CNB Holding Company.................      195
                                                             -------
Excess recorded as a decrease to contributed capital.......             (1,920)
                                                                       -------
                                                                           195
To eliminate CNB Holding Company
  Common stock, at par value...............................            $  (153)
  Contributed capital......................................               (762)
  Treasury stock...........................................                720
                                                                       -------
                                                                          (195)
                                                                       -------
          Net change in equity.............................            $    --
                                                                       =======
(B) To record possible nonrecurring charges associated with
    severance payable to terminated employees, noncompete
    agreements, fixed assets write-offs and other
    nonrecurring one-time restructuring charges, net of
    taxes..................................................            $  (649)
                                                                       =======

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statements of income of BancGroup and subsidiaries on a historical basis for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, (ii) the condensed statements of income Commercial Bank of Nevada for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, (iii) adjustments to give effect to the completed pooling-of-interests method business combination with Commercial Bank of Nevada,
(iv) the condensed statements of income of Prime Bank for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, (v) adjustments to give effect to the proposed pooling-of-interests method business combination with Prime Bank (vi) the combined presentation of the condensed consolidated statements of income of CNB Holding Company, FirstBank and First Macon Bank & Trust ("Other Probable Business Combinations") for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995, (vii) adjustments to give effect to the proposed pooling-of-interests method business combinations with the Other Probable Business Combinations, (viii) the pro forma statements of income of BancGroup and subsidiaries as if such business combinations had occurred on January 1, 1995.

     The pro forma statements of income exclude the effect of an immaterial pending business combination with InterWest Bancorp located in Reno, Nevada.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided may not necessarily be indicative of future results.

                                                 THREE MONTHS ENDED MARCH 31, 1998
                         ---------------------------------------------------------------------------------
                         CONSOLIDATED    COMPLETED
                           COLONIAL      BUSINESS     ADJUSTMENTS/    PRIME     ADJUSTMENTS/
                          BANCGROUP     COMBINATION   (DEDUCTIONS)     BANK     (DEDUCTIONS)    SUBTOTAL
                         ------------   -----------   ------------   --------   ------------   -----------
Interest income........  $   146,034     $  2,736      $      --     $  1,254    $      --     $   150,024
Interest expense.......       72,602        1,077             --          544           --          74,223
                         -----------     --------      ---------     --------    ---------     -----------
Net interest income....       73,432        1,659             --          710           --          75,801
Provision for possible
 loan losses...........        3,670           80                          20                        3,770
                         -----------     --------      ---------     --------    ---------     -----------
Net interest income
 after provision for
 loan losses...........       69,762        1,579             --          690           --          72,031
                         -----------     --------      ---------     --------    ---------     -----------
Noninterest income.....       26,075           95             --          102           --          26,272
Noninterest expense....       66,934        1,116             --          539           --          68,589
                         -----------     --------      ---------     --------    ---------     -----------
Income before income
 taxes.................  28,903.....          558             --          253           --          29,714
Applicable income
 taxes.................       10,953          199             --           95                       11,247
                         -----------     --------      ---------     --------    ---------     -----------
Net income.............  $    17,950     $    359      $      --     $    158    $      --     $    18,467
                         ===========     ========      =========     ========    =========     ===========
Average basic shares
 outstanding...........   47,779,000      842,157       (842,157)     400,000     (400,000)     49,125,077
                                                         842,157                   503,920
Average diluted shares
 outstanding...........   49,178,000      842,157       (842,157)     400,000     (400,000)     50,524,077
                                                         842,157                   503,920
Earnings per share:
   Basic...............  $      0.38                                                           $      0.38
   Diluted.............  $      0.37                                                           $      0.37

                              THREE MONTHS ENDED MARCH 31, 1998
                         --------------------------------------------
                         OTHER PROBABLE                    PRO FORMA
                            BUSINESS      ADJUSTMENTS/     COMBINED
                          COMBINATIONS    (DEDUCTIONS)       TOTAL
                         --------------   ------------    -----------
Interest income........  $        7,963    $       --     $   157,987
Interest expense.......           3,384            --          77,607
                         --------------    ----------     -----------
Net interest income....           4,579            --          80,380
Provision for possible
 loan losses...........             119                         3,889
                         --------------    ----------     -----------
Net interest income
 after provision for
 loan losses...........           4,460            --          76,491
                         --------------    ----------     -----------
Noninterest income.....             591                        26,863
Noninterest expense....           2,539            --          71,128
                         --------------    ----------     -----------
Income before income
 taxes.................           2,512            --          32,226
Applicable income
 taxes.................             425           352(1)       12,024
                         --------------    ----------     -----------
Net income.............  $        2,087    $     (352)    $    20,202
                         ==============    ==========     ===========
Average basic shares
 outstanding...........       1,558,996    (1,558,996)     53,096,208
                                            3,971,131
Average diluted shares
 outstanding...........       1,558,996    (1,558,996)     54,513,410
                                            3,989,333
Earnings per share:
   Basic...............                                   $      0.38
   Diluted.............                                   $      0.37

                                                   THREE MONTHS ENDED MARCH 31, 1997
                           ---------------------------------------------------------------------------------
                           CONSOLIDATED
                             COLONIAL      COMPLETED
                            BANCGROUP      BUSINESS     ADJUSTMENTS/    PRIME     ADJUSTMENTS/
                           (RESTATED)*    COMBINATION   (DEDUCTIONS)     BANK     (DEDUCTIONS)    SUBTOTAL
                           ------------   -----------   ------------   --------   ------------   -----------
Interest.................  $   127,044     $  1,616      $      --     $  1,148    $      --     $   129,808
Interest expense.........       62,969          620             --          509           --          64,098
                           -----------     --------      ---------     --------    ---------     -----------
Net interest income......       64,075          996             --          639           --          65,710
Provision for possible
 loan losses.............        3,056          241                           5                        3,302
                           -----------     --------      ---------     --------    ---------     -----------
Net interest income after
 provision for loan
 losses..................       61,019          755             --          634           --          62,408
                           -----------     --------      ---------     --------    ---------     -----------
Noninterest income.......       20,105           74             --          115           --          20,294
Noninterest expense......       50,631          662             --          511           --          51,804
                           -----------     --------      ---------     --------    ---------     -----------
Income before income
 taxes...................       30,493          167             --          238           --          30,898
Applicable income
 taxes...................       11,021           57             --           87                       11,165
                           -----------     --------      ---------     --------    ---------     -----------
       Net income........  $    19,472     $    110      $      --     $    151    $      --     $    19,733
                           ===========     ========      =========     ========    =========     ===========
Average basic shares
 outstanding.............   45,969,000      842,157       (842,157)     400,000     (400,000)     47,315,077
                                                           842,157                   503,920
Average diluted shares
 outstanding.............   47,845,000      842,157       (842,157)     400,000     (400,000)     49,191,077
                                                           842,157                   503,920
Earnings per share:
 Basic...................  $      0.42                                                           $      0.42
 Diluted.................  $      0.41                                                           $      0.40

                               THREE MONTHS ENDED MARCH 31, 1997
                           -----------------------------------------
                              OTHER
                             PROBABLE                     PRO FORMA
                             BUSINESS     ADJUSTMENTS/    COMBINED
                           COMBINATIONS   (DEDUCTIONS)      TOTAL
                           ------------   ------------   -----------
Interest.................   $    6,482    $        --    $   136,290
Interest expense.........        2,602             --         66,700
                            ----------    -----------    -----------
Net interest income......        3,880             --         69,590
Provision for possible
 loan losses.............          141                         3,443
                            ----------    -----------    -----------
Net interest income after
 provision for loan
 losses..................        3,739             --         66,147
                            ----------    -----------    -----------
Noninterest income.......          524                        20,818
Noninterest expense......        2,268             --         54,072
                            ----------    -----------    -----------
Income before income
 taxes...................        1,995             --         32,893
Applicable income
 taxes...................          686             --         11,851
                            ----------    -----------    -----------
       Net income........   $    1,309    $        --    $    21,042
                            ==========    ===========    ===========
Average basic shares
 outstanding.............    1,561,662     (1,561,662)    51,306,923
                                            3,991,846
Average diluted shares
 outstanding.............    1,561,662     (1,561,662)    53,205,460
                                            4,014,383
Earnings per share:
 Basic...................                                $      0.41
 Diluted.................                                $      0.40

---------------

* Restated to give retroactive effect to the February 1998 pooling-of-interests business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.

                                                YEAR ENDED DECEMBER 31, 1997
                       -------------------------------------------------------------------------------
                       CONSOLIDATED
                         COLONIAL      COMPLETED
                        BANCGROUP      BUSINESS     ADJUSTMENTS/    PRIME    ADJUSTMENTS/
                       (RESTATED)*    COMBINATION   (DEDUCTIONS)    BANK     (DEDUCTIONS)    SUBTOTAL
                       ------------   -----------   ------------   -------   ------------   ----------
Interest income......   $  540,699      $ 8,381       $     --     $ 4,767     $     --     $  553,847
Interest expense.....      267,084        3,286             --       2,094           --        272,464
                        ----------      -------       --------     -------     --------     ----------
Net interest
  income.............      273,615        5,095             --       2,673           --        281,383
Provision for
  possible loan
  losses.............       14,860          874                         72                      15,806
                        ----------      -------       --------     -------     --------     ----------
Net interest income
  after provision for
  loan losses........      258,755        4,221             --       2,601           --        265,577
                        ----------      -------       --------     -------     --------     ----------
Noninterest income...       92,550          362             --         458           --         93,370
Noninterest
  expense............      220,232        3,108             --       1,955           --        225,295
                        ----------      -------       --------     -------     --------     ----------
Income before income
  taxes..............      131,073        1,475             --       1,104           --        133,652
Applicable income
  taxes..............       48,557          507             --         409                      49,473
                        ----------      -------       --------     -------     --------     ----------
Net income...........   $   82,516      $   968       $     --     $   695     $     --     $   84,179
                        ==========      =======       ========     =======     ========     ==========
Average basic shares
  outstanding........   46,536,000      842,157       (842,157)    400,000     (400,000)    47,882,077
                                                       842,157                  503,920
Average diluted
  shares
  outstanding........   48,158,000      842,157       (842,157)    400,000     (400,000)    49,504,077
                                                       842,157                  503,920
Earnings per share:
  Basic..............        $1.77                                                               $1.76
  Diluted............        $1.72                                                               $1.70

                             YEAR ENDED DECEMBER 31, 1997
                       ----------------------------------------
                          OTHER
                         PROBABLE                    PRO FORMA
                         BUSINESS     ADJUSTMENTS/    COMBINED
                       COMBINATIONS   (DEDUCTIONS)     TOTAL
                       ------------   ------------   ----------
Interest income......   $  28,926      $       --    $  582,773
Interest expense.....      12,000              --       284,464
                        ---------      ----------    ----------
Net interest
  income.............      16,926              --       298,309
Provision for
  possible loan
  losses.............         316                        16,122
                        ---------      ----------    ----------
Net interest income
  after provision for
  loan losses........      16,610              --       282,187
                        ---------      ----------    ----------
Noninterest income...       2,444                        95,814
Noninterest
  expense............       9,651              --       234,946
                        ---------      ----------    ----------
Income before income
  taxes..............       9,403              --       143,055
Applicable income
  taxes..............       2,406             913(1)     52,792
                        ---------      ----------    ----------
Net income...........   $   6,997      $     (913)   $   90,263
                        =========      ==========    ==========
Average basic shares
  outstanding........   1,560,898      (1,560,898)   51,866,201
                                        3,984,124
Average diluted
  shares
  outstanding........   1,560,898      (1,560,898)   53,508,119
                                        4,004,042
Earnings per share:
  Basic..............                                     $1.74
  Diluted............                                     $1.69

---------------

* Restated to give retroactive effect to the February 1998 pooling-of-interests business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.

                                                YEAR ENDED DECEMBER 31, 1996
                       -------------------------------------------------------------------------------
                       CONSOLIDATED
                         COLONIAL      COMPLETED
                        BANCGROUP      BUSINESS     ADJUSTMENTS/    PRIME    ADJUSTMENTS/
                       (RESTATED)*    COMBINATION   (DEDUCTIONS)    BANK     (DEDUCTIONS)    SUBTOTAL
                       ------------   -----------   ------------   -------   ------------   ----------
Interest income......   $  444,082      $ 4,031       $     --     $ 4,225     $     --     $  452,338
Interest expense.....      219,494        1,194             --       1,823           --        222,511
                        ----------      -------       --------     -------     --------     ----------
Net interest
  income.............      224,588        2,837             --       2,402           --        229,827
Provision for
  possible loan
  losses.............       13,564          344                         54                      13,962
                        ----------      -------       --------     -------     --------     ----------
Net interest income
  after provision for
  loan losses........      211,024        2,493             --       2,348           --        215,865
                        ----------      -------       --------     -------     --------     ----------
Noninterest income...       74,860          225             --         474           --         75,559
Noninterest
  expense............      198,971        1,896             --       2,380           --        203,247
                        ----------      -------       --------     -------     --------     ----------
Income before income
  taxes..............       86,913          822             --         442           --         88,177
Applicable income
  taxes..............       30,631           93             --         157                      30,881
                        ----------      -------       --------     -------     --------     ----------
Net income...........   $   56,282      $   729       $     --     $   285     $     --     $   57,296
                        ==========      =======       ========     =======     ========     ==========
Average basic shares
  outstanding........   42,839,000      658,452       (658,452)    400,000     (400,000)    44,001,372
                                                       658,452                  503,920
Average diluted
  shares
  outstanding........   44,776,000      658,452       (658,452)    400,000     (400,000)    45,972,410
                                                       692,490                  503,920
Earnings per share:
  Basic..............        $1.31                                                               $1.30
  Diluted............        $1.27                                                               $1.26

                             YEAR ENDED DECEMBER 31, 1996
                       ----------------------------------------
                          OTHER
                         PROBABLE                    PRO FORMA
                         BUSINESS     ADJUSTMENTS/    COMBINED
                       COMBINATIONS   (DEDUCTIONS)     TOTAL
                       ------------   ------------   ----------
Interest income......   $  23,675      $       --    $  476,013
Interest expense.....       9,432              --       231,943
                        ---------      ----------    ----------
Net interest
  income.............      14,243              --       244,070
Provision for
  possible loan
  losses.............         478                        14,440
                        ---------      ----------    ----------
Net interest income
  after provision for
  loan losses........      13,765              --       229,630
                        ---------      ----------    ----------
Noninterest income...       2,016                        77,575
Noninterest
  expense............       8,304              --       211,551
                        ---------      ----------    ----------
Income before income
  taxes..............       7,477              --        95,654
Applicable income
  taxes..............       2,492              --        33,373
                        ---------      ----------    ----------
Net income...........   $   4,985      $       --    $   62,281
                        =========      ==========    ==========
Average basic shares
  outstanding........   1,555,998      (1,555,998)   47,985,688
                                        3,984,316
Average diluted
  shares
  outstanding........   1,555,998      (1,555,998)   49,979,921
                                        4,007,511
Earnings per share:
  Basic..............                                     $1.30
  Diluted............                                     $1.25

---------------

* Restated to give retroactive effect to the February 1998 pooling-of-interests business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.

                                                YEAR ENDED DECEMBER 31, 1995
                       -------------------------------------------------------------------------------
                       CONSOLIDATED
                         COLONIAL      COMPLETED
                        BANCGROUP      BUSINESS     ADJUSTMENTS/    PRIME    ADJUSTMENTS/
                       (RESTATED)*    COMBINATION   (DEDUCTIONS)    BANK     (DEDUCTIONS)    SUBTOTAL
                       ------------   -----------   ------------   -------   ------------   ----------
Interest income......   $  371,985      $ 1,492       $     --     $ 3,779     $     --     $  377,256
Interest expense.....      182,441          297             --       1,735           --        184,473
                        ----------      -------       --------     -------     --------     ----------
Net interest
  income.............      189,544        1,195             --       2,044           --        192,783
Provision for
  possible loan
  losses.............       10,180          192                         46                      10,418
                        ----------      -------       --------     -------     --------     ----------
Net interest income
  after provision for
  loan losses........      179,364        1,003             --       1,998           --        182,365
                        ----------      -------       --------     -------     --------     ----------
Noninterest income...       63,479           76             --         444           --         63,999
Noninterest expense..      164,739        1,316             --       1,967           --        168,022
                        ----------      -------       --------     -------     --------     ----------
Income before income
  taxes..............       78,104         (237)            --         475           --         78,342
Applicable income
  taxes..............       27,462           --             --         158                      27,620
                        ----------      -------       --------     -------     --------     ----------
Net income...........   $   50,642      $  (237)      $     --     $   317     $     --     $   50,722
                        ==========      =======       ========     =======     ========     ==========
Average basic shares
  outstanding........   39,787,000      508,088       (508,088)    400,000     (400,000)    40,799,008
                                                       508,088                  503,920
Average diluted
  shares
  outstanding........   43,649,000      508,088       (508,088)    400,000     (400,000)    44,661,008
                                                       508,088                  503,920
Earnings per share:
  Basic..............        $1.27                                                               $1.24
  Diluted............         $1.18                                                              $1.16

                             YEAR ENDED DECEMBER 31, 1995
                       ----------------------------------------
                          OTHER                         PRO
                         PROBABLE                      FORMA
                         BUSINESS     ADJUSTMENTS/    COMBINED
                       COMBINATIONS   (DEDUCTIONS)     TOTAL
                       ------------   ------------   ----------
Interest income......   $  20,283                    $  397,539
Interest expense.....       7,920              --       192,393
                        ---------      ----------    ----------
Net interest
  income.............      12,363              --       205,146
Provision for
  possible loan
  losses.............         516                        10,934
                        ---------      ----------    ----------
Net interest income
  after provision for
  loan losses........      11,847              --       194,212
                        ---------      ----------    ----------
Noninterest income...       1,656                        65,655
Noninterest expense..       7,253              --       175,275
                        ---------      ----------    ----------
Income before income
  taxes..............       6,250              --        84,592
Applicable income
  taxes..............       2,062              --        29,682
                        ---------      ----------    ----------
Net income...........   $   4,188      $       --    $   54,910
                        =========      ==========    ==========
Average basic shares
  outstanding........   1,524,910      (1,524,910)   44,741,488
                                        3,942,480
Average diluted
  shares
  outstanding........   1,524,910      (1,524,910)   48,613,683
                                        3,952,675
Earnings per share:
  Basic..............                                     $1.23
  Diluted............                                     $1.15

---------------

* Restated to give retroactive effect to the February 1998 pooling-of-interests business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.

                             PRO FORMA ADJUSTMENTS

     Adjustments applicable to the pooling-of-interests business combination with FirstBank

     (1) To record a provision for income taxes for FirstBank as if FirstBank had merged with BancGroup on January 1, 1995. Subsequent to its S-Corporation election as of January 1, 1997, FirstBank does not include a provision for income taxes in their 1998 and 1997 financial statements.

                              NONRECURRING CHARGES
                                 (IN THOUSANDS)

     The following table reflects the primary components of the nonrecurring charges and related tax effect which will result directly from the business combinations and which will be included in BancGroup's results. These charges are not reflected in the condensed pro forma statements of income but are reflected in the condensed pro forma statement of condition. (Please refer to BancGroup's Current Report on Form 8-K dated March 16, 1998 and incorporated by reference herein.)

COMPLETED BUSINESS COMBINATION

     (1) Possible adjustments applicable to the pooling of interest method business combination with Commercial Bank:

Increase in expense:
  Contract buy-outs.........................................  $ (24)
  Professional fees.........................................   (103)
  Write-off of fixed assets.................................   (128)
                                                              -----
Net decrease in income before tax...........................   (255)
Tax effect of the pro forma adjustments.....................     96
                                                              -----
          Net decrease in income............................  $(159)
                                                              =====

PENDING BUSINESS COMBINATIONS

     (2) Possible adjustments applicable to the pooling of interest method business combination with Prime Bank:

Increase in expense:
     Contract buy-outs......................................  $   (92)
     Potential severance payable to terminated employees....      (35)
     Professional fees......................................     (180)
     Other noncompete, salary continuation agreements.......     (124)
     Deferred tax and interest adjustments..................       50
     Write-off of other assets..............................      (88)
     Write-off of fixed assets..............................     (128)
                                                              -------
  Net decrease in income before tax.........................     (597)
  Tax effect of the pro forma adjustments...................      235
                                                              -------
       Net decrease in income...............................  $  (362)
                                                              =======

     (3) Possible adjustments applicable to the pooling of interest method business combination with First Macon:

Increase in expense:
     Contract buy-outs......................................  $  (153)
     Potential severance payable to terminated employees....     (162)
     Professional fees......................................     (305)
     Write-off of other assets..............................      (51)
     Write-off of fixed assets..............................     (328)
                                                              -------
Net decrease in income before tax...........................     (999)
Tax effect of the pro forma adjustments.....................      375
                                                              -------
       Net decrease in income...............................  $  (624)
                                                              =======

     (4) Possible adjustments applicable to the pooling of interest method business combination with FirstBank:

Increase in expense:
     Professional fees......................................  $  (100)
     Write-off of fixed assets..............................       (8)
                                                              -------
Net decrease in income before tax...........................     (108)
Tax effect of the pro forma adjustment......................       41
                                                              -------
       Net decrease in income...............................  $   (68)
                                                              =======

     (5) Possible adjustments applicable to the pooling of interest method business combination with CNB Holding Company:

Increase in expense:
     Write-off of fixed assets..............................  $  (199)
     Potential severance to terminated employees............      (52)
     Non-compete agreements.................................     (183)
     Contract buy-outs......................................     (570)
     Write-off of other assets..............................      (34)
                                                              -------
Net decrease in income before taxes.........................   (1,038)
Tax effect of the pro forma adjustment......................      389
                                                              -------
       Net decrease in income...............................  $  (649)
                                                              =======

                        RECENT DEVELOPMENTS -- BANCGROUP

                     BANCGROUP -- RECENT UNAUDITED RESULTS

     The following table presents certain unaudited data for BancGroup for the period ended June 30, 1998. Unaudited data reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to presentation of such data. The unaudited financial information is presented for informational purposes only and is not indicative of the financial position or results of operations which would have actually occurred if the transactions had been consummated in the past or which may be obtained in the future.

                          THE COLONIAL BANCGROUP, INC.

                            SELECTED FINANCIAL DATA
                                  (UNAUDITED)

                                                                                          % CHANGE
                                                               JUNE 30,     JUNE 30,      JUNE 30,
                                                                 1998         1997      1997 TO 1998
                                                              ----------   ----------   -------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                             AMOUNTS)
STATEMENT OF CONDITION SUMMARY
Total assets................................................  $8,772,533   $6,917,732        27%
Loans, net of unearned income...............................   6,027,489    5,174,845        16
Total earnings assets.......................................   7,933,502    6,328,766        25
Deposits....................................................   6,193,818    5,460,471        13
Shareholders' equity........................................     601,771      501,386        20
Book value per share........................................  $    12.25   $    10.53        16%

                                                                 SIX MONTHS ENDED JUNE 30,
                                                              -------------------------------
                                                                                    % CHANGE
                                                                1998       1997     97 TO 98
                                                              --------   --------   ---------
EARNINGS SUMMARY
Net interest income (taxable equivalent)....................  $154,620   $135,026      15%
Provision for loan losses...................................     7,543      7,288       3
Noninterest income..........................................    57,420     42,524      35
Noninterest expense.........................................   134,850    106,163      27
Net income..................................................    42,411     39,680       7
Net income excluding acquisition and restructuring costs and
  Year 2000 expenses........................................    49,438     41,787      18
Average primary shares outstanding..........................    48,841     46,894
Average fully diluted shares outstanding....................    50,146     48,532
EARNINGS PER SHARE
Income excluding acquisition and restructuring costs and
  Year 2000 expenses:
  Basic.....................................................  $   1.01   $   0.89      13%
  Diluted...................................................      0.99       0.86      15
Net income:
  Basic.....................................................      0.87       0.85       2
  Diluted...................................................      0.85       0.82       4

                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                              --------------
                                                              1998     1997
                                                              -----   ------
SELECTED RATIOS:
Income excluding acquisition and restructuring costs and
  Year 2000 expenses to:
  Average assets............................................   1.24%  0.0125%
  Average equity............................................  17.16   0.1715
Net income to:
  Average assets............................................   1.13     1.19
  Average equity............................................  15.64    16.29
Efficiency ratio (excluding acquisition and Year 2000
  expenses).................................................  63.60    59.79
Equity to assets............................................   6.86     7.25
Total capital...............................................   7.77     8.22
Tier one leverage...........................................   7.41     7.90

     Operating earnings for the six months ended June 30, 1998 were $49,438,000 compared to $41,787,000 for the same period in 1997, an 18% increase. Diluted operating earnings per share, net income excluding acquisition and restructuring costs and Year 2000 expenses, for the six months ended June 30, 1998 was $0.99, a 15% increase over the same period in 1997. The company's return on average equity and average assets, excluding acquisition and restructuring costs and Year 2000 expenses, was 17.16% compared with 17.15% in 1997 and 1.24% compared to 1.25% for 1997, respectively.

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following tables present certain financial information for BancGroup on a historical basis and pro forma basis. The first table presents historical and pro forma information for the three months ended March 31, 1998 and 1997. The second table presents historical and pro forma income statements for the years ended December 31, 1997, 1996 and 1995 as well as historical information for the years ended December 31, 1994 and 1993. The final table presents pro forma and historical statements of condition data and selected ratios as March 31, 1998 as well as historical for the years ended December 31, 1997, 1996, 1995, 1994 and 1993.

     The pro forma information includes consolidated BancGroup and subsidiaries and Commercial Bank of Nevada, CNB Holding Company, FirstBank, First Macon Bank and Trust and Prime Bank of Central Florida. The pro forma balance sheet data gives effect to the combinations as if they had occurred on March 31, 1998 and the pro forma operating data gives effect to the combinations as if they occurred at the beginning of the earliest period presented.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all financial statements included elsewhere in this Prospectus and incorporated by reference. The pro forma information provided below may not be indicative of future results.

                                                                 THREE MONTHS ENDED MARCH 31,
                                                        -----------------------------------------------
                                                        BANCGROUP   BANCGROUP    BANCGROUP   BANCGROUP
                                                        PRO FORMA   HISTORICAL   PRO FORMA   HISTORICAL
                                                          1998         1998        1997         1997
                                                        ---------   ----------   ---------   ----------
STATEMENT OF INCOME
Interest income.......................................  $157,987     $146,034    $136,290     $127,044
Interest expense......................................    77,607       72,602      66,700       62,969
                                                        --------     --------    --------     --------
Net interest income...................................    80,380       73,432      69,590       64,075
Provision for possible loan losses....................     3,889        3,670       3,443        3,056
                                                        --------     --------    --------     --------
Net interest income after provision for loan losses...    76,491       69,762      66,147       61,019
Noninterest income....................................    26,863       26,075      20,818       20,105
Noninterest expense...................................    62,679       58,485      53,315       49,874
Acquisition and restructuring costs and Year 2000
  expenses............................................     8,449        8,449         757          757
                                                        --------     --------    --------     --------
Income before income taxes............................    32,226       28,903      32,893       30,493
Applicable income taxes...............................    12,024       10,953      11,851       11,021
                                                        --------     --------    --------     --------
Net income............................................  $ 20,202     $ 17,950    $ 21,042     $ 19,472
                                                        ========     ========    ========     ========
Income excluding acquisition and restructuring costs
  and Year 2000 expenses..............................  $ 25,810     $ 23,558    $ 21,648     $ 20,078
                                                        ========     ========    ========     ========
EARNINGS PER SHARE
Income excluding acquisition and restructuring costs
  and Year 2000 expenses:
  Basic...............................................  $   0.49     $   0.49    $   0.42     $   0.44
  Diluted.............................................  $   0.47     $   0.48    $   0.41     $   0.42
Net income:
  Basic...............................................  $   0.38     $   0.38    $   0.41     $   0.42
  Diluted.............................................  $   0.37     $   0.37    $   0.40     $   0.41
Average shares outstanding
  Basic...............................................    53,096       47,779      51,307       45,969
  Diluted.............................................    54,513       49,178      53,205       47,845
Cash dividends:
  Common..............................................  $   0.17     $   0.17    $   0.15     $   0.15

                                    YEAR ENDED DECEMBER 31,                           YEAR ENDED DECEMBER 31,
                               ---------------------------------   --------------------------------------------------------------
                               BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP
                               PRO FORMA   PRO FORMA   PRO FORMA   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                                 1997        1996        1995        1997*        1996*        1995*        1994*        1993*
                               ---------   ---------   ---------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF INCOME
Interest income..............  $582,773    $476,013    $397,539     $540,699     $444,082     $371,985     $278,223     $224,209
Interest expense.............   284,464     231,943     192,393      267,084      219,494      182,441      113,715       88,568
                               --------    --------    --------     --------     --------     --------     --------     --------
Net interest income..........   298,309     244,070     205,146      273,615      224,588      189,544      164,508      135,641
Provision for possible loan
  losses.....................    16,122      14,440      10,934       14,860       13,564       10,180        8,943       14,437
                               --------    --------    --------     --------     --------     --------     --------     --------
Net interest income after
  provision for loan
  losses.....................   282,187     229,630     194,212      258,755      211,024      179,364      155,565      121,204
Noninterest income...........    95,814      77,575      65,655       92,550       74,860       63,479       56,567       53,655
Noninterest expense..........   228,483     194,879     173,537      213,769      182,588      163,001      154,083      135,471
SAIF special assessment......        --       4,754          --           --        4,465           --           --           --
Acquisition and restructuring
  costs......................     6,463      11,918       1,738        6,463       11,918        1,738        1,348          960
                               --------    --------    --------     --------     --------     --------     --------     --------
Income before income taxes...   143,055      95,654      84,592      131,073       86,913       78,104       56,701       38,428
Applicable income taxes......    52,792      33,373      29,682       48,557       30,631       27,462       18,610       12,216
                               --------    --------    --------     --------     --------     --------     --------     --------
Income before extraordinary
  items......................    90,263      62,281      54,910       82,516       56,282       50,642       38,091       26,212
Extraordinary items..........        --          --          --           --           --           --           --         (396)
Cumulative effect of a change
  in accounting..............        --          --          --           --           --           --           --        3,890
                               --------    --------    --------     --------     --------     --------     --------     --------
Net income...................  $ 90,263    $ 62,281    $ 54,910     $ 82,516     $ 56,282     $ 50,642     $ 38,091     $ 29,706
                               ========    ========    ========     ========     ========     ========     ========     ========
Income excluding SAIF special
  assessment and acquisition
  and restructuring costs....  $ 95,433    $ 74,897    $ 56,300     $ 87,686     $ 68,719     $ 52,032     $ 39,169     $ 26,980
                               ========    ========    ========     ========     ========     ========     ========     ========
EARNINGS PER SHARE
Income excluding SAIF special
  assessment and acquisition
  and restructuring costs:
  Basic......................  $   1.84    $   1.56    $   1.26     $   1.88     $   1.60     $   1.31     $   1.05     $   0.80
  Diluted....................  $   1.78    $   1.50    $   1.16     $   1.83     $   1.54     $   1.22     $   0.98     $   0.76
Income before extraordinary
  items:
  Basic......................  $   1.74    $   1.30    $   1.23     $   1.77     $   1.31     $   1.27     $   1.02     $   0.78
  Diluted....................  $   1.69    $   1.25    $   1.15     $   1.72     $   1.27     $   1.18     $   0.96     $   0.74
Net income:
  Basic......................  $   1.74    $   1.30    $   1.23     $   1.77     $   1.31     $   1.27     $   1.02     $   0.89
  Diluted....................  $   1.69    $   1.25    $   1.15     $   1.72     $   1.27     $   1.18     $   0.96     $   0.84
Average shares outstanding
  Basic......................    51,866      47,986      44,741       46,536       42,839       39,787       37,361       33,512
  Diluted....................    53,508      49,980      48,614       48,158       44,776       43,649       40,993       37,465
Cash dividends:
  Common**...................  $   0.60    $   0.54    $ 0.3375     $   0.60     $   0.54     $ 0.3375     $     --     $     --
  Class A**..................        --          --    $ 0.1125           --           --     $ 0.1125     $  0.400     $  0.355
  Class B**..................        --          --    $ 0.0625           --           --     $ 0.0625     $  0.200     $  0.155

---------------

 * Restated to give retroactive effect to the February 1998 pooling-of-interests business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.
** The pro forma cash dividends are equal to the historical BancGroup cash dividends.

                                  MARCH 31,                                   DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                           BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP
                           PRO FORMA    HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                              1998         1998        1997*        1996*        1995*        1994*        1993*
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF CONDITION
  DATA
At period end:
Total assets.............  $8,654,267   $8,006,359   $7,442,661   $6,165,691   $5,370,361   $4,214,492   $4,022,477
  Loans, net of unearned
    income...............   6,023,915    5,655,164    5,585,901    4,558,780    3,924,785   2,5959,565    2,468,564
  Mortgage loans held for
    sale.................     455,716      455,716      225,331      157,966      116,688       61,556      368,515
  Deposits...............   6,660,305    6,082,744    5,771,702    4,728,896    4,223,539    3,378,252    3,252,771
  Long-term debt.........     460,426      460,426      315,252       39,092       48,688       89,040       57,397
  Shareholders' equity...     619,530      571,586      543,262      443,391      388,770      298,812      279,300
Average daily balances
  Total assets...........   8,299,455    7,620,638    6,911,648    5,742,474    4,756,418    4,028,482    3,308,106
  Interest-earning
    assets...............   7,519,092    6,881,562    6,325,872    5,253,921    4,347,437    3,645,499    2,945,172
  Loans, net of unearned
    income...............   6,052,743    5,675,060    5,184,653    4,240,554    3,371,192    2,669,363    1,988,563
  Mortgage loans held for
    sale.................     254,992      254,992      149,309      135,135       98,785      135,046      248,502
  Deposits...............   6,359,861    5,852,198    5,442,818    4,463,015    3,787,613    3,280,208    2,666,025
  Shareholders' equity...     612,996      562,172      504,739      423,289      339,734      292,892      220,802
Book value per share.....  $    11.59   $    11.88   $    11.52   $    10.23   $     9.38   $     7.88   $     7.66
Tangible book value per
  share..................       10.11        10.24        10.05         9.54         8.65         7.37         7.21
SELECTED RATIOS
Income excluding SAIF
  special assessment,
  acquisition and
  restructuring costs and
  Year 2000 expenses to:
    Average assets.......        1.24%        1.25%        1.27%        1.20%        1.09%        0.97%        0.82%
    Average stockholders'
      equity.............       16.84%       16.99%       17.37%       16.23%       15.32%       13.37%       12.22%
Income before
  extraordinary items and
  the cumulative effect
  of a change in
  accounting for income
  taxes to:
    Average assets.......        0.97%        0.96%        1.19%        0.98%        1.06%        0.95%        0.79%
    Average stockholders'
      equity.............       13.18        12.95        16.35        13.30        14.91        13.01        11.87
Net income to:
  Average assets.........        0.97         0.96         1.19         0.98         1.06         0.95         0.90
  Average stockholders'
    equity...............       13.18        12.95        16.35        13.30        14.91        13.01        13.45
Efficiency ratio(1)(2)...       60.65        58.38        57.94        60.46        63.89        69.00        71.23
Dividend payout..........       43.59        44.74        33.90        41.22        35.43        39.22        39.89
Average equity to average
  assets.................        7.39         7.38         7.30         7.37         7.14         7.27         6.67
Allowance for possible
  loan losses to total
  loans (Net of unearned
  income)................        1.23%        1.22%        1.21%        1.27%        1.29%        1.54%        1.59%

---------------

  * Restated to give retroactive effect to the February 1998 pooling-of-interest business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,903,000 net of applicable income taxes in 1996.
(2) Acquisition expenses reflect costs and related restructuring expense of business combinations.

                                   PRIME BANK

                            SELECTED FINANCIAL DATA

                                      AT OR FOR THE
                                    THREE MONTHS ENDED
                                        MARCH 31,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                    ------------------    -----------------------------------------------
                                     1998       1997       1997      1996      1995      1994      1993
                                    -------    -------    -------   -------   -------   -------   -------
                                                (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT INFORMATION:
Interest income...................  $ 1,254    $ 1,148    $ 4,767   $ 4,225   $ 3,779   $ 3,078   $ 2,766
Interest expense..................      544        509      2,094     1,823     1,735     1,228     1,118
Net interest income...............      710        639      2,673     2,402     2,044     1,850     1,648
Provision for credit losses.......       20          5         72        54        46       110        31
Net interest income after
  provision for credit losses.....      690        634      2,601     2,348     1,998     1,740     1,617
Noninterest income................      102        115        458       474       444       423       633
Noninterest expenses..............      539        511      1,955     2,380     1,967     2,041     1,775
Earnings before taxes on income...      253        238      1,104       442       475       122       475
Income taxes......................       95         87        409       157       158        24       180
Net earnings......................      158        151        695       285       317        98       295
Basic earnings per share..........      .40        .38       1.74       .71       .79       .24       .74
Cash dividends per share..........       --         --         --        --       .08        --        --
Weighted average common shares and
  common share equivalents
  outstanding during period.......  400,000    400,000    400,000   400,000   400,000   400,000   400,000
BALANCE SHEET INFORMATION:
Total assets at end of period.....  $70,462               $68,298   $60,611   $54,123   $48,062   $41,636
Cash and cash equivalents.........    9,234                 7,798     5,708     7,565     3,650     3,481
Investment securities.............   15,728                15,381    14,497    10,702    11,396    10,447
Loans receivable, net of allowance
  for loan losses.................   41,915                42,039    38,021    33,474    30,338    25,070
Deposits..........................   63,085                59,996    53,387    47,604    42,030    36,065
Stockholders' equity..............    6,605                 6,450     5,715     5,442     5,064     5,080
Book value at end of period.......  $ 16.51               $ 16.12   $ 14.29   $ 13.61   $ 12.66   $ 12.70
Common shares outstanding at end
  of period.......................  400,000               400,000   400,000   400,000   400,000   400,000
Allowance for loan losses as a
  per-centage of period-end total
  loans...........................     1.09%                 1.04%     1.04%     1.02%     1.03%      .84%
Allowance for loan losses as a
  per-centage of nonperforming
  loans...........................  1,026.0%                506.0%    257.0%    118.5%    102.1%      N/A
Total nonperforming loans as a
  percentage of total loans.......       .1%                   .2%       .4%      .86%     1.01%      N/A
Total nonperforming loans as a
  percentage of total assets......      .06%                  .12%      .25%      .54%      .65%      N/A
Total nonperforming loans and real
  estate owned as a percentage of
  total assets....................       .1%                   .2%       .4%      .71%     1.13%      .50%

                                   PRIME BANK

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Prime Bank conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and residential mortgage and commercial real estate loans. Prime Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rates earned and paid on these balances. Net interest income is dependent upon Prime Bank's interest-rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, Prime Bank's profitability is affected by such factors as the level of noninterest income and expenses, the provision for credit losses, and the effective tax rate. Noninterest income consists primarily of service fees on deposit accounts. Noninterest expense consists of compensation and employee benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC, and other operating expenses.

     Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of Prime Bank at March 31, 1998 and December 31, 1997 and 1996, and results of operations of Prime Bank for the three-month periods ended March 31, 1998 and 1997 and the years ended December 31, 1997 and 1996. The following discussion should be read in conjunction with the financial statements of Prime Bank and related footnotes presented elsewhere herein.

LIQUIDITY

     During the three month period ended March 31, 1998, Prime Bank's cash and cash equivalents increased $1.4 million, from $7.8 million at December 31, 1997 to $9.2 million at March 31, 1998. That increase was caused primarily by a net increase in deposit accounts of $3.1 million resulting from the opening of a new branch office, and offset by decreases in other liabilities and taxes payable of $1.1 million and net purchases of investment securities of $361,000. During the three months ended March 31, 1998, total assets increased from $68.3 million at December 31, 1997 to $70.5 million at March 31, 1998.

     Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw their funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. In the ordinary course of business, Prime Bank's cash flows are generated from interest and fee income, as well as from loan repayments and the maturity of investment securities held-to-maturity. In addition to cash and due from banks, Prime Bank considers all securities available-for-sale and federal funds sold as primary sources of asset liquidity. Many factors affect the ability to accomplish these liquidity objectives successfully, including the economic environment, and the asset/liability mix within the balance sheet, as well as Prime Bank's reputation in the community. Prime Bank's principal sources of funds are net increases in deposits, principal and interest payments on loans and proceeds from sales and maturities of investments. Prime Bank used its capital resources primarily to fund existing and continuing loan commitments and to purchase investment securities. At March 31, 1998, Prime Bank had commitments to originate loans totaling $2.0 million, and had issued but unused standby letters of credit of $108,000. At March 31, 1998, Prime Bank had commitments to extend credit under the undisbursed portion of outstanding lines of credit and construction loans in process of $7.3 million. Scheduled maturities of certificates of deposit during the twelve months following March 31, 1998 totaled $29.1 million. Management believes that Prime Bank had adequate resources to fund all its commitments, that substantially all of its existing commitments will be funded in the subsequent twelve months and, if so desired, that it can adjust the rates on certificates of deposit and other deposit accounts to retain deposits in a changing interest rate environment.

     A state-chartered commercial bank is required to maintain a liquidity reserve of at least 15% of its transaction deposit accounts and 8% of its non-transaction deposit accounts. The liquidity reserve may consist of cash on hand, cash on demand deposit with other correspondent banks, and other investments and short-term marketable securities as determined by the rules of the Florida Department, such as federal funds sold and United States securities or securities guaranteed by the United States. As of March 31, 1998 and December 31, 1997, Prime Bank had a liquidity ratio of 39.5% and 38.5%, respectively.

CAPITAL RESOURCES

     Prime Bank's total stockholders' equity was $6.6 million and $6.4 million at March 31, 1998 and December 31, 1997. The increase in stockholders' equity during the three months ended March 31, 1998 of $155,000 was primarily from $158,000 of net earnings. Prime Bank's total stockholders' equity was 9.4%, 9.4% and 9.4% of total assets as of March 31, 1998, December 31, 1997 and 1996, respectively.

     Prime Bank is subject to various regulatory capital requirement administered by various regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on Prime Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Prime Bank must meet specific capital guidelines that involve quantitative measures of Prime Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Prime Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Prime Bank to maintain minimum amounts (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of March 31, 1998 and December 31, 1997, that Prime Bank met all capital adequacy requirements to which it is subject.

     As of March 31, 1998 and December 31, 1997, the most recent notification from Prime Bank's primary regulator categorized Prime Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Prime Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed Prime Bank's category.

     Prime Bank's actual capital amounts and ratios are presented in the following table (dollars in thousands).

                                                                                      TO BE WELL
                                                                                     CAPITALIZED
                                                                                        UNDER
                                                                                        PROMPT
                                                                   FOR CAPITAL        CORRECTIVE
                                                                     ADEQUACY           ACTION
                                                    ACTUAL          PURPOSES:         PROVISIONS
                                                --------------    --------------    --------------
                                                AMOUNT   RATIO    AMOUNT   RATIO    AMOUNT   RATIO
                                                ------   -----    ------   -----    ------   -----
AS OF MARCH 31, 1998:
  Total capital (to Risk-Weighted Assets).....  $7,019   14.05%   $3,996   8.00%    $4,995   10.00%
  Tier I Capital (to Risk-Weighted Assets)....   6,557   13.13%    1,998   4.00%     2,997    6.00%
  Tier I Capital (to Average Assets)..........   6,557    9.31%    2,818   4.00%     3,523    5.00%
AS OF DECEMBER 31, 1997:
  Total capital (to Risk-Weighted Assets).....  $6,450   13.04%   $3,956   8.00%    $4,945   10.00%
  Tier I Capital (to Risk-Weighted Assets)....   6,394   12.93%    1,978   4.00%     2,967    6.00%
  Tier I Capital (to Average Assets)..........   6,394    9.80%    2,610   4.00%     3,262    5.00%

     In 1996, the FDIC levied a one-time assessment on all SAIF-insured deposits, of 65.7 cents per $100 of domestic deposits, held as of March 31, 1995. This one-time assessment was intended to recapitalize the SAIF to the required level of 1.25% of insured deposits, and was payable in 1996. Prime Bank recorded the special assessment of $289,000 before taxes in the third quarter of 1996.

RESULTS OF OPERATIONS

  General

     Prime Bank's net income was $158,000 for the three months ended March 31, 1998 as compared $151,000 for the same period in 1997. Prime Bank's net income was $695,000 for the year ended December 31, 1997, as compared to $285,000 for the year ended December 31, 1996, or an increase of $410,000.

     For the three months ended March 31, 1998 and 1997, and the years ended December 31, 1997 and 1996, selected ratios were as follows:

                                                        THREE MONTHS
                                                            ENDED         YEAR ENDED
                                                          MARCH 31,      DECEMBER 31,
                                                        -------------    -------------
                                                        1998    1997     1997     1996
                                                        ----    -----    -----    ----
Average equity as a percentage of average assets......  9.62%    9.42%    9.61%   9.82%
Return on average assets (annualized).................   .93%     .99%    1.10%    .51%
Return on average equity (annualized).................  9.68%   10.46%   11.43%   5.18%
Noninterest expense to average assets (annualized)....  3.18%    3.33%    3.09%   4.24%

     The following table sets forth for the periods indicated information regarding (i) the total dollar amount of interest and dividend income of Prime Bank from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest/dividend income; (iv) interest-rate spread; (v) net interest margin; and (vi) ratio of average interest-earning assets to average interest-bearing liabilities.

                                                             THREE MONTHS ENDED MARCH 31,
                                             -------------------------------------------------------------
                                                         1998                            1997
                                             -----------------------------   -----------------------------
                                                       INTEREST    AVERAGE             INTEREST    AVERAGE
                                             AVERAGE      AND      YIELD/    AVERAGE      AND      YIELD/
                                             BALANCE   DIVIDENDS    RATE     BALANCE   DIVIDENDS    RATE
                                             -------   ---------   -------   -------   ---------   -------
                                                                (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans....................................  $42,337    $  986      9.32%    $38,661    $  885      9.16%
  Securities...............................   14,982       210      5.61%     15,039       212      5.64%
  Other interest-earnings assets(1)........    4,017        58      5.78%      3,604        51      5.66%
                                             -------    ------               -------    ------
          Total interest-earning assets....   61,336     1,254      8.18%     57,304     1,148      8.01%
                                                        ------                          ------
  Noninterest-earning assets(2)............    6,515                           4,002
                                             -------                         -------
          Total assets:....................  $67,851                         $61,306
                                             =======                         =======
Interest-bearing liabilities:
  Savings and NOW deposits.................   10,948        52      1.90%      8,906        48      2.16%
  Money-market deposits....................    6,204        39      2.51%      6,741        50      2.97%
  Time deposits............................   33,224       453      5.45%     30,931       411      5.32%
                                             -------    ------               -------    ------
          Total interest-bearing
            liabilities....................   50,376       544      4.32%     46,578       509      4.37%
                                                        ------                          ------
  Demand deposits..........................   10,010                           8,167
  Noninterest-bearing liabilities..........      938                             788
  Stockholders' equity.....................    6,527                           5,773
                                             -------                         -------
          Total liabilities and
            stockholders' equity...........  $67,851                         $61,306
                                             =======                         =======
Net-interest income........................             $  710                          $  639
                                                        ======                          ======
Interest-rate spread(3)....................                         3.86%                           3.64%
                                                                    ====                            ====
Net interest margin(4).....................                         4.63%                           4.46%
                                                                    ====                            ====
Ratio of average interest-earning assets to
  average interest-bearing liabilities.....     1.22                            1.23
                                             =======                         =======

---------------

(1) Includes interest-bearing deposits, federal funds sold and Federal Home Loan Bank Stock.
(2) Includes nonaccrual loans.
(3) Interest-rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

     The following table sets forth for the periods indicated information regarding (i) the total dollar amount of interest and dividend income of the Bank from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest/dividend income; (iv) interest-rate spread; (v) net interest margin; and (vi) ratio of average interest-earning asset to average interest-bearing liabilities.

                                                                YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------------
                                                         1997                            1996
                                             -----------------------------   -----------------------------
                                                       INTEREST    AVERAGE             INTEREST    AVERAGE
                                             AVERAGE      AND      YIELD/    AVERAGE      AND      YIELD/
                                             BALANCE   DIVIDENDS    RATE     BALANCE   DIVIDENDS    RATE
                                             -------   ---------   -------   -------   ---------   -------
                                                                (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans....................................  $38,282    $3,633      9.49%    $35,392    $3,331      9.41%
  Securities...............................   16,365       947      5.79%     12,120       651      5.37%
  Other interest-earning assets(1).........    3,191       187      5.86%      4,477       243      5.43%
                                             -------    ------               -------    ------
          Total interest-earning assets....   57,838     4,767      8.24%     51,989     4,225      8.13%
                                                        ------                          ------
  Noninterest-earning assets(2)............    5,484                           4,197
                                             -------                         -------
          Total assets:....................  $63,322                         $56,186
                                             =======                         =======
Interest-bearing liabilities:
  Savings and NOW deposits.................    9,406       185      1.97%      6,718       132      1.96%
  Money-market deposits....................    6,468       179      2.77%      7,756       209      2.69%
  Time deposits............................   31,531     1,730      5.49%     28,601     1,482      5.18%
                                             -------    ------               -------    ------
          Total interest-bearing
            liabilities....................   47,405     2,094      4.42%     43,075     1,823      4.23%
                                                        ------                          ------
  Demand deposits..........................    8,844                           7,083
  Noninterest-bearing liabilities..........      990                             512
  Stockholders; equity.....................    6,083                           5,516
                                             -------                         -------
          Total liabilities and
            stockholders' equity...........  $63,322                         $56,186
                                             =======                         =======
  Net-interest income......................             $2,673                          $2,402
                                                        ======                          ======
  Interest-rate spread(3)..................                         3.82%                           3.90%
                                                                    ====                            ====
  Net interest margin(4)...................                         4.62%                           4.62%
                                                                    ====                            ====
  Ratio of average interest-earning assets
     to average interest-bearing
     liabilities...........................     1.22                            1.21
                                             =======                         =======

---------------

(1) Includes interest-bearing deposits, federal funds sold and Federal Home Loan Bank Stock.
(2) Includes nonaccrual loans.
(3) Interest-rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

NET INTEREST INCOME

     Net interest income, which constitutes the principal source of income for Prime Bank, represents the excess of interest income on interest-earning assets over interest expense on interest-bearing liabilities. The principal interest-earning assets are federal funds sold, investment securities and loans receivable. Interest-bearing liabilities primarily consist of time deposits, interest-bearing checking accounts ("NOW accounts"), retail savings deposits and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

     The following table sets forth certain information regarding changes in Prime Bank's interest income and interest expense during the three months ended March 31, 1998 compared to the same period in 1997, and the year ended December 31, 1997 as compared to the year ended December 31, 1996. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in interest rate (change in rate multiplied by prior volume), (2) changes in the volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                                THREE MONTHS ENDED MARCH 31
                                                             ---------------------------------
                                                                       1998 VS. 1997
                                                                INCREASE (DECREASE) DUE TO
                                                             ---------------------------------
                                                                               RATE/
                                                             RATE    VOLUME    VOLUME    TOTAL
                                                             ----    ------    ------    -----
                                                                  (DOLLARS IN THOUSANDS)
Interest bearing assets:
  Loans..................................................    $ 61     337         6       404
  Securities.............................................      (5)     (3)       --        (8)
  Other interest-earning assets..........................       5      23        --        28
                                                             ----     ---        --       ---
          Total..........................................      61     357         6       424
                                                             ----     ---        --       ---
Interest bearing liabilities:
  Deposits:
     Savings and NOW deposits............................     (23)     44        (5)       16
     Money-market deposits...............................     (30)    (16)        2       (44)
     Time deposits.......................................      43     122         3       168
                                                             ----     ---        --       ---
          Total..........................................     (10)    150        --       140
Net change in net interest income........................    $ 71     207         6       284
                                                             ====     ===        ==       ===

                                                                   YEAR ENDED DECEMBER 31
                                                                        1997 VS. 1996
                                                                 INCREASE (DECREASE) DUE TO
                                                              ---------------------------------
                                                                                RATE/
                                                              RATE    VOLUME    VOLUME    TOTAL
                                                              ----    ------    ------    -----
                                                                   (DOLLARS IN THOUSANDS)
Interest bearing assets:
  Loans...................................................    $28      272         2       302
  Securities..............................................     50      228        18       296
  Other interest-earning assets...........................     20      (70)       (6)      (56)
                                                              ---      ---        --       ---
          Total...........................................     98      430        14       542
                                                              ---      ---        --       ---
Interest bearing liabilities:
  Deposits:
     Savings and NOW deposits.............................     --       53        --        53
     Money-market deposits................................      6      (35)       (1)      (30)
     Time deposits........................................     87      152         9       248
                                                              ---      ---        --       ---
          Total...........................................     93      170         8       271
                                                              ---      ---        --       ---
Net change in net interest income.........................    $ 5      260         6       271
                                                              ===      ===        ==       ===

  Comparison of Three Months Ended March 31, 1998 and 1997

     General -- Net earnings for the three months ended March 31, 1998 were $158,000 compared to $151,000 for thee three months ended March 31, 1997. The increase was primarily due to an increase in interest income of $106,000, partially offset by an increase in interest expense of $35,000.

     Interest Income and Expense -- For the three months ended March 31, 1998, interest income was $1.3 million compared to $1.1 million for the three months ended March 31, 1997. In 1998, interest on loans was $986,000 and the weighted-average yield earned on the loan portfolio was 9.32% compared to $885,000 and a weighted-average yield of 9.16% in 1997. The increase in interest income on loans in 1998 was due to the increase in the average balance outstanding and the weighted-average yield earned thereon. Interest on securities decreased to $210,000 in 1998 compared to $212,000 in 1997. That decrease was due to decreases in the weighted-average yield earned on investments from 5.64% in 1998 to 5.61% in 1997. Other interest and dividends was $58,000 in 1998 compared to $51,000 in 1997. The increase in other interest and dividends was due to increases in the average balance outstanding and in weighted-average yield earned during 1998.

     Interest expense was $544,000 in 1998 compared to $509,000 in 1997. The increase is a result of an increase in the average balance on deposits outstanding, from $46.6 million in 1997 to $50.4 million in 1998, partially offset by a decrease in the average cost of deposits, from 4.37% in 1997 to 4.32% in 1998.

     Provision for Loan Losses -- The Bank recorded a provision for loan losses of $20,000 for the three months ended March 31, 1998 compared to $5,000 for 1997. At March 31, 1998, the Bank's allowance for loan losses totaled $462,000, compared to $445,000 at December 31, 1997. The Bank has continued to increase its allowance for loan losses as the Bank grows and the composition of the loan portfolio changes.

     Noninterest Income -- Noninterest income decreased from $115,000 in 1997 to $102,000 in 1998. The decrease was due primarily to a decrease in other fees and service charges of $13,000 during 1998 compared to 1997.

     Noninterest Expense -- Noninterest expense increased from $511,000 in 1997 to $539,000 in 1998. The increase was primarily due to an increase in salaries and employee benefits of $12,000 during 1998 compared to 1997.

     Provision for Income Taxes -- The income tax provision increased from $87,000 (an effective rate of 36.6%) for the three months ended March 31, 1997 to $95,000 (an effective rate of 37.5%) for 1998.

  Comparison of Years Ended December 31, 1997 and 1996

     General -- Net earnings for the year ended December 31, 1997 were $695,637 compared to $285,641 for the year ended December 31, 1996. The increase was primarily due to an increase in interest income of $542,241 and a decrease in noninterest expense of $424,303.

     Interest Income and Expense -- For the year ended December 31, 1997, interest income was $4,767,159 compared to $4,224,918 for the year ended December 31, 1996. In 1997, interest on loans was $3,633,383 and the weighted-average yield earned on the loan portfolio was 9.49% compared to $3,330,766 and a weighted-average yield of 9.41% in 1996. The increase in interest income on loans in 1997 was due to the increase in the average balance outstanding and the weighted-average yield earned thereon. Interest on securities increased to $946,886 in 1997 compared to $651,430 in 1996. That increase was due to increases in the weighted-average yield earned on investments from 5.37% in 1996 to 5.79% in 1997 and in the average balance outstanding from $12.1 million in 1996 to $16.4 million in 1997. Other interest and dividends was $186,890 in 1997 compared to $242,722 in 1996. The decrease in other interest and dividends was due to a decrease in the average balance outstanding partially offset by a decrease in weighted-average yield earned during 1997.

     Interest expense was $2,093,736 in 1997 compared to $1,823,055 in 1996. Interest expense increased as a result of increases in the average balance on deposits outstanding, from $43.1 million in 1996 to $47.4 million in 1997 and an increase in the average cost of deposits, from 4.23% in 1996 to 4.42% in 1997.

     Provision for Loan Losses -- The Bank recorded a provision for loan losses of $72,000 for the year ended December 31, 1997 compared to $53,772 for 1996. At December 31, 1997, the Bank's allowance for loan losses totaled $445,196, compared to $401,173 at December 31, 1996. The Bank has continued to increase its allowance for loan losses as the Bank grows and the composition of the loan portfolio changes.

     Noninterest Income -- Noninterest income decreased from $474,022 in 1996 to $458,196 in 1997. The decrease was due primarily to a decrease in service charges on deposit accounts of $24,261 during 1997 compared to 1996.

     Noninterest Expense -- Noninterest expense decreased from $2,379,687 in 1996 to $1,955,384 in 1997. The decrease was primarily due to the one-time SAIF assessment of $288,989 in 1996 with no corresponding amount in 1997.

     Provision for Income Taxes -- The income tax provision increased from $156,785 (an effective rate of 35.4%) for the year ended December 31, 1996 to $408,598 (an effective rate of 37.0%) for 1997.

ASSET/LIABILITY MANAGEMENT

     A principal objective of Prime Bank's asset/liability management strategy is to minimize its exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of Prime Bank's Asset and Liability Committee (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

     Management evaluates interest rate risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to maintain interest rate risk within target levels for the appropriate level of risk which are determined by the ALCO Committee. The ALCO Committee uses computer models prepared by a third party to measure the Bank's interest-rate sensitivity. From these reports, the ALCO Committee can estimate the net interest income effect of various interest-rate scenarios.

     As a part of Prime Bank's interest-rate risk management policy, the ALCO Committee examines the extent to which its assets and liabilities are "interest-rate sensitive" and monitors Prime Bank's interest-rate sensitivity "gap." An asset or liability is considered to be interest-rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income.

     The ALCO Committee's policy is to maintain a cumulative one-year gap which falls in the range of (20%) to 20% of total assets. As of December 31, 1997, Prime Bank's cumulative one-year gap was 2.5% of total assets. Management attempts to conform to this policy by managing the maturity distribution of its investment portfolio and emphasizing originations and purchase of adjustable-interest rate loans, and by managing the product mix and maturity of its deposit accounts.

     A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or period of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable-interest rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments (on loans and mortgage-backed securities) and early withdrawal (of deposit accounts) levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

     Management's strategy is to maintain a relatively balanced interest-rate risk position to protect its net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a quarterly basis, the maturity and repricing of assets and liabilities.

     Management believes that the type and amount of Prime Bank's interest-rate sensitive liabilities may reduce the potential impact that a rise in interest rates might have on Prime Bank's net interest income. Prime Bank seeks to maintain a core deposit base by providing quality services to its customers without significantly increasing its cost of funds or operating expenses. Prime Bank's demand, savings, money market, and NOW deposit accounts, approximated 47.0%, 43.0% and 50.2% of total deposits at March 31, 1998, December 31, 1997 and 1996, respectively. Management anticipates that these accounts will continue to comprise a significant portion of Prime Bank's total deposit base. At March 31, 1998 and December 31, 1997 and 1996, 13.1%, 11.4% and 9.4%, respectively, of
Prime Bank's total assets consisted of cash and cash equivalents. In addition, at March 31, 1998, December 31, 1996 and 1996, Prime Bank's liquidity ratio was 40%, 38% and 36%, respectively. Prime Bank also maintains a "floor," or minimum rate, on certain of its floating or prime based loans. These floors allow Prime Bank to continue to earn a higher rate when the floating rate falls below the established floor rate.

     The following table sets forth information about rate-sensitive assets and liabilities that are estimated to mature or are scheduled to be repriced within the periods shown:

                           INTEREST RATE SENSITIVITY
                              AT DECEMBER 31, 1997

                                              SIX MONTHS   SIX MONTHS    ONE YEAR TO   OVER FIVE
                                               OR LESS     TO ONE YEAR   FIVE YEARS      YEARS      TOTAL
                                              ----------   -----------   -----------   ---------   -------
                                                                     (IN THOUSANDS)
Rate-sensitive assets.......................   $10,383       $ 5,492       $28,314      $15,723    $59,912
Rate-sensitive liabilities..................     3,647        10,489        27,268       18,592     59,996
                                               -------       -------       -------      -------    -------
GAP (repricing differences).................     6,736        (4,997)        1,046       (2,869)       (84)
                                               =======       =======       =======      =======    =======
Cumulative GAP..............................   $ 6,736       $ 1,739       $ 2,785      $   (84)
                                               =======       =======       =======      =======

FINANCIAL CONDITION

  Lending Activities

     A significant source of Prime Bank's income is the interest earned on its loan portfolio. At March 31, 1998, Prime Bank's total assets were $70.5 million and its loans receivable, net were $41.9 million or 59.4% of total assets. At December 31, 1997, Prime Bank's total assets were $68.3 million and its loans receivable, net were $42.0 million or 61.5% of total assets. At December 31, 1996, Prime Bank's total assets were $60.6 million and its loans receivable, net were $38.0 million or 62.7% of total assets. The following table displays loan originations by type of loan and principal reductions during the periods indicated:

                                                                           YEAR ENDED
                                                  THREE MONTHS ENDED      DECEMBER 31,
                                                      MARCH 31,        -------------------
                                                         1998            1997       1996
                                                  ------------------   --------   --------
                                                               (IN THOUSANDS)
Originations:
  Commercial loans..............................       $ 1,328         $  3,915   $  7,895
  Commercial real estate loans..................         1,847           11,970      7,530
  Residential real estate.......................            --            1,278      2,765
  Consumer loans................................           660            2,776      2,416
                                                       -------         --------   --------
          Total loans originated................         3,835           19,939     20,606
Principal reductions............................        (3,946)         (15,891)   (15,307)
                                                       -------         --------   --------
  Increase (decrease) in gross loans............       $  (111)        $  4,048   $  5,299
                                                       =======         ========   ========

     The originations noted in the table above exclude originations of loans held for sale of $817,000 and $3.0 million for years ended December 31, 1997 and 1996, respectively.

     Prime Bank's primary market area consists of Brevard County, Florida. This area is located approximately 40 miles east of Orlando. The principal economic activities of the area include defense contracting, aerospace, agriculture, services, miscellaneous manufacturing (including wholesale and retail trade), and tourism. There is no assurance that this area will continue to experience economic growth. Over the past several years, the Kennedy Space Center, and the defense and aerospace industries generally, have experienced a decrease in employment levels. This trend may have an adverse effect on other sectors of the Brevard County economy. Adverse conditions in any one or more of the industries operating in Brevard County or a slow-down in general economic conditions could have an adverse effect on Prime Bank.

     Lending activities are conducted pursuant to a written policy which has been adopted by Prime Bank. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by a loan committee comprised of certain officers and directors of Prime Bank.

     At March 31, 1998, December 31, 1997 and 1996, the composition of Prime Bank's loan portfolio was as follows:

                                      AT MARCH 31,               AT DECEMBER 31,
                                     ---------------    ----------------------------------
                                          1998               1997               1996
                                     ---------------    ---------------    ---------------
                                               % OF               % OF               % OF
                                     AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                     -------   -----    -------   -----    -------   -----
                                                    (DOLLARS IN THOUSANDS)
Mortgage loans:
  Residential real estate..........  $ 7,058    16.6%   $ 8,114    19.1%   $11,070    28.7%
  Commercial real estate...........   22,439    52.8     21,674    50.9     16,210    42.1
  Land.............................    2,299     5.4      2,419     5.7      2,497     6.5
                                     -------   -----    -------   -----    -------   -----
          Total mortgage loans.....   31,796    74.8     32,207    75.7     29,777    77.3
                                     -------            -------            -------
Commercial and other loans.........    7,802    18.4      7,156    16.8      5,755    14.9
Consumer loans.....................    1,397     3.3      1,428     3.3      1,415     3.7
Lines of credit....................    1,485     3.5      1,800     4.2      1,595     4.1
                                     -------   -----    -------            -------
          Total loans..............   42,480   100.0%    42,591   100.0%    38,542   100.0%
                                     -------   =====    -------   =====    -------   =====
Deduct:
  Allowance for loan losses........     (462)              (445)              (401)
  Deferred loan fees, net..........     (103)              (107)              (120)
                                     -------            -------            -------
     Loans receivable, net.........  $41,915            $42,039            $38,021
                                     =======            =======            =======

     At March 31, 1998 and December 31, 1997, the maturities and interest rate sensitivities of Prime Bank's loan portfolio based on remaining scheduled principal repayments were as follows:

                                                 DUE IN    DUE AFTER 1
                                                 1 YEAR    YEAR THROUGH   DUE AFTER
                                                 OR LESS     5 YEARS       5 YEARS     TOTAL
                                                 -------   ------------   ---------   -------
                                                                (IN THOUSANDS)
AT MARCH 31, 1998:
Commercial and other loans.....................  $3,621      $ 3,746       $   435    $ 7,802
Commercial real estate loans...................   3,818       10,955         7,666     22,439
Residential mortgage and land loans............     625        3,682         5,050      9,357
Consumer loans and lines of credit.............     640        1,783           459      2,882
                                                 ------      -------       -------    -------
          Total loans..........................  $8,704      $20,166       $13,610    $42,480
                                                 ======      =======       =======    =======
Loans with maturities over one year:
  Fixed-interest rate..........................                                       $23,542
  Variable-interest rate.......................                                        10,234
                                                                                      -------
          Total maturities greater than one
            year...............................                                       $33,776
                                                                                      =======
AT DECEMBER 31, 1997:
Commercial and other loans.....................  $3,559      $ 3,478       $   119    $ 7,156
Commercial real estate loans...................   3,346       11,292         7,036     21,674
Residential mortgage and land loans............     684        3,831         6,018     10,533
Consumer loans and lines of credit.............     655        1,958           615      3,228
                                                 ------      -------       -------    -------
          Total loans..........................  $8,244      $20,559       $13,788    $42,591
                                                 ======      =======       =======    =======
Loans with maturities over one year:
  Fixed-interest rate..........................                                       $23,248
  Variable-interest rate.......................                                        11,099
                                                                                      -------
          Total maturities greater than one
            year...............................                                       $34,347
                                                                                      =======

ASSET QUALITY

     Management seeks to maintain a high quality of assets through sound underwriting and lending practices. As of March 31, 1998 and December 31, 1997 and 1996, approximately 78.3%, 75.6% and 77.3%, respectively, of the total loan portfolio was collateralized by commercial and residential real estate mortgages. The level of nonperforming loans and real estate owned also is relevant to the credit quality of a loan portfolio. As of March 31, 1998 and December 31, 1997 and 1996, total nonperforming assets were $22,000 or .03%, $27,000 or .04%, and $173,000, or .28% of total assets, respectively.

     The commercial real estate mortgage loans in Prime Bank's portfolio consist of fixed- and adjustable-interest rate loans which were originated at prevailing market interest rates. Prime Bank's policy has been to originate commercial real estate mortgage loans predominantly in its primary market area. Commercial real estate mortgage loans are generally made in amounts up to 75% of the appraised value of the property securing the loan and entail significant additional risks compared to residential mortgage loans. In making commercial real estate loans, Prime Bank primarily considers the net operating income generated by the real estate to support the debt service, the financial resources and income level and managerial expertise of the borrower, the marketability of the collateral and Prime Bank's lending experience with the borrower.

     Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his employment and other income and which are collateralized by real property whose value tends to be more readily ascertainable, commercial loans typically are underwritten on the basis of the borrower's ability to make repayment from the cash flow of his business and generally are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself, which is subject to adverse conditions in the economy. Commercial loans also entail certain additional risks since they usually involve large loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

     From time to time, Prime Bank will originate loans on an unsecured basis. At March 31, 1998 and December 31, 1997, unsecured loans totaled $369,000 and $356,000, respectively.

     Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. Prime Bank, on a routine basis, monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loan to deposit ratios, and industry trends. As of March 31, 1998 and December 31, 1997 and 1996, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business exceeded 10% of total loans, except that as of such dates loans collateralized with mortgages on real estate represented 78.3%, 75.6% and 77.3%, respectively, of the loan portfolio and were to borrowers in varying activities and businesses.

CLASSIFICATION OF ASSETS

     Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan on non-accrual status when principal or interest is past due 90 days or more (unless, in the determination of management, the principal and interest on the loan are well collateralized and in the process of collection), or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Consumer installment loans are generally charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income.

     Real estate acquired by Prime Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned ("OREO"). OREO properties are recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at the time it is transferred to OREO. Further write-downs in OREO are recorded at the time management believes additional deterioration in value has occurred and are charged to noninterest expense.

     Interest income that would have been recorded under the original terms of loans on nonaccrual status and interest income actually recognized was as follows:

                                                          THREE MONTHS
                                                             ENDED         YEAR ENDED
                                                           MARCH 31,      DECEMBER 31,
                                                          ------------    ------------
                                                          1998    1997    1997    1996
                                                          ----    ----    ----    ----
                                                                 (IN THOUSANDS)
Interest income that would have been recorded...........  $ --    $ --    $  1    $ 6
Less interest income recognized.........................    --      --      --     (5)
                                                          ----    ----    ----    ---
  Interest income foregone..............................  $ --    $ --    $  1    $ 1
                                                          ====    ====    ====    ===

     On January 1, 1995, Prime Bank adopted FAS 114 and FAS 118. These Statements address the accounting by creditors for impairment of certain loans and generally require Prime Bank to identify loans, for which Prime Bank probably will not receive full repayment of principal and interest, as impaired loans. These Statements require that impaired loans be valued at the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the observable market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. Prime Bank has implemented these Statements by modifying its quarterly review of the adequacy of the allowance for credit losses to also identify and value impaired loans in accordance with guidance in these Statements.

     The following summarizes the amounts of impaired loans, all of which were considered collateral dependent:

                                                              AT MARCH 31,   AT DECEMBER 31,
                                                              ------------   --------------
                                                                  1998       1997      1996
                                                              ------------   ----      ----
                                                                    (IN THOUSANDS)
Loans identified as impaired:
  Gross loans with related allowance for losses recorded....      $253       $272      $ 30
  Less: Allowances on these loans...........................       (13)       (14)       (1)
                                                                  ----       ----      ----
Net investment in impaired loans............................      $240       $258      $ 29
                                                                  ====       ====      ====

     The average net investment in impaired loans and interest income recognized and received on impaired loans during each of the periods indicated was as follows:

                                                     THREE MONTHS
                                                         ENDED           YEAR ENDED
                                                       MARCH 31,        DECEMBER 31,
                                                     -------------      -------------
                                                     1998     1997      1997     1996
                                                     ----     ----      ----     ----
                                                              (IN THOUSANDS)
Average investment in impaired loans...............  $263     $24       $65      $537
Interest income recognized on impaired loans.......  $  7     $ 1       $25      $ 33
Interest income received on impaired loans.........  $  7     $ 1       $25      $ 33

     As of March 31, 1998, and December 31, 1997 and 1996, loans on non-accrual status and other real estate owned, the ratio of such loans and real estate owned to total assets, and certain other related information was as follows:

                                            AS OF MARCH 31,         AS OF DECEMBER 31,
                                            ---------------   -------------------------------
                                                 1998              1997             1996
                                            ---------------   --------------   --------------
                                                      % OF             % OF             % OF
                                                      TOTAL            TOTAL            TOTAL
                                            AMOUNT    LOANS   AMOUNT   LOANS   AMOUNT   LOANS
                                            -------   -----   ------   -----   ------   -----
                                                         (DOLLARS IN THOUSANDS)
Loans on non-accrual status:
  Commercial..............................  $    --     --%      --      --%      --      --%
  Real estate construction................       --     --       --      --       --      --
  Commercial real estate..................       --     --       --      --       --      --
  Residential mortgage....................       --     --       27      .1      154      .4
  Consumer and other......................       --     --       --      --        2      --
                                            -------    ---    -----     ---    -----     ---
          Total loans on non-accrual
            status........................       --     --       27      .1      156      .4
                                            -------    ---    -----     ---    -----     ---
Accruing loans over 90 days delinquent....       --     --       --      --       --      --
Troubled debt restructurings..............       45     .1       61      .1       --      --
                                            -------    ---    -----     ---    -----     ---
          Total non-performing loans......  $    45     .1%   $  88      .2%   $ 156      .4%
                                            -------    ===    -----     ===    -----     ===
Other real estate owned...................  $    22           $  --            $  --
                                            -------           -----            -----
          Total non-performing assets.....  $    67           $  88            $ 156
                                            =======           =====            =====
Loans past-due:
  30 to 59 days delinquent................  $   265     .6    $  60      .1    $ 217      .6
  60 to 89 days delinquent................      169     .4        1      --       33      .1
                                            -------    ---    -----     ---    -----     ---
          Total loans past-due 30 to 89
            days..........................      434    1.0%      61      .1%     250      .7%
                                            =======    ===    =====     ===    =====     ===
          Total nonperforming loans and
            loans past-due 30 to 89
            days..........................  $   479    1.2%   $ 149      .3%   $ 406     1.1%
                                            =======    ===    =====     ===    =====     ===
As a percentage of total assets:
          Total non-performing loans......      .06%            .13%             .26%
          Total non-performing assets.....      .10%            .13%             .26%
Allowance for credit losses as a
  percentage of:
  Total loans, excluding loans
     held-for-sale........................     1.09%           1.05%            1.04%
  Non-performing loans....................  1,026.0%          506.0%           257.0%

     As of March 31, 1998, there were no loans on nonaccrual. As of March 31, 1998, the 30 to 89 day delinquencies totaled $434,000 consisting of nine customer relationships. Of those nine relationships, two were loans with outstanding balances of over $100,000 at March 31, 1998. The first of these two relationships was an acquisition and development loan ($169,683) secured by single family residential lots. On May 31, 1998, the loan was brought current and the balance reduced to $151,849. The second relationship was a residential first mortgage of $114,745, which was brought current in April 1998.

ALLOWANCE FOR CREDIT LOSSES

     In originating loans, Prime Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the credit worthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. As a matter of policy, Prime Bank maintains an allowance for credit losses. The amount provided for credit losses during any period is based on an evaluation by management of the amount needed to maintain the allowance at a level sufficient to cover anticipated losses and the inherent risk of losses in the loan portfolio. In determining the amount of the allowance, management considers the dollar amount of loans outstanding, its assessment of known or potential problem loans, current economic conditions, the risk characteristics of the various classifications of loans, credit record of its borrowers, the fair market value of underlying collateral and other factors. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the fair value of the underlying collateral for each loan. See "-- Results of Operations -- Provision for Credit Losses."

     Management continues to actively monitor Prime Bank's asset quality and to charge-off loans against the allowance for credit losses when appropriate or to provide specific loss allowances when necessary. Although management believes that it uses the best information available at the time to make determinations with respect to allowance for credit losses, subsequent adjustments to the allowance for credit losses may be necessary if future economic conditions or other facts differ from the assumptions used in making the initial determinations or if regulatory policies change.

     As of March 31, 1998, December 31, 1997 and 1996, the allocation of the allowance for credit losses was as follows:

                                         AT MARCH 31,                 AT DECEMBER 31,
                                       -----------------   -------------------------------------
                                             1998                1997                1996
                                       -----------------   -----------------   -----------------
                                                  % OF                % OF                % OF
                                                LOANS TO            LOANS TO            LOANS TO
                                                 TOTAL               TOTAL               TOTAL
                                       AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS
                                       ------   --------   ------   --------   ------   --------
                                                        (DOLLARS IN THOUSANDS)
Commercial loans.....................   $ 85      18.4%     $ 75      16.9%     $ 60      15.0%
Commercial real estate loans.........    244      52.8       226      50.8       169      42.1
Residential real estate and land
  loans..............................     77      16.7        85      19.1       115      28.7
Consumer loans and other.............     56      12.1        59      13.2        57      14.2
                                        ----     -----      ----     -----      ----     -----
          Total allowance for credit
            losses...................   $462     100.0%     $445     100.0%     $401     100.0%
                                        ====     =====      ====     =====      ====     =====

     The provision for credit losses increased from $5,000 during the three months ended March 31, 1997 to $20,000 for the same period in 1998, primarily as a result of the increase in the average loans outstanding from $38.7 million during the 1997 period to $42.3 million during the 1998 period. Considering the nature of Prime Bank's loan portfolio, management believes that the $462,000 allowance for credit losses at March 31, 1998 was adequate as of such date. See "-- Financial Condition -- Classification of Assets," and "-- Results of Operations -- Provision for Credit Losses."

     During the three months ended March 31, 1998 and 1997, and the years ended December 31, 1997 and 1996, the activity in Prime Bank's allowance for credit losses was as follows:

                                                    THREE MONTHS ENDED      YEAR ENDED
                                                        MARCH 31,          DECEMBER 31,
                                                    ------------------   -----------------
                                                           1998           1997      1996
                                                    ------------------   -------   -------
                                                            (DOLLARS IN THOUSANDS)
Allowance at beginning of period..................       $    445        $   401   $   347
Loans charged-off:
  Commercial......................................             --             --        --
  Commercial real estate..........................             --             --        --
  Residential mortgage............................             (3)           (28)       --
  Consumer and other..............................             --             --        --
                                                         --------        -------   -------
          Total loans charged-off.................             (3)           (28)       --
                                                         --------        -------   -------
Recoveries:
  Commercial......................................             --             --        --
  Commercial real estate..........................             --             --        --
  Residential.....................................             --             --        --
  Consumer and other..............................             --             --        --
                                                         --------        -------   -------
          Total recoveries........................             --             --        --
                                                         --------        -------   -------
  Net loans charged-off...........................             (3)           (28)       --
                                                         --------        -------   -------
Provision for credit losses charged to expense....             20             72        54
                                                         --------        -------   -------
Allowance at end of period........................       $    462        $   445   $   401
                                                         ========        =======   =======
Net charge-offs as a percentage of average loans
  outstanding (annualized for the three-month
  period).........................................            .03%           .07%       --%
Allowance for loan losses as a percentage of
  period-end total loans receivable, excluding
  loans held-for-sale.............................           1.09%          1.04%     1.04%
Allowance for loan losses as a percentage of non-
  performing loans................................        1,026.0%         506.0%    257.0%
Average loans outstanding during the period.......       $ 42,337        $38,282   $35,392
                                                         ========        =======   =======
Period-end total loans receivable, excluding loans
  held-for-sale...................................       $ 42,480        $42,591   $38,542
                                                         ========        =======   =======

INVESTMENT SECURITIES

     The following table sets forth the carrying balances of Prime Bank's investment portfolio as of March 31, 1998, December 31, 1997 and 1996:

                                                      AT MARCH 31,      AT DECEMBER 31,
                                                      ------------   ---------------------
                                                          1998          1997        1996
                                                      ------------   ----------   --------
                                                             (DOLLARS IN THOUSANDS)
Securities available-for-sale:
  U.S. Treasury securities..........................    $ 5,008      $    4,504   $  2,988
  FHLB debentures...................................      2,497           2,993      3,496
  FNMA debentures...................................      2,697           3,172      2,710
  FHLMC debentures..................................      5,054           3,960      4,614
  GNMA debentures...................................        472             502         --
  State, county and municipal securities............         --             250        689
                                                        -------      ----------   --------
          Total securities available-for-sale.......    $15,728      $   15,381   $ 14,497
Total investment securities.........................    $15,728      $   15,381   $ 14,497
Federal funds sold..................................    $    --      $1,550,000   $630,000

     On January 1, 1994, Prime Bank adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), which requires companies to classify investments securities, including mortgage-backed securities as either held-to-maturity, available-for-sale, or trading securities. Securities classified as held-to-maturity are carried at amortized cost. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax effect, reported as a separate component of stockholders' equity. Securities classified as trading securities are recorded at fair value, with unrealized gains and losses included in earnings. At March 31, 1998 and December 31, 1997, all investment securities were classified as available-for-sale. As a result of the adoption of FAS 115, under which Prime Bank expects to continue to hold its investment securities classified as available-for-sale, changes in the underlying market values of such securities could have a material adverse effect on Prime Bank's capital position. Typically, an increase in interest rates results in a decrease in underlying market value and an increase in the level of principal repayments on mortgage-backed securities. As a result of a changes in market interest rates, changes in the market value of available-for-sale securities resulted in an increase of $6,000 in stockholders' equity at March 31, 1998 and at December 31, 1997. These fluctuations in stockholders' equity represent the after-tax impact of changes in interest rates on the value and maturity of these investments.

     The scheduled maturities of securities available for sale at March 31, 1998 and December 31, 1997, were as follows:

                                                     MARCH 31, 1998         DECEMBER 31, 1997
                                                 ----------------------   ----------------------
                                                 AMORTIZED                AMORTIZED
                                                   COST      FAIR VALUE     COST      FAIR VALUE
                                                 ---------   ----------   ---------   ----------
                                                             (DOLLARS IN THOUSANDS)
Due in one year or less........................   $ 6,195     $ 6,202      $ 5,691     $ 5,691
Due from one year to five years................     8,601       8,596        7,747       7,753
Due from five years to ten years...............       452         458           --          --
Due after ten years............................       474         472        1,933       1,937
                                                  -------     -------      -------     -------
                                                  $15,722     $15,728      $15,371     $15,381
                                                  =======     =======      =======     =======

DEPOSIT ACTIVITIES

     Deposits are the major source of Prime Bank's funds for lending and other investment purposes. Deposits are attracted principally from within Prime Bank's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans. As of March 31, 1998 and December 31, 1997 and 1996, the distribution by type of Prime Bank's deposit accounts was as follows:

                                   AT MARCH 31,                   AT DECEMBER 31,
                                ------------------    ----------------------------------------
                                       1998                  1997                  1996
                                ------------------    ------------------    ------------------
                                            % OF                  % OF                  % OF
                                AMOUNT    DEPOSITS    AMOUNT    DEPOSITS    AMOUNT    DEPOSITS
                                -------   --------    -------   --------    -------   --------
                                                    (DOLLARS IN THOUSANDS)
Demand and NOW accounts.......  $19,391     30.8%     $18,601     31.0%     $12,263    23.0%
Money market accounts.........    6,142      9.7        5,785      9.6        6,943     13.0
Savings deposits..............    3,467      5.5        3,222      5.4        3,169      5.9
                                -------    -----      -------    -----      -------    -----
  Subtotal....................   29,000     46.0       27,608     46.0       22,375     41.9
                                -------    -----      -------    -----      -------    -----
Certificates of deposit:
  $100,000 and over...........    4,962      7.9        5,019      8.4        4,716      8.8
  Under $100,000..............   29,123     46.1       27,369     45.6       26,296     49.3
                                -------    -----      -------    -----      -------    -----
          Total certificates
            of deposit........   34,085     54.0       32,388     54.0       31,012     58.1
                                -------    -----      -------    -----      -------    -----
          Total deposits......  $63,085    100.0%     $59,996    100.0%     $53,387   100.0%
                                =======    =====      =======    =====      =======    =====

     Certificates of deposit included individual retirement accounts ("IRAs") totaling $3.0 million, $2.9 million and $2.7 million at March 31, 1998 and December 31, 1997 and 1996, respectively.

     Maturity terms, service fees and withdrawal penalties are established by Prime Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

     FDIC regulations limit the ability of certain insured depository institutions to accept, renew, or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institutions' normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew, or roll over deposits at such rates without restriction, "adequately capitalized" depository institutions may accept, renew or roll over deposits at such rates with a waiver from the FDIC (subject to certain restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or roll over deposits at such rates. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of applicable law. See "Supervision, Regulation and Governmental Policy -- Capital Requirements." As of March 31, 1998 and December 31, 1997, Prime Bank met the definition of a "well capitalized" depository institution.

     Prime Bank does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on Prime Bank. Management believes that substantially all of Prime Bank's depositors are residents in its primary market area. Prime Bank currently does not accept brokered deposits.

     Time deposits of $100,000 and over, public fund deposits and other large deposit accounts tend to be short-term in nature and more sensitive to changes in interest rates than other types of deposits and, therefore, may be a less stable source of funds. In the event that existing short-term deposits are not renewed, the resulting loss of the deposited funds could adversely affect Prime Bank's liquidity. In a rising interest rate market, such short-term deposits may prove to be a costly source of funds because their short-term nature facilitates renewal at increasingly higher interest rates, which may adversely affect Prime Bank's earnings. However, the converse is true in a falling interest-rate market where such short-term deposits are more favorable to Prime Bank.

     As of March 31, 1998 and December 31, 1997, time deposits of $100,000 and over mature as follows:

                                                          AT MARCH 31,     AT DECEMBER 31,
                                                              1998              1997
                                                          ------------     ---------------
                                                                   (IN THOUSANDS)
Due in three months or less.............................     $1,122            $2,078
Due from three months to six months.....................        958               728
Due from six months to one year.........................      1,918             1,456
Due over one year.......................................        964               757
                                                             ------            ------
          Total.........................................     $4,962            $5,019
                                                             ======            ======

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data concerning Prime Bank have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The principal element of Prime Bank's earnings is interest income which may be significantly affected by the level of inflation and by government monetary and fiscal policies adopted in response to inflationary or deflationary pressures.

     Inflation affects the reported financial condition and results of operations of all companies. However, the majority of assets and liabilities of financial institutions are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Inflation does have an important impact on the growth of total assets and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio Inflation also is a factor which may influence interest rates, yet the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. In an effort to cope with the effects of inflation, Prime Bank attempts to monitor its interest-rate sensitivity gap position, as discussed above. In addition, a periodic review of banking services and products is conducted to adjust pricing in view of current costs.

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1974 under the laws of Delaware and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Georgia, Florida, Tennessee, and Nevada. Colonial Bank conducts a full service commercial banking business through 134 branches in Alabama, five branches in Tennessee, 14 branches in Georgia, 75 branches in Florida, and three branches in Nevada. BancGroup has also entered into agreements to acquire four additional banks (excluding Prime Bank). Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $13.8 billion in residential loans and which originates residential mortgages in 34 states through four divisional offices. The above amounts and numbers were calculated as of March 31, 1998. At March 31, 1998, BancGroup had consolidated total assets of $8.0 billion and consolidated stockholders' equity of $571.6 million. Since March 31, 1998, BancGroup has acquired one banking institution with aggregate assets of $131.3 million and aggregate stockholders' equity of $10.6 million. This acquisition is included in the pro forma statements included herein. See "Business of BancGroup." BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (28%) and residential real estate loans (42%), a significant portion of which is located within the States of Alabama and Florida, BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans.

RECENTLY COMPLETED AND OTHER PROPOSED BUSINESS COMBINATIONS

     Since March 31, 1998, BancGroup has acquired one banking institution with aggregate assets and stockholders' equity acquired of $131 million and $10.6 million.

     BancGroup acquired Commercial Bank of Nevada ("Commercial") on June 15, 1998. Commercial was a Nevada bank located in Las Vegas, Nevada. Commercial merged with BancGroup's bank subsidiary, Colonial Bank. BancGroup issued 842,157 shares of its Common Stock at the time of such merger. At March 31, 1998, Commercial had assets of $131.3 million, deposits of $119.7 million, and stockholders' equity of $10.6 million.

     On March 26, 1998, BancGroup entered into a definitive agreement with CNB Holding Company ("CNB"). CNB is located in Daytona Beach, Florida. CNB will merge with BancGroup. BancGroup expects to issue a maximum of 972,291 shares of its Common Stock to the shareholders of CNB. This transaction is subject to, among other things, approval by the shareholders of CNB and by the appropriate regulatory authorities and is expected to be accounted for as a pooling of interests. At March 31, 1998, CNB had assets of $88.0 million, deposits of $79.4 million, and stockholders' equity of $8.5 million.

     On May 5, 1998, BancGroup entered into a definitive agreement with FirstBank ("FirstBank"). FirstBank is located in Dallas, Texas. CBG Acquisition Corp., a subsidiary of BancGroup, will be merged into FirstBank, and FirstBank will become a banking subsidiary of BancGroup. BancGroup expects to issues approximately 1,200,000 shares of its Common Stock to the shareholders of FirstBank. This transaction is subject to, among other things, approval by the shareholders of FirstBank and by the appropriate regulatory authorities, and is expected to be accounted for as a pooling of interests. At March 31, 1998, FirstBank had assets of $162.9 million, deposits of $138.1 million, and stockholders' equity of $8.8 million.

     On May 14, 1998, BancGroup entered into a definitive agreement with First Macon Bank & Trust Company ("First Macon"). First Macon is located in Macon, Georgia. First Macon will merge with Colonial Bank. BancGroup expects to issue a maximum of 1,844,500 shares of BancGroup Common Stock to the shareholders of First Macon. This transaction is subject to, among other things, approval by the shareholders of First Macon and by the appropriate regulatory authorities, and is expected to be accounted for as a pooling of interests. At March 31, 1998, First Macon had assets of $195.2 million, deposits of $177.3 million, and stockholders' equity of $15.3 million.

     On June 16, 1998, BancGroup entered into a definitive agreement with InterWest Bancorp ("InterWest"). InterWest is located in Reno, Nevada. BancGroup expects to issue a maximum of approximately 735,000 shares of BancGroup Common Stock to the shareholders of InterWest. This transaction is subject to, among other things, approval by the shareholders of InterWest and by the appropriate regulatory authorities, and is expected to be accounted for as a pooling of interests. At March 31, 1998, InterWest had assets of $116.2 million, deposits of $102.3 million, and stockholders' equity of $7.3 million.

     See "The Colonial BancGroup, Inc. and Subsidiaries -- Condensed Pro Forma Statements of Condition (Unaudited)."

YEAR 2000 COMPLIANCE

     Most computer software programs and processing systems, including those used by BancGroup and its subsidiaries in their operations, have not been designed to accommodate entries beyond the year 1999 in date fields. Failure to address the anticipated consequences of this design deficiency could have material adverse effects on the business and operations of any business, including BancGroup, that relies on computers and associated technologies. In response to the challenges of addressing such consequences in the banking industry, bank regulatory agencies, including the Federal Reserve, BancGroup's primary regulator, have established a Year 2000 Supervision Program and published guidelines for implementing procedures to bring the computer software programs and processing systems into year 2000 compliance.

     In compliance with the guidelines of the Federal Reserve, BancGroup has established a full time Year 2000 task force to address all Year 2000 compliance issues as well as enhancements to computer and communications systems resulting from upgrades initiated in response to Year 2000 issues. Currently BancGroup is in the process of implementing its plans to bring all major computer systems into Year 2000 compliant status by December 31, 1998, allowing the full year 1999 for testing of any systems changes. The major computer systems involved are:

     - Colonial Bank's mainframe based systems: These systems are provided by third party vendors of national stature. Upgrades to these systems are in progress which will bring the systems into Year 2000 compliant status and provide enhancements to current capabilities. The costs associated with these upgrades are part of BancGroup's ongoing operating costs.

     - Colonial Mortgage Company's (CMC) servicing and production systems: CMC's systems are primarily in-house systems and are currently being rewritten to Year 2000 compliant status. The cost of the rewrites is estimated to be $1.0 million and is incremental to the Company's ongoing operating costs. In addition, CMC's computer hardware is being upgraded to Year 2000 compliant status. This upgrade will also provide additional capacity for the servicing systems as well as an enhanced capability for the servicing systems and an enhanced capability for production. The additional annual costs of the mainframe upgrade (approximately $240,000) are expected to be absorbed through growth in the servicing portfolio and through increased production. CMC expects to maintain an average servicing cost per loan below $48.00 in 1998 and future years.

     - Branch automation operating systems: Colonial Bank's branch automation operating systems are being converted to Windows NT from OS/2. This conversion along with establishment of any Internet and increased capacity of communication lines is the most cost effective method of bringing the operating system to Year 2000 compliant status while allowing for more efficient flow of information to and from the branches and provided the highest assurance of continuing vendor support for the Company's branch automation solution. The incremental operating cost for these upgrades (approximately $400,000 annually) is expected to be absorbed through operational efficiencies and increased revenue. The Company will incur a one-time pretax charge of approximately $2.0 million to write off the remaining book value of the current branch automation equipment that is not Windows NT compatible.

     BancGroup expects to incur additional third party costs totaling approximately $300,000 related to assessing the status of the Company's systems and defining its strategy to bring all systems in to Year 2000 compliance. These costs have been and will continue to be expenses as incurred and are not significant to BancGroup's on-going operating costs. The costs to bring other miscellaneous systems into Year 2000 compliance are not expected to be material.

     The above reflects management's current assessment and estimates. Various factors could cause actual results to differ materially from those contemplated by such assessments, estimates and forward-looking statements. Some of these factors may be beyond the control of BancGroup, including but not limited to, vendor representation, technological advancements, economic factors and competitive considerations.

     Management's evaluation of Year 2000 compliance and technological upgrades is an on-going process involving continual evaluation. Unanticipated problems could develop and alternative solutions may be available that could cause current solutions to be more difficult or costly than currently anticipated.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     As of February 27, 1998, BancGroup had issued and outstanding 48,092,093 shares of BancGroup Common Stock with 8,476 shareholders of record. Each such share is entitled to one vote. In addition, as of that date, 1,803,259 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 349,500 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 200,000,000 shares of BancGroup Common Stock authorized.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of February 27, 1998 of more than five percent of outstanding BancGroup Common Stock.

                                                                           PERCENTAGE
                                                             COMMON         OF CLASS
NAME AND ADDRESS                                              STOCK      OUTSTANDING(1)
----------------                                            ---------    --------------
Robert E. Lowder(2).......................................  2,903,654(3)      6.01%
  Post Office Box 1108
  Montgomery, AL 36101

---------------

(1) Percentages are calculated for each person assuming the issuance of shares of BancGroup Common Stock pursuant to BancGroup's stock option plans, if any, that are held by such person.
(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder, who own 2,200,372 and 2,146,488 shares of BancGroup common stock, respectively. Robert E. Lowder disclaims any beneficial ownership interest in the shares owned by his brothers.
(3) Includes 191,020 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding BancGroup Common Stock of beneficially owned as of February 27, 1998.

                                                                SHARES OF BANCGROUP
                                                                 BENEFICIALLY OWNED
                                                              ------------------------
                                                                           PERCENTAGE
                                                               COMMON       OF CLASS
NAME                                                            STOCK      OUTSTANDING
----                                                          ---------    -----------
DIRECTORS
Lewis Beville...............................................      1,816           *
Young J. Boozer.............................................     16,226(1)        *
William Britton.............................................     15,616           *
Jerry J. Chesser............................................    149,196           *
Augustus K. Clements, III...................................     18,708           *
Robert S. Craft.............................................     17,458           *
Patrick F. Dye..............................................     30,960(2)        *
James L. Hewitt.............................................    440,692(3)
Clinton O. Holdbrooks.......................................    276,400(4)        *
D. B. Jones.................................................     21,989(5)        *
Harold D. King..............................................    148,581           *
Robert E. Lowder............................................  2,903,654(6)     6.01%
John Ed Mathison............................................     29,454           *
Milton E. McGregor..........................................          0           *
John C.H. Miller, Jr........................................     38,352(7)        *
Joe D. Mussafer.............................................     20,679           *
William E. Powell, III......................................     14,353           *
J. Donald Prewitt...........................................    222,924(8)        *
Jack H. Rainer..............................................      2,690           *
Jimmy Rane..................................................      1,108(9)        *
Frances E. Roper............................................    366,814           *
Simuel Sippial..............................................      2,882           *
Ed V. Welch.................................................     30,949           *
CERTAIN EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Young J. Boozer, III........................................     71,665(1)(10)    *
Michelle Condon.............................................     19,098(10)       *
P.L. ("Mac") McLeod, Jr.....................................     62,343(10)       *
W. Flake Oakley, IV.........................................     42,316(10)       *
All Executive Officers & Directors as a Group...............  4,965,923       10.24%

---------------

* Represents less than 1%.
 (1) Includes 1,000 shares of BancGroup Common Stock out of 2,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer.
 (2) Includes 25,000 shares of BancGroup Common Stock subject to options exercisable under BancGroup's stock option plans.
 (3) Includes 62,682 shares of BancGroup Common Stock subject to stock options.
 (4) Includes 24,524 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans and 64,498 shares held by Mr. Holdbrooks as trustee.
 (5) Mr. Jones holds power to vote 20,733 of these shares as trustee.
 (6) Includes 191,020 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

 (7) Includes 20,000 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.
 (8) Includes 63,604 shares of BancGroup Common Stock subject to stock options.
 (9) Mr. Rane's Keogh Plan owns 1,000 shares of BancGroup Common Stock.
(10) Young J. Boozer, III, Michelle M. Condon, P.L. ("Mac") McLeod, Jr. and W. Flake Oakley hold options respecting 25,000, 9,245, 28,000 and 18,000 shares of BancGroup Common Stock, respectively, pursuant to BancGroup's stock option plans, not counting options that are not exercisable within 60 days due to vesting requirements.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in (i) BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1997, at item 10 and (ii) BancGroup's Proxy Statement for its 1998 Annual Meeting, at items 10, 11 and 13.

                             BUSINESS OF PRIME BANK

     Prime Bank was organized as a federally-chartered stock savings bank on June 30, 1987. Prime Bank converted to a Florida-chartered state bank on June 30, 1991. Prime Bank's operations are conducted from its main office located in Titusville, Florida, one branch office located in Titusville, Florida, two branch offices located in Melbourne, Florida and a branch office located in Pam Bay, Florida.

     Prime Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Prime Bank include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, direct deposits, notary services, money orders, night depository, travelers' checks, cashier's checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, Prime Bank makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. Prime Bank has five automated teller machines ("ATM") and provides ATM cards, as a part of the HONOR ATM network, thereby permitting customers to utilize the convenience of larger ATM networks. Prime Bank does not have trust powers and, accordingly, no trust services are provided.

     The revenues of the Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment securities, and short-term investments. The principal sources of funds for Prime Bank's lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of Prime Bank are the interest paid on deposits, and operating and general administrative expenses.

     As is the case with banking institutions generally, Prime Bank's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the FDIC and the Florida Department of Banking and Finance. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Prime Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

     At March 31, 1998 and December 31, 1997, Prime Bank had total assets of $70.4 million and $68.3 million, total deposits of $63.1 million and $60.0 million, and total stockholders' equity of $6.6 million and $6.4 million, respectively. The principal executive offices of Prime Bank are located at 680 Country Club Drive, Titusville, Florida 32780. The telephone number at such office is (407) 268-3800.

DEPOSIT ACTIVITIES

     Deposits are the major source of Prime Bank's funds for lending and other investment activities. Prime Bank considers the majority of its regular savings, demand, NOW and money-market deposit accounts to be core deposits. These accounts comprised 46.0% and 46.0% of Prime Bank's total deposits at March 31, 1998 and December 31, 1997, respectively. Approximately 54.0% and 54.0% of Prime Bank's deposits at March 31, 1998 and December 31, 1997, respectively, were certificates of deposit. Generally, Prime Bank attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up 7.8% and 8.2% of Prime Bank's total deposits at March 31, 1998 and December 31, 1997, respectively. The majority of the deposits of Prime Bank are generated from Brevard County. Prime Bank does not accept brokered deposits. For additional information regarding Prime Bank's deposit accounts, see "Prime Bank Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition".

LENDING ACTIVITIES

     Prime Bank offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in Prime Bank's market area. Prime Bank's loans receivable, net at March 31, 1998 and

December 31, 1997 were $41.9 million and $42.0 million, or 59.5% and 61.6%, respectively, of total assets. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. Prime Bank has no foreign loans or loans for highly leveraged transactions.

     Prime Bank's loans are concentrated in three major areas: real estate loans, commercial loans, and consumer loans. As of March 31, 1998 and December 31, 1997, 74.8% and 75.7%, respectively, of Prime Bank's loan portfolio consisted of loans secured by mortgages on real estate and 18.4% and 16.8%, respectively, of the loan portfolio consisted of commercial loans. At March 31, 1998, and December 31, 1997, 6.8% and 7.5%, respectively, of Prime Bank's loan portfolio consisted of consumer loans and other loans.

     Prime Bank's real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed- or variable-interest rates. Prime Bank generally does not make fixed-interest rate commercial real estate loans for terms exceeding five years. Loans in excess of three years generally have adjustable-interest rates. Prime Bank's residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable-interest rates.

     Prime Bank's commercial loans include loans to individuals and small-to-medium sized businesses located primarily in Brevard County for working capital, equipment purchases, and various other business purposes. A majority of Prime Bank's commercial loans are secured by equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable- or fixed-interest rates. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years.

     Prime Bank's consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed-and variable-interest rates, and are often based on up to a five-year amortization schedule.

     For additional information on Prime Bank's lending activities, see "Prime Bank Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Lending Activities," and "-- Asset Quality."

INVESTMENTS

     Prime Bank invests a portion of its assets in U.S. Treasury and U.S. Government agency obligations, FHLMC and FNMA debentures and state, county, and municipal obligations and federal funds sold. Prime Bank's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at reduced yields and risks relative to yields and risks of the loan portfolio, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. For additional information relating to Prime Bank's investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Investment Securities" and Note 2 to the Notes to Prime Bank's Financial Statements.

EMPLOYEES

     As of March 31, 1998, Prime Bank employed 28 full-time employees and six part-time employees. The employees are not represented by a collective bargaining unit. Prime Bank considers relations with employees to be good.

PROPERTIES

     The main office of Prime Bank is located at 680 Country Club Drive, Titusville, Florida in a two-story building of approximately 7,500 square feet, which is owned by Prime Bank. Prime Bank also has a branch located at 2460 Washington Avenue, Titusville, Florida, in a one-story building of approximately 1,200 square feet, which is owned by Prime Bank; a branch office located at 5225 Babcock Street N.E., Palm Bay, Florida, in a one-story building of approximately
2.240 square feet, which is owned by Prime Bank; a branch office located at 2495 North Wickham Road, Melbourne, Florida, in a one-story building of approximately 3,240 square feet, leased by Prime Bank (under a lease which, with renewal options, expires in 1998); and a branch office located at 1801 West Hibiscus Boulevard, Melbourne, Florida, in a one-story building of approximately 5,100 square feet which is owned by Prime Bank.

YEAR 2000 ISSUES

     In the next two years, many companies, including financial institutions such as Prime Bank, will face potentially serious issues associated with the inability of existing data processing hardware and software to appropriately recognize the calendar dates beginning in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered may read entries for the year 2000 as the year 1900 and compute payment, interest, or delinquency based on the wrong date, or are expected to be unable to compute payment, interest, or delinquency. In June 1996, Prime Bank began the process of identifying the many software applications and hardware devices expected to be impacted by this issue. Prime Bank has also formatted and begun implementation of a plan to address issues related to its "Mission Critical" computer hardware, software, and applications which complies with Federal Financial Institutions Examination Council Year 2000 compliance guidelines as promulgated by Prime Bank's principal regulatory agency. Prime Bank outsources its principal data processing activities to one or more third parties and purchases most of its software applications from third party vendors. Prime Bank believes that its vendors and its significant customers are actively addressing the problems associated with the "Year 2000" issues. Prime Bank, in cooperation with its service providers and vendors, has met all applicable regulatory deadlines and intends to meet the remaining regulatory deadlines promulgated by Prime Bank's principal regulatory agency. However, there can be no assurance that Prime Bank will not be adversely affected by the failure of such third party vendors or significant customers of Prime Bank to become Year 2000 compliant.

LEGAL PROCEEDINGS

     Prime Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its businesses. Management does not believe that there is any pending or threatened proceeding against Prime Bank which, if determined adversely, would have a material adverse effect on Prime Bank's financial position.

MANAGEMENT

     Board of Directors. The Board of Directors of Prime Bank currently consist of seven directors. The members of the Board are divided into three classes, with the terms of each class staggered so that approximately one-third of the directors are elected each year. The following table sets forth certain information with respect to the directors of Prime Bank.

                                   DIRECTOR OR OFFICER  CURRENT
                                      OF PRIME BANK      TERM      PRINCIPAL OCCUPATION AND BUSINESS
NAME AND AGE                              SINCE         EXPIRES    EXPERIENCE DURING PAST FIVE YEARS
------------                       -------------------  -------    ---------------------------------
Arthur F. Evans, III -- 41.......         1997           1999      Commercial/Industrial Developer
Floyd C. Lemmon -- 56............         1987           2000      CPA, Owner -- Floyd Lemmon, CPA
Joseph V. Marto, Jr. -- 61.......         1993           2001      Chairman, President and Chief
                                                                   Executive Officer of Prime Bank
Donald A. Nohrr -- 61............         1995           1999      Attorney -- Gray, Harris &
                                                                   Robinson, P.A.
James T. Swann, III -- 50........         1991           2000      President of EKS, Inc. (real
                                                                   estate development)
Billy H. White -- 63.............         1987           2000      President -- Play Action Products
                                                                   (manufacturing)
John D. Williams -- 65...........         1989           2001      President -- John Williams
                                                                   Communications, Inc.

     Executive Officers. The following sets forth information regarding the executive officers of Prime Bank. The officers of Prime Bank serve at the pleasure of the Board of Directors

                                                     PRINCIPAL OCCUPATION AND BUSINESS
NAME AND AGE                                         EXPERIENCE DURING PAST FIVE YEARS
------------                                         ---------------------------------
                                               Chairman, President and Chief Executive
Joseph V. Marto, Jr., 61.....................  Officer
James S. Tharpe, 54..........................  Senior Vice President
Paul Bryan Fulmer, 63........................  Senior Vice President

MANAGEMENT AND PRINCIPAL STOCK OWNERSHIP

     Directors and Officers. The following table sets forth the beneficial ownership of outstanding shares of Prime Bank Common Stock as of the date of this Proxy Statement by Prime Bank's current directors, and by current directors and executive officers as a group.

NAME OF INDIVIDUAL                                               AMOUNT/NATURE OF        PERCENT
(AND ADDRESS OF 5% OWNER)                                     BENEFICIAL OWNERSHIP(1)    OF CLASS
-------------------------                                     -----------------------    --------
Arthur F. Evans, III........................................           9,031(5)            2.26%

Floyd C. Lemmon.............................................          17,446               4.37%

Joseph V. Marto, Jr.........................................          41,000(2)           10.75%
  460 Oriole Lane
  Indialantic, FL 32903

Donald A. Nohrr.............................................          11,006(6)            2.75%

James T. Swann, III.........................................          23,188(3)            5.80%
  402 High Point Drive
  Cocoa, FL 32926

Billy H. White..............................................          18,800(4)            4.70%

John D. Williams............................................           6,400               1.60%

All directors and executive officers as a group (9
  persons)..................................................         128,385              32.10%

---------------

(1) Information related to beneficial ownership is based upon the information available to Prime Bank and uses "beneficial ownership" concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, directors are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as otherwise indicated in the notes to this table, the individuals possessed sole voting and investment power as to all shares of Prime Bank Common Stock set forth opposite their names.
(2) Includes 4,700 shares held jointly with his spouse and 5,000 shares owned by his spouse.
(3) Includes 1,900 shares held by his spouse and 4,000 shares held in trust for his children.
(4) Includes 5,300 shares held by his spouse.
(5) Includes 6,966 shares held jointly with his spouse.
(6) Includes 7,350 shares held jointly with his spouse.

     Other Principal Shareholders. The following are the only holders, who are not directors or executive officers, beneficially owning more than 5% of Prime Bank Common Stock as of the date of this Proxy Statement:

NAME OF INDIVIDUAL                                            AMOUNT/NATURE OF       PERCENT
(AND ADDRESS OF 5% OWNER)                                  BENEFICIAL OWNERSHIP(1)   OF CLASS
-------------------------                                  -----------------------   --------
Reid B. Hughes...........................................          28,571               7.14%
  P. O. Box 590
  Daytona Beach, FL 32115

Vera J. Zilber...........................................          38,000               9.50%
  c/o Zilber Ltd.
  710 North Plankerton
  12th Floor
  Milwaukee, WI

Bjornar R. Hermansen.....................................          43,203              10.80%
  205 Hacienda Drive
  Merritt Island, FL 37952

                         ADJOURNMENT OF SPECIAL MEETING

     Approval of the Agreement by Prime Bank shareholders requires the affirmative vote of at least a majority of the outstanding shares of Prime Bank Common Stock. In the event there are an insufficient number of shares of Prime Bank Common Stock present in person or by proxy at the Special Meeting to approve the Agreement, Prime Bank's Board of Directors intends to adjourn the Special Meeting to a later date, provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Agreement and abstentions will not be voted to adjourn the Special Meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as "no votes." If it is necessary to adjourn the Special Meeting and the adjournment is for a period of not more than 30 days from the original date of the Special Meeting, no notice of the time and place of the adjourned meeting need be given to the shareholders other than an announcement made at the Special Meeting.

     The effect of any such adjournment would be to permit Prime Bank to solicit additional proxies for approval of the Agreement. While such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by shareholders voting against the Agreement, an adjournment would afford Prime Bank time to solicit additional proxies in favor of the Agreement.

                                 OTHER MATTERS

     The Board of Directors of Prime Bank is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of Prime Bank.

             DATE FOR SUBMISSION OF BANCGROUP SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1999 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of March 14, 1999.

                                 LEGAL MATTERS

     Certain legal matters regarding the shares of BancGroup Common Stock of BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup, is a partner. Such firm received fees for legal services performed in 1997 of $1,659,399. John C. H. Miller, Jr. as of February 27, 1998 beneficially owned 38,352 shares of Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1997 of $43,485. Certain legal matters relating to the Reorganization are being passed upon for Prime Bank by the law firm of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Orlando, Florida.

                                    EXPERTS

     PricewaterhouseCoopers LLP serves as the independent accountants for BancGroup. The consolidated financial statements of BancGroup as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     Prime Bank's financial statements as of December 31, 1997 and 1996, and for each of the two years ended December 31, 1997, included in this Prospectus have been audited by Hacker, Johnson, Cohen and Grieb, P.A., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF PRIME BANK PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF PRIME BANK PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING VOTING IN PERSON.

                         INDEX TO FINANCIAL STATEMENTS

                         PRIME BANK OF CENTRAL FLORIDA

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS
  Independent Auditors' Report..............................   F-2
  Balance Sheets, December 31, 1997 and 1996................   F-3
  Statements of Earnings for the Years Ended December 31,
     1997 and 1996..........................................   F-4
  Statements of Comprehensive Income for the Years Ended
     December 31, 1997 and 1996.............................   F-5
  Statements of Stockholders' Equity for the Years Ended
     December 31, 1997 and 1996.............................   F-6
  Statements of Cash Flows for the Years Ended December 31,
     1997 and 1996..........................................   F-7
  Notes to Financial Statements for the Years Ended December
     31, 1997 and 1996......................................   F-8
UNAUDITED CONDENSED FINANCIAL STATEMENTS
  Condensed Balance Sheet, March 31, 1998 (unaudited).......  F-18
  Condensed Statements of Earnings for the Three Months
     Ended March 31, 1998 and 1997 (unaudited)..............  F-19
  Condensed Statements of Comprehensive Income for the Three
     Months Ended March 31, 1998 and 1997 (unaudited).......  F-20
  Condensed Statement of Stockholders' Equity for the Three
     Months Ended March 31, 1998 (unaudited)................  F-21
  Condensed Statements of Cash Flows for the Three Months
     Ended March 31, 1998 and 1997 (unaudited)..............  F-22
  Notes to Condensed Financial Statements for the Three
     Months Ended March 31, 1998 and 1997 (unaudited).......  F-23

     All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements and related notes.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Prime Bank of Central Florida
Titusville, Florida:

     We have audited the accompanying balance sheets of Prime Bank of Central Florida (the "Bank") at December 31, 1997 and 1996, and the related statements of earnings, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Hacker, Johnson, Cohen & Grieb PA

HACKER, JOHNSON, COHEN & GRIEB PA

Orlando, Florida
February 6, 1998

                         PRIME BANK OF CENTRAL FLORIDA

                                 BALANCE SHEETS

                                                                   AT DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
Cash and due from banks.....................................  $ 6,009,525   $ 3,253,128
Interest-bearing deposits with banks........................      238,001     1,824,404
Federal funds sold..........................................    1,550,000       630,000
                                                              -----------   -----------
  Cash and cash equivalents.................................    7,797,526     5,707,532
Securities available for sale...............................   15,380,780    14,497,254
Loans receivable, net of allowance for loan losses of
  $445,196 in 1997 and $401,173 in 1996.....................   42,038,758    38,021,169
Loans held for sale, at market..............................           --        68,650
Accrued interest receivable.................................      413,413       403,934
Premises and equipment......................................    2,370,333     1,509,083
Refundable income taxes.....................................           --        31,703
Deferred tax assets.........................................        8,138         1,085
Other assets................................................      289,008       370,666
                                                              -----------   -----------
          Total assets......................................  $68,297,956   $60,611,076
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand and NOW accounts...................................  $18,600,729   $12,263,133
  Money-market accounts.....................................    5,784,602     6,943,080
  Savings deposits..........................................    3,221,895     3,168,784
  Time deposits.............................................   32,388,322    31,011,577
                                                              -----------   -----------
          Total deposits....................................   59,995,548    53,386,574
Other liabilities...........................................    1,524,967     1,509,262
Income taxes payable........................................      327,538            --
                                                              -----------   -----------
          Total liabilities.................................   61,848,053    54,895,836
                                                              -----------   -----------
Commitments and contingencies (Notes 5, 8, 9 and 11)
Stockholders' equity:
  Common stock, $1.00 par value, 4,000,000 shares
     authorized, 400,000 shares issued and outstanding......      400,000       400,000
  Additional paid-in capital................................    3,770,530     3,770,530
  Retained earnings.........................................    2,273,100     1,577,463
  Unrealized gain (loss) on securities available for sale,
     net of tax of $3,680 in 1997 and $19,223 in 1996.......        6,273       (32,753)
                                                              -----------   -----------
          Total stockholders' equity........................    6,449,903     5,715,240
                                                              -----------   -----------
          Total liabilities and stockholders' equity........  $68,297,956   $60,611,076
                                                              ===========   ===========

                See accompanying Notes to Financial Statements.

                         PRIME BANK OF CENTRAL FLORIDA

                             STATEMENTS OF EARNINGS

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Interest income:
  Loans receivable..........................................  $3,633,383   $3,330,766
  Securities available for sale.............................     946,886      651,430
  Other interest and dividends..............................     186,890      242,722
                                                              ----------   ----------
          Total interest income.............................   4,767,159    4,224,918
                                                              ----------   ----------
Interest expense on deposits................................   2,093,736    1,823,055
                                                              ----------   ----------
Net interest income.........................................   2,673,423    2,401,863
Provision for loan losses...................................      72,000       53,772
                                                              ----------   ----------
          Net interest income after provision for loan
            losses..........................................   2,601,423    2,348,091
                                                              ----------   ----------
Noninterest income:
  Service charges on deposit accounts.......................     317,048      341,309
  Other fees and service charges............................     111,841      107,830
  Gain on sale of loans.....................................         688        1,671
  Gain on foreclosed real estate............................       6,817        5,751
  Other.....................................................      21,802       17,461
                                                              ----------   ----------
          Total noninterest income..........................     458,196      474,022
                                                              ----------   ----------
Noninterest expense:
  Salaries and employee benefits............................   1,039,170    1,001,502
  Occupancy expense.........................................     376,653      413,905
  Data processing expense...................................     170,090      149,665
  Federal deposit insurance premium.........................      50,125       94,173
  SAIF recapitalization assessment..........................          --      288,989
  Stationery and office supplies............................      58,477       63,473
  Postage...................................................      49,432       64,212
  Other.....................................................     211,437      303,768
                                                              ----------   ----------
          Total noninterest expense.........................   1,955,384    2,379,687
                                                              ----------   ----------
Earnings before income taxes................................   1,104,235      442,426
Income taxes................................................     408,598      156,785
                                                              ----------   ----------
Net earnings................................................  $  695,637   $  285,641
                                                              ==========   ==========
Earnings per share:
  Basic.....................................................  $     1.74   $      .71
                                                              ==========   ==========
  Fully diluted.............................................  $     1.72   $      .71
                                                              ==========   ==========

                See accompanying Notes to Financial Statements.

                         PRIME BANK OF CENTRAL FLORIDA

                       STATEMENTS OF COMPREHENSIVE INCOME

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
Net earnings................................................  $695,637   $285,641
Other comprehensive income -- change in unrealized gain
  arising during year, net of tax (benefit) of $22,903 and
  $(7,248)..................................................    39,026    (12,364)
                                                              --------   --------
Comprehensive income........................................  $734,663   $273,277
                                                              ========   ========

                See accompanying Notes to Financial Statements.

                         PRIME BANK OF CENTRAL FLORIDA

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                              ACCUMULATED
                                                                                 OTHER
                                                                             COMPREHENSIVE
                                                                                INCOME-
                                                                              UNREALIZED
                                                                              GAIN(LOSS)
                                                    ADDITIONAL               ON SECURITIES       TOTAL
                                          COMMON     PAID-IN     RETAINED      AVAILABLE     STOCKHOLDERS'
                                          STOCK      CAPITAL     EARNINGS      FOR SALE         EQUITY
                                         --------   ----------   ---------   -------------   -------------
Balance at December 31, 1995...........  $400,000   3,770,530    1,291,822      (20,389)       5,441,963
Net earnings...........................        --          --      285,641           --          285,641
Change in unrealized loss
  on securities available
  for sale, net of income taxes of
  $7,248...............................        --          --           --      (12,364)         (12,364)
                                         --------   ---------    ---------      -------        ---------
Balance at December 31, 1996...........   400,000   3,770,530    1,577,463      (32,753)       5,715,240
Net earnings...........................        --          --      695,637           --          695,637
Change in unrealized gain
  (loss) on securities available
  for sale, net of income taxes of
  $22,903..............................        --          --           --       39,026           39,026
                                         --------   ---------    ---------      -------        ---------
Balance at December 31, 1997...........  $400,000   3,770,530    2,273,100        6,273        6,449,903
                                         ========   =========    =========      =======        =========

                See accompanying Notes to Financial Statements.

                         PRIME BANK OF CENTRAL FLORIDA

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                                  1997           1996
                                                              ------------   ------------
Cash flows from operating activities:
  Net earnings..............................................  $    695,637   $    285,641
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation...........................................       123,258        125,235
     Provision for loan losses..............................        72,000         53,772
     Provision for loss on foreclosed real estate...........            --         25,204
     (Credit) provision for deferred income taxes...........       (29,956)         7,396
     Amortization of discounts and premiums.................        31,132         28,552
     Amortization of deferred loan fees, net................       (13,293)        11,675
     Origination for loans held for sale, net of principal
      repayments............................................      (816,907)    (2,995,476)
     Proceeds from sale of loans held for sale..............       886,245      3,614,623
     Gain on sale of loans held for sale....................          (688)        (1,671)
     Gain on sale of foreclosed real estate.................       (12,682)       (50,643)
     Increase in accrued interest receivable................        (9,479)       (45,493)
     Decrease (increase) in other assets....................        81,658        (34,792)
     Increase in other liabilities..........................        15,705        570,085
     Increase (decrease) in income taxes....................       359,241       (170,031)
                                                              ------------   ------------
          Net cash provided by operating activities.........     1,381,871      1,424,077
                                                              ------------   ------------
Cash flows from investing activities:
  Purchase of available-for-sale securities.................   (10,010,177)   (13,315,765)
  Principal repayments on available-for-sale securities.....       729,861        412,543
  Proceeds from sale and maturity of available-for-sale
     securities.............................................     8,427,587      9,060,000
  Net increase in loans.....................................    (4,201,137)    (5,452,848)
  Proceeds from sale of foreclosed real estate..............       137,523        268,595
  Purchase of premises and equipment........................      (984,508)       (36,826)
                                                              ------------   ------------
          Net cash used in investing activities.............    (5,900,851)    (9,064,301)
                                                              ------------   ------------
Cash flows from financing activities:
  Net increase in demand, NOW, money market and savings
     deposits...............................................     5,232,229      1,922,138
  Net increase in time deposits.............................     1,376,745      3,860,781
                                                              ------------   ------------
          Net cash provided by financing activities.........     6,608,974      5,782,919
                                                              ------------   ------------
Net increase (decrease) in cash and cash equivalents........     2,089,994     (1,857,305)
Cash and cash equivalents at beginning of year..............     5,707,532      7,564,837
                                                              ------------   ------------
Cash and cash equivalents at end of year....................  $  7,797,526   $  5,707,532
                                                              ============   ============
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Income taxes paid......................................  $     79,320   $    319,420
                                                              ============   ============
     Interest expense.......................................  $  2,095,373   $  1,808,762
                                                              ============   ============
  Noncash investing and financing activities:
     Transfer of loans to foreclosed real estate............  $    124,841   $    257,204
                                                              ============   ============
     Loans originated on sale of foreclosed real estate.....  $         --   $    103,250
                                                              ============   ============

                See accompanying Notes to Financial Statements.

                         PRIME BANK OF CENTRAL FLORIDA

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Prime Bank of Central Florida (the "Bank") conform to generally accepted accounting principles and to prevailing practices within the banking industry. The Bank, through four banking offices, provides a variety of financial services to individuals and businesses primarily located in Brevard County, Florida. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). The following summarizes the more significant of these policies and practices:

          Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Securities. The Bank must classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

          Loans Receivable. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

          Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

          The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

          The allowance for loan losses is increased by charges against earnings and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

          Foreclosed Real Estate. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the statements of earnings.

          Income Taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.

                         PRIME BANK OF CENTRAL FLORIDA

     As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

          Premises and Equipment. Land is carried at cost. The Bank's premises, furniture and equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method.

          Off-Balance Sheet Instruments. In the ordinary course of business, the Bank has entered into off-balance-sheet instruments consisting of commitments to extend credit, commitments under lines of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

          Stock-Based Compensation. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Bank has elected to follow APB Opinion 25 and related interpretations in accounting for its employee stock options.

          Intangible Assets. In 1990, the Bank acquired a branch office from another financial institution. The acquisition has been accounted for using the purchase method of accounting. A core deposit intangible asset totaling $217,753 resulted from the acquisition. This intangible asset is being amortized over a ten-year period using the straight-line method which is not materially different than the interest method utilized in the core deposit study. The remaining unamortized balance at December 31, 1997 was $49,950 and was included in other assets.

          Earnings Per Share. Earnings per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. For purposes of calculating diluted EPS, because there is no active trading market for the Bank's common stock, the average book value per share was used:

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------------
                                                        1997                            1996
                                            -----------------------------   -----------------------------
                                                       WEIGHTED-    PER                WEIGHTED-    PER
                                                        AVERAGE    SHARE                AVERAGE    SHARE
                                            EARNINGS    SHARES     AMOUNT   EARNINGS    SHARES     AMOUNT
                                            --------   ---------   ------   --------   ---------   ------
Basic EPS:
  Net earnings available to common
    stockholders..........................  $695,637    400,000    $1.74    $285,641    400,000     $.71
                                                                   =====                            ====
Effect of dilutive securities --
  Incremental shares from assumed exercise
    of options............................                4,668                           2,024
                                                        -------                         -------
Diluted EPS:
  Net earnings available to common
    stockholders and assumed
    conversions...........................  $695,637    404,668    $1.72    $285,641    402,024     $.71
                                            ========    =======    =====    ========    =======     ====

          Reclassification. Certain 1996 amounts have been reclassified to conform with the 1997 presentation.

                         PRIME BANK OF CENTRAL FLORIDA

(2) SECURITIES AVAILABLE FOR SALE

     Securities have been classified according to management's intent. The carrying amounts of securities and their approximate fair values at December 31, were as follows:

                                                            GROSS        GROSS
                                             AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                               COST         GAINS        LOSSES       VALUE
                                            -----------   ----------   ----------   ----------
AT DECEMBER 31, 1997
  U.S. Treasury notes.....................  $ 4,498,839      6,325       (1,809)     4,503,355
  FHLB debentures.........................    2,992,491      2,206       (1,262)     2,993,435
  FNMA debentures.........................    3,166,473      5,120          (92)     3,171,501
  FHLMC debentures........................    3,962,211      5,784       (7,638)     3,960,357
  GNMA debentures.........................      502,651         --         (851)       501,800
  Obligations of state and municipal
     governments..........................      248,162      2,170           --        250,332
                                            -----------     ------      -------     ----------
                                            $15,370,827     21,605      (11,652)    15,380,780
                                            ===========     ======      =======     ==========
AT DECEMBER 31, 1996
  U.S. Treasury notes.....................    2,991,508        830       (4,843)     2,987,495
  FHLB debentures.........................    3,494,493      4,140       (2,668)     3,495,965
  FNMA debentures.........................    2,708,723      4,563       (3,049)     2,710,237
  FHLMC debentures........................    4,661,652        885      (48,174)     4,614,363
  Obligations of state and municipal
     governments..........................      692,854      1,042       (4,702)       689,194
                                            -----------     ------      -------     ----------
                                            $14,549,230     11,460      (63,436)    14,497,254
                                            ===========     ======      =======     ==========

     The scheduled maturities of securities available for sale at December 31, 1997, were as follows:

                                                               AMORTIZED       FAIR
                                                                 COST          VALUE
                                                              -----------   -----------
Due in one year or less.....................................  $ 5,690,740   $ 5,690,578
Due from one year to five years.............................    7,746,936     7,752,958
Due after ten years.........................................    1,933,151     1,937,244
                                                              -----------   -----------
                                                              $15,370,827   $15,380,780
                                                              ===========   ===========

     For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

     Available-for-sale securities with book values of $1,989,561 and $1,000,861 were sold during 1997 and 1996, respectively. Gross realized gains and gross realized losses on sales of available-for-sale securities were $5,226 and $2,188, respectively, in 1997 and $91 and $952, respectively, in 1996.

     Assets, principally securities, with a carrying value of $499,375 at December 31, 1997 and $496,792 at December 31, 1996, were pledged to secure tax deposits from customers.

                         PRIME BANK OF CENTRAL FLORIDA

(3) LOANS

     The components of loans were as follows:

                                                                   AT DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Mortgage loans:
  Residential real estate...................................  $ 8,113,604   $11,070,348
  Commercial real estate....................................   21,673,846    16,209,762
  Land......................................................    2,419,327     2,496,940
                                                              -----------   -----------
          Total mortgage loans..............................   32,206,777    29,777,050
Commercial and other loans..................................    7,155,907     5,755,562
Consumer loans..............................................    1,428,439     1,414,754
Lines of credit.............................................    1,799,645     1,595,083
                                                              -----------   -----------
          Total loans.......................................   42,590,768    38,542,449
Deduct:
  Allowance for loan losses.................................     (445,196)     (401,173)
  Deferred loan fees, net...................................     (106,814)     (120,107)
                                                              -----------   -----------
          Loans receivable, net.............................  $42,038,758   $38,021,169
                                                              ===========   ===========

     The following is a summary of the activity in the allowance for loan losses:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
Allowance at beginning of year..............................  $401,173   $347,146
Provision for loan losses...................................    72,000     53,772
Charge-offs.................................................   (28,175)       (70)
Recoveries..................................................       200        325
                                                              --------   --------
Allowance at end of year....................................  $445,196   $401,173
                                                              ========   ========

     The following summarizes the amounts of impaired loans, all of which were collateral-dependent:

                                                               AT DECEMBER 31,
                                                              ------------------
                                                                1997      1996
                                                              --------   -------
Loans identified as impaired:
  Gross loans with related allowance for losses recorded....  $271,621   $29,751
  Less: Allowances on these loans...........................   (13,581)   (1,080)
                                                              --------   -------
Net investment in impaired loans............................  $258,040   $28,671
                                                              ========   =======

     The average net investment in impaired loans and interest income recognized and received on impaired loans was as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------   --------
Average investment in impaired loans........................  $65,405   $536,945
                                                              =======   ========
Interest income recognized on impaired loans................  $24,786   $ 32,844
                                                              =======   ========
Interest income received on impaired loans..................  $24,786   $ 32,844
                                                              =======   ========

                         PRIME BANK OF CENTRAL FLORIDA

(4) LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying balance sheets. The Bank had no purchased mortgage servicing rights or excess servicing receivables recorded at December 31, 1997 or 1996. The unpaid principal balances of loans serviced for others are summarized as follows:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Mortgage loans portfolios serviced for:
  FNMA......................................................  $6,717,578   $6,756,288
  Other investors...........................................   1,249,870    1,208,062
                                                              ----------   ----------
                                                              $7,967,448   $7,964,350
                                                              ==========   ==========
Custodial escrow balances maintained in connection with the
  foregoing loans...........................................  $   38,070   $   30,806
                                                              ==========   ==========

(5) PREMISES AND EQUIPMENT

     Premises and equipment were as follows:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Cost:
  Land......................................................  $  938,918   $  547,244
  Buildings.................................................   1,137,700      905,218
  Furniture and fixtures....................................   1,042,552      881,665
                                                              ----------   ----------
          Total cost........................................   3,119,170    2,334,127
Less accumulated depreciation...............................    (748,837)    (825,044)
                                                              ----------   ----------
          Net book value....................................  $2,370,333   $1,509,083
                                                              ==========   ==========

     The Bank leases its Lake Washington branch facility under an operating lease. The lease contains an escalation clause which requires annual increases in base rent of 4%, and provides for annual adjustments for the Bank's prorata share of operating expenses. Rental expense was $54,400 in 1997 and $79,300 in 1996.

     Future minimum rental commitments under noncancelable leases are:

YEAR ENDING DECEMBER 31,                                       AMOUNT
------------------------                                      --------
1998........................................................  $ 49,647
1999........................................................    51,633
2000........................................................    53,698
2001........................................................    55,846
2002........................................................    58,080
2003 and thereafter.........................................    60,403
                                                              --------
                                                              $329,307
                                                              ========

(6) DEPOSITS

     The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $1.4 million and $3.6 million at December 31, 1997 and 1996, respectively.

                         PRIME BANK OF CENTRAL FLORIDA

     A schedule of maturities of certificate of deposit accounts follows:

               YEAR ENDING DECEMBER 31,                  AT DECEMBER 31, 1997
               ------------------------                  --------------------
1998...................................................      $ 7,565,544
1999...................................................       17,436,949
2000...................................................        3,627,682
2001...................................................          923,447
2002 and thereafter....................................        2,834,700
                                                             -----------
                                                             $32,388,322
                                                             ===========

(7) INCOME TAXES

     The Bank's effective income tax rate differs from the statutory Federal income tax rate for the following reasons:

                                                          YEAR ENDED DECEMBER 31,
                                                     ---------------------------------
                                                          1997              1996
                                                     ---------------   ---------------
Tax provision at statutory rate....................  $375,440   34.0%  $150,425   34.0%
Increase (decrease) in taxes resulting from:
  State taxes, net of federal income tax benefit...    27,526    2.5      5,348    1.2
  Effect of tax exempt income......................    (5,167)   (.5)    (7,687)  (1.7)
  Other, net.......................................    10,799    1.0      8,699    2.0
                                                     --------   ----   --------   ----
  Income tax provision.............................  $408,598   37.0%  $156,785   35.5%
                                                     ========   ====   ========   ====

     The provision for income taxes consisted of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Current:
  Federal...................................................   $392,468     $142,367
  State.....................................................     46,086        7,022
                                                               --------     --------
          Total.............................................    438,554      149,389
                                                               ========     ========
Deferred:
  Federal...................................................    (25,585)       6,315
  State.....................................................     (4,371)       1,081
                                                               --------     --------
          Total.............................................    (29,956)       7,396
                                                               --------     --------
                                                               $408,598     $156,785
                                                               ========     ========

                         PRIME BANK OF CENTRAL FLORIDA

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                                 AT DECEMBER 31,
                                                              ---------------------
                                                                1997        1996
                                                              ---------   ---------
Deferred tax assets:
  Deferred loan fees........................................  $  30,780   $  36,936
  Allowance for loan losses.................................    149,852     130,686
  Unrealized loss on securities available for sale..........         --      19,223
  Other.....................................................         --       1,002
                                                              ---------   ---------
          Gross deferred tax assets.........................    180,632     187,847
  Less valuation allowance..................................         --          --
                                                              ---------   ---------
                                                                180,632     187,847
Deferred tax liabilities:
  Federal Home Loan Bank stock dividends....................    (17,498)    (17,498)
  Depreciation..............................................    (37,665)    (49,802)
  Accrued income and expense, net...........................   (113,651)   (119,462)
  Unrealized gain on securities available for sale..........     (3,680)         --
                                                              ---------   ---------
          Total gross deferred tax liabilities..............   (172,494)   (186,762)
                                                              ---------   ---------
          Net deferred tax assets...........................  $   8,138   $   1,085
                                                              =========   =========

(8) FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in these financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty.

     Stand-by letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. All of the stand-by letters of credit outstanding at December 31, 1997 expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                         PRIME BANK OF CENTRAL FLORIDA

     A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1997, follows:

                                                               NOTIONAL
                                                                AMOUNT
                                                              ----------
Commitments to extend credit................................  $1,009,000
                                                              ==========
Unused lines of credit......................................  $6,611,551
                                                              ==========
Undisbursed portion of construction loans in process........  $1,955,066
                                                              ==========
Stand-by letters of credit..................................  $  188,334
                                                              ==========

(9) SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

     The Bank grants real estate, commercial and consumer loans to customers primarily in the State of Florida with the majority of such loans in the Brevard County area. Therefore, the Bank's exposure to credit risk is significantly affected by changes in the economy of the Brevard County area.

     The contractual amounts of credit related financial instruments such as commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default and the value of any existing collateral become worthless.

(10) RELATED PARTIES

     Loans to directors and executive officers of the Bank, which were made at market rates, were made in the ordinary course of business and did not involve more than normal risk of collectibility or present other unfavorable features. Activity in loans to directors and executive officers for the years ended December 31, 1997 and 1996 was as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1997        1996
                                                              ----------   ---------
Beginning balance...........................................  $  508,686   $ 459,548
Loans originated............................................     621,034     415,000
Principal payments..........................................    (115,792)   (365,862)
                                                              ----------   ---------
  Ending balance............................................  $1,013,928   $ 508,686
                                                              ==========   =========

(11) COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Bank.

(12) REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirement administered by various regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting

                         PRIME BANK OF CENTRAL FLORIDA
practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the Bank's primary regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are presented in the table (dollars in thousands).

                                                                                       TO BE WELL
                                                                  FOR CAPITAL       CAPITALIZED UNDER
                                                                   ADEQUACY         PROMPT CORRECTIVE
                                                 ACTUAL            PURPOSES:       ACTION PROVISIONS:
                                             ---------------    ---------------    -------------------
                                             AMOUNT   RATIO     AMOUNT   RATIO      AMOUNT     RATIO
                                             ------   ------    ------   ------    --------   --------
AS OF DECEMBER 31, 1997:
  Total capital (to Risk-Weighted
     Assets)...............................  $6,450    13.04%   $3,956     8.00%    $4,945      10.00%
  Tier I Capital (to Risk-Weighted
     Assets)...............................   6,394    12.93     1,978     4.00      2,967       6.00
  Tier I Capital (to Average Assets).......   6,394     9.80     2,610     4.00      3,262       5.00
AS OF DECEMBER 31, 1996:
  Total capital (to Risk-Weighted
     Assets)...............................  $6,078    10.61%   $4,583     8.00%    $5,729      10.00%
  Tier I Capital (to Risk-Weighted
     Assets)...............................   5,677     9.91     2,292     4.00      3,437       6.00
  Tier I Capital (to Average Assets).......   5,677     9.75     2,329     4.00      2,911       5.00

     On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF and spread the obligations for payments of Financing Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The FDIC special assessment levied amounted to 65.7 basis points on SAIF-assessable deposits held as of March 31, 1995. That legislation eliminated the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums. The Bank recorded the special assessment of $288,989 before taxes in the third quarter of 1996.

(13) STOCK OPTION PLAN

     On April 21, 1994, the Bank adopted, and the stockholders approved, the Bank's incentive stock option plan (the "Option Plan"). The Option Plan provides for a maximum number of shares equal to 20% of the shares of common stock issued and outstanding to be reserved for future issuance under the Plan. At December 31, 1997, 37,250 shares remain available for grant. The options granted are exercisable immediately. All options granted terminate at the earlier of ten years from the date of the grant, or at the date the option holder ceases to be employed by the Bank. If the termination of employment is due to death or disability, the option may be exercised at any time up to one year after the date of death or disability, unless the option by its term expires sooner. If termination of employment is for reasons other than death, disability or for cause, the Plan Administrator may allow the option to be exercised up to three months after termination of the employee, unless the option by its term expires sooner. No options have been exercised as of

                         PRIME BANK OF CENTRAL FLORIDA

December 31, 1997. A summary of stock options transactions follows ($ in thousands, except per share amounts):

                                                       NUMBER      RANGE OF      WEIGHTED-
                                                         OF       PER SHARE     AVERAGE PER
                                                       SHARES    OPTION PRICE   SHARE PRICE
                                                       -------   ------------   -----------
Outstanding at December 31, 1995.....................  25,000    $      12.65     $12.65
Options granted......................................   5,000           13.60      13.60
                                                       ------
Outstanding at December 31, 1996.....................  30,000     12.65-13.60      12.81
Options granted......................................  12,750           14.29      14.29
                                                       ------
Outstanding at December 31, 1997.....................  42,750    $12.65-14.29     $13.25
                                                       ======    ============     ======

     The weighted-average remaining contractual life of the outstanding stock options, all of which were exercisable, at December 31, 1997 was 7.4 years.

     In order to calculate the estimated fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. The following information pertains to the estimated fair value of the options granted to purchase common stock in 1997 and 1996 (in thousands):

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1996
                                                              ----    ----
Weighted-average grant-date fair value of options issued
  during the year...........................................  $ 79    $ 29
                                                              ====    ====
Proforma net earnings.......................................  $617    $257
                                                              ====    ====

                         PRIME BANK OF CENTRAL FLORIDA

                            CONDENSED BALANCE SHEET
                                ($ IN THOUSANDS)

                                                              AT MARCH 31,
                                                                  1998
                                                              -------------
                                                               (UNAUDITED)
                                  ASSETS
Cash and due from banks.....................................     $ 2,905
Interest-bearing deposits with banks........................       6,329
                                                                 -------
          Total cash and cash equivalents...................       9,234
Securities available for sale...............................      15,728
Loans receivable, net of allowance for loan losses of
  $462......................................................      41,915
Accrued interest receivable.................................         361
Foreclosed real estate......................................          22
Premises and equipment, net.................................       2,885
Deferred tax asset..........................................          10
Other assets................................................         307
                                                                 -------
          Total.............................................     $70,462
                                                                 =======
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Demand and NOW accounts...................................      19,391
  Savings deposits..........................................       3,467
  Money-market accounts.....................................       6,142
  Time deposits.............................................      34,085
                                                                 -------
          Total deposits....................................      63,085
  Income taxes payable......................................          72
  Other liabilities.........................................         700
                                                                 -------
          Total liabilities.................................      63,857
                                                                 -------
Stockholders' equity:
  Common stock..............................................         400
  Additional paid-in capital................................       3,770
  Retained earnings.........................................       2,431
  Unrealized gain on securities available for sale, net of
     tax of $2..............................................           4
                                                                 -------
          Total stockholders' equity........................       6,605
                                                                 -------
          Total.............................................     $70,462
                                                                 =======

           See accompanying Notes to Condensed Financial Statements.

                         PRIME BANK OF CENTRAL FLORIDA

                        CONDENSED STATEMENTS OF EARNINGS
                   ($ IN THOUSANDS, EXCEPT PER SHARE FIGURES)

                                                               THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ---------------
                                                               1998     1997
                                                              ------   ------
                                                                (UNAUDITED)
Interest income:
  Loans receivable..........................................  $  986   $  885
  Securities available for sale.............................     210      212
  Other interest and dividends..............................      58       51
                                                              ------   ------
          Total interest income.............................   1,254    1,148
                                                              ------   ------
Interest expense on deposits................................     544      509
                                                              ------   ------
Net interest income.........................................     710      639
          Provision for loan losses.........................      20        5
                                                              ------   ------
Net interest income after provision for loan losses.........     690      634
                                                              ------   ------
Noninterest income:
  Service charges on deposit accounts.......................      81       80
  Other fees and service charges............................      18       31
  Other.....................................................       3        4
                                                              ------   ------
          Total noninterest income..........................     102      115
                                                              ------   ------
Noninterest expenses:
  Salaries and employee benefits............................     290      278
  Occupancy expense.........................................     101      102
  Data processing expense...................................      46       42
  Federal deposit insurance premium.........................      13       12
  Stationery and office supplies............................      22       18
  Postage...................................................      13       12
  Other.....................................................      54       47
                                                              ------   ------
          Total noninterest expenses........................     539      511
                                                              ------   ------
Earnings before income taxes................................     253      238
Income taxes................................................      95       87
                                                              ------   ------
Net earnings................................................  $  158   $  151
                                                              ======   ======
Earnings per share:
  Basic.....................................................  $  .40   $  .38
                                                              ======   ======
  Fully diluted.............................................  $  .39   $  .38
                                                              ======   ======

           See accompanying Notes to Condensed Financial Statements.

                         PRIME BANK OF CENTRAL FLORIDA

                  CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
                                ($ IN THOUSANDS)

                                                              YEAR ENDED
                                                               MARCH 31,
                                                              -----------
                                                              1998   1997
                                                              ----   ----
Net earnings................................................  $158   $151
Other comprehensive income -- change in unrealized gain
  arising during year, net of tax of $2 and $0..............    (2)   (39)
                                                              ----   ----
Comprehensive income........................................  $156   $112
                                                              ====   ====

           See Accompanying Notes to Condensed Financial Statements.

                         PRIME BANK OF CENTRAL FLORIDA

                  CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                                ($ IN THOUSANDS)

                                                                               ACCUMULATED
                                                                                  OTHER
                                                                              COMPREHENSIVE
                                                                                INCOME --
                                                                               UNREALIZED
                                                                                 GAIN ON
                                                      ADDITIONAL               SECURITIES         TOTAL
                                             COMMON    PAID-IN     RETAINED   AVAILABLE FOR   STOCKHOLDERS'
                                             STOCK     CAPITAL     EARNINGS       SALE           EQUITY
                                             ------   ----------   --------   -------------   -------------
Balance at December 31, 1997...............   $400      $3,770      $2,273         $ 6           $6,449
Change in unrealized gain on securities
  available for sale, net of income taxes
  of $2 (unaudited)........................     --          --          --          (2)              (2)
Net earnings (unaudited)...................     --          --         158          --              158
                                              ----      ------      ------         ---           ------
Balance at March 31, 1998 (unaudited)......   $400      $3,770      $2,431         $ 4           $6,605
                                              ====      ======      ======         ===           ======

           See accompanying Notes to Condensed Financial Statements.

                         PRIME BANK OF CENTRAL FLORIDA

                       CONDENSED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net earnings..............................................  $   158    $   151
  Adjustments to reconcile net earnings to net cash used in
     by operating activities:
     Depreciation...........................................       38         34
     Provision for loan losses..............................       20          5
     Amortization of discounts and premiums.................       10          8
     Amortization of deferred loan fees, net................       (5)        (4)
     Origination for loans held for sale....................       --        (25)
     Proceeds from sale of loans held for sale..............       --         94
     Decrease (increase) in accrued interest receivable.....       52         (2)
     (Increase) decrease in other assets....................      (18)        48
     Decrease in other liabilities..........................     (825)      (720)
     (Decrease) increase in income taxes....................     (256)        32
                                                              -------    -------
          Net cash used in operating activities.............     (826)      (379)
                                                              -------    -------
Cash flows from investing activities:
  Purchase of available-for-sale securities.................   (3,509)    (3,497)
  Principal repayments on available-for-sale securities.....      400        107
  Proceeds from sale and maturity of available-for-sale
     securities.............................................    2,748      2,000
  Net decrease in loans.....................................       87         46
  Purchase of premises and equipment........................     (553)       (37)
                                                              -------    -------
          Net cash used in investing activities.............     (827)    (1,381)
                                                              -------    -------
Cash flows from financing activities:
  Net increase in demand, NOW, money-market and savings
     deposits...............................................    1,391      2,253
  Net increase in time deposits.............................    1,698        112
                                                              -------    -------
          Net cash provided by financing activities.........    3,089      2,365
                                                              -------    -------
Net increase in cash and cash equivalents...................    1,436        605
Cash and cash equivalents at beginning of period............    7,798      5,707
                                                              -------    -------
Cash and cash equivalents at end of period..................  $ 9,234    $ 6,312
                                                              =======    =======
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Income taxes paid......................................  $   350    $    --
                                                              =======    =======
     Interest expense.......................................  $   536    $   512
                                                              =======    =======
  Noncash investing and financing activities --
     Transfer of loans to foreclosed real estate............  $    22    $    --
                                                              =======    =======

           See accompanying Notes to Condensed Financial Statements.

                         PRIME BANK OF CENTRAL FLORIDA

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION

     In the opinion of the management of Prime Bank of Central Florida (the "Bank"), the accompanying condensed financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position at March 31, 1998 and 1997 and the results of operations and cash flows for the three-month periods ended March 31, 1998 and 1997. The results of operations and cash flows for the three months ended March 31, 1998, are not necessarily indicative of results that may be expected for the year ending December 31, 1998.

2. LOAN IMPAIRMENT AND LOAN LOSSES

     The Bank prepares a quarterly review of the adequacy of the allowance for loan losses to also identify and value impaired loans in accordance with guidance in the Statements of Financial Accounting Standards No. 114 and 118. Impaired loans identified by the Company at March 31, 1998 and 1997 were $241,000 and $22,000, net of loan loss allowance of $13,000 and $1,000, respectively.

     An analysis of the change in the allowance for loan losses follows (in thousands):

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              1998    1997
                                                              -----   -----
Beginning balance...........................................  $445    $401
Provision for loan losses...................................    20       5
Loans charged-off, net of recoveries........................    (3)     --
                                                              ----    ----
Ending balance..............................................  $462    $406
                                                              ====    ====

3. IMPACT OF NEW ACCOUNTING ISSUES

     In September 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). That Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. That Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 was effective for transfers and servicing of financial assets as well as extinguishments of liabilities occurring in 1997. The adoption of SFAS No. 125 had no significant effect on the Bank's financial position at March 31, 1998 or 1997 or results of operations for the three-month periods then ended.

     On January 1, 1998, the Bank adopted Financial Accounting Standards Board Statement No. 130, Reporting Comprehensive Income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net earnings. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. As the Statement addresses reporting and presentation issues only, there was no impact on operating results from the adoption of this Standard.

                         PRIME BANK OF CENTRAL FLORIDA

4. EARNINGS PER SHARE

     Earnings per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. For purposes of calculating diluted EPS, because there is no active trading market for the Bank's common stock, the average book value per share was used ($ in thousands, except per share amounts):

                                                FOR THE THREE MONTHS ENDED MARCH 31,
                                    -------------------------------------------------------------
                                                1998                            1997
                                    -----------------------------   -----------------------------
                                               WEIGHTED-    PER                WEIGHTED-    PER
                                                AVERAGE    SHARE                AVERAGE    SHARE
                                    EARNINGS    SHARES     AMOUNT   EARNINGS    SHARES     AMOUNT
                                    --------   ---------   ------   --------   ---------   ------
                                                             (UNAUDITED)
Basic EPS:
  Net earnings available to common
     stockholders.................    $158      400,000     $.40      $151      400,000     $.38
                                                            ====                            ====
Effect of dilutive securities --
  Incremental shares from assumed
     exercise of options..........                4,706                           2,467
                                                -------                         -------
Diluted EPS:
  Net earnings available to common
     stockholders and assumed
     conversions..................    $158      404,706     $.39      $151      402,467     $.38
                                      ====      =======     ====      ====      =======     ====

5. PENDING ACQUISITION

     On May 21, 1998, the Bank entered into an agreement to merge with a subsidiary of The Colonial BancGroup, Inc. ("Colonial"). Under the terms of the agreement, each share of the Bank's common stock will be converted into a number of shares of Colonial common stock equal to $41.44 divided by the average closing price of Colonial common stock at the effective date of the merger. The conversion rate for the Bank's common stock is subject to a maximum and minimum number of Colonial common stock to be issued in connection with the merger, and cash will be paid for fractional shares. Outstanding options for the Bank's common stock will be converted into options for Colonial common stock on the same terms. The transaction is expected to be accounted for as a pooling-of-interests, and is expected to be completed in 1998. The proposed merger is subject to several conditions, including approval by the shareholders of the Bank and approval by applicable regulatory authorities.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                 COLONIAL BANK

                                      AND

                         PRIME BANK OF CENTRAL FLORIDA

                                  DATED AS OF

                                  MAY 21, 1998

                               TABLE OF CONTENTS

CAPTION                                                       PAGE
-------                                                       ----
ARTICLE 1 -- NAME
   1.1  Name................................................   A-1
ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS
   2.1  Applicable Law......................................   A-1
   2.2  Corporate Existence.................................   A-1
   2.3  Articles of Incorporation and Bylaws................   A-1
   2.4  Resulting Corporation's Officers and Board..........   A-2
   2.5  Shareholder Approval................................   A-2
   2.6  Further Acts........................................   A-2
   2.7  Effective Date and Closing..........................   A-2
ARTICLE 3 -- CONVERSION OF ACQUIRED BANK STOCK
   3.1  Conversion of Acquired Bank Stock...................   A-2
   3.2  Surrender of Acquired Bank Stock....................   A-3
   3.3  Fractional Shares...................................   A-3
   3.4  Adjustments.........................................   A-3
   3.5  BancGroup Stock.....................................   A-3
   3.6  Dissenting Rights...................................   A-3
ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF
             BANCGROUP
   4.1  Organization........................................   A-4
   4.2  Capital Stock.......................................   A-4
   4.3  Financial Statements; Taxes.........................   A-4
   4.4  No Conflict with Other Instrument...................   A-5
   4.5  Absence of Material Adverse Change..................   A-5
   4.6  Approval of Agreements..............................   A-5
   4.7  Tax Treatment.......................................   A-5
   4.8  Title and Related Matters...........................   A-5
   4.9  Subsidiaries........................................   A-6
   4.10 Contracts...........................................   A-6
   4.11 Litigation..........................................   A-6
   4.12 Compliance..........................................   A-6
   4.13 Registration Statement..............................   A-6
   4.14 SEC Filings.........................................   A-6
   4.15 Form S-4............................................   A-7
   4.16 Brokers.............................................   A-7
   4.17 Government Authorization............................   A-7
   4.18 Absence of Regulatory Communications................   A-7
   4.19 Disclosure..........................................   A-7
ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF
             ACQUIRED BANK
   5.1  Organization........................................   A-7
   5.2  Capital Stock.......................................   A-7
   5.3  Subsidiaries........................................   A-8
   5.4  Financial Statements; Taxes.........................   A-8
   5.5  Absence of Certain Changes or Events................   A-9
   5.6  Title and Related Matters...........................   A-9
   5.7  Commitments.........................................  A-10
   5.8  Charter and Bylaws..................................  A-10
   5.9  Litigation..........................................  A-10

CAPTION                                                       PAGE
-------                                                       ----
   5.10 Material Contract Defaults..........................  A-11
   5.11 No Conflict with Other Instrument...................  A-11
   5.12 Governmental Authorization..........................  A-11
   5.13 Absence of Regulatory Communications................  A-11
   5.14 Absence of Material Adverse Change..................  A-11
   5.15 Insurance...........................................  A-11
   5.16 Pension and Employee Benefit Plans..................  A-11
   5.17 Buy-Sell Agreement..................................  A-12
   5.18 Brokers.............................................  A-12
   5.19 Approval of Agreements..............................  A-12
   5.20 Disclosure..........................................  A-12
   5.21 Registration Statement..............................  A-12
   5.22 Loans; Adequacy of Allowance for Loan Losses........  A-12
   5.23 Environmental Matters...............................  A-13
   5.24 Transfer of Shares..................................  A-13
   5.25 Collective Bargaining...............................  A-13
   5.26 Labor Disputes......................................  A-13
   5.27 Derivative Contracts................................  A-13
   5.28 Non-Terminable Contracts or Severance Agreements....  A-13
ARTICLE 6 -- ADDITIONAL COVENANTS
   6.1  Additional Covenants of BancGroup...................  A-14
   6.2  Additional Covenants of Acquired Bank...............  A-16
ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS
   7.1  Best Efforts; Cooperation...........................  A-18
   7.2  Press Release.......................................  A-18
   7.3  Mutual Disclosure...................................  A-18
   7.4  Access to Properties and Records....................  A-18
   7.5  Notice of Adverse Changes...........................  A-19
ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES
   8.1  Approval by Shareholders............................  A-19
   8.2  Regulatory Authority Approval.......................  A-19
   8.3  Litigation..........................................  A-19
   8.4  Registration Statement..............................  A-19
   8.5  Tax Opinion.........................................  A-19
ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF ACQUIRED BANK
   9.1  Representations, Warranties and Covenants...........  A-20
   9.2  Adverse Changes.....................................  A-20
   9.3  Closing Certificate.................................  A-20
   9.4  Opinion of Counsel..................................  A-21
   9.5  NYSE Listing........................................  A-21
   9.6  Other Matters.......................................  A-21
   9.7  Material Events.....................................  A-21
   9.8  Fairness Opinion....................................  A-21
ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP
  10.1  Representations, Warranties and Covenants...........  A-21
  10.2  Adverse Changes.....................................  A-21
  10.3  Closing Certificate.................................  A-21
  10.4  Opinion of Counsel..................................  A-22
  10.5  Controlling Shareholders............................  A-22
  10.6  Other Matters.......................................  A-22

CAPTION                                                                PAGE
-------                                                                ----
  10.7  Dissenters...................................................  A-22
  10.8  Material Events..............................................  A-22
  10.9  Pooling of Interests.........................................  A-22
  10.10 Employment Agreements........................................  A-22
  10.11 Non-Competition Agreements...................................  A-22
ARTICLE 11 -- TERMINATION OF REPRESENTATIONS AND WARRANTIES..........  A-23
ARTICLE 12 -- NOTICES................................................  A-23
ARTICLE 13 -- AMENDMENT OR TERMINATION
  13.1  Amendment....................................................  A-23
  13.2  Termination..................................................  A-23
  13.3  Damages......................................................  A-24
  13.4  Acquisition Proposal; Termination and Fee....................  A-24
ARTICLE 14 -- DEFINITIONS............................................  A-24
ARTICLE 15 -- MISCELLANEOUS..........................................  A-28
  15.1  Expenses.....................................................  A-29
  15.2  Benefit......................................................  A-29
  15.3  Governing Law................................................  A-29
  15.4  Counterparts.................................................  A-29
  15.5  Headings.....................................................  A-29
  15.6  Severability.................................................  A-29
  15.7  Construction.................................................  A-29
  15.8  Return of Information........................................  A-29
  15.9  Equitable Remedies...........................................  A-29
  15.10 Attorneys' Fees..............................................  A-29
  15.11 No Waiver....................................................  A-29
  15.12 Remedies Cumulative..........................................  A-30
  15.13 Entire Contract..............................................  A-30

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 21st day of May 1998, by and between PRIME BANK OF CENTRAL FLORIDA ("Acquired Bank"), a Florida state bank, COLONIAL BANK ("Colonial Bank"), an Alabama banking corporation and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation.

                              W I T N E S S E T H

     WHEREAS, Acquired Bank operates as a Florida state bank with its principal office in Titusville, Florida; and

     WHEREAS, BancGroup is a bank holding company with a Subsidiary bank, Colonial Bank, that conducts business in Alabama, Florida, Georgia and Tennessee; and

     WHEREAS, Acquired Bank wishes to merge with Colonial Bank as of the Effective Date; and

     WHEREAS, it is the intention of BancGroup, Colonial Bank and Acquired Bank that such Merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "Colonial Bank."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Bank shall be merged with and into Colonial Bank (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the ABCA and, to the extent applicable, the FBC. The offices and facilities of Acquired Bank and of Colonial Bank shall become the offices and facilities of the Resulting Corporation.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Bank and of Colonial Bank shall, as provided in the ABCA and the FBC, as applicable, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Bank and Colonial Bank. All rights, franchises and interests of Acquired Bank and Colonial Bank, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Bank and Colonial Bank, respectively, on the Effective Date.

     2.3 Articles of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the articles of incorporation and bylaws of Colonial Bank as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of Colonial Bank as of the Effective Date.

     2.5 Shareholder Approval. This Agreement shall be submitted to the shareholders of Acquired Bank at the Shareholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Bank as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Bank or Colonial Bank, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Colonial Bank and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Bank or Colonial Bank, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Articles of Merger to be issued by the appropriate authority under the ABCA or the FBC, as applicable (such time being herein called the "Effective Date"). Assuming all other conditions to the Closing have been or will be satisfied as of the Closing, the Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 11:00 a.m. on a date specified by BancGroup that shall be as soon as reasonably practicable after the later to occur of the Shareholders Meeting or all required regulatory approvals under Section 8.2, or at such other place and time that the Parties may mutually agree.

                                   ARTICLE 3

                       CONVERSION OF ACQUIRED BANK STOCK

     3.1 Conversion of Acquired Bank Stock. (a) On the Effective Date, each share of common stock of Acquired Bank outstanding and held by Acquired Bank's shareholders (the "Acquired Bank Stock"), shall be converted by operation of law and without any action by any holder thereof (subject to section 3.3 hereof), into such number of shares of BancGroup Common Stock (the "Merger Consideration") equal to $41.44 divided by the Market Value (the "Exchange Ratio"). The "Market Value" shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day five trading days preceding the Effective Date. Regardless of the Market Value, however, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 586,560 (based upon a minimum Market Value of $28.26) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 433,480 (based upon a maximum Market Value of $38.24) assuming 400,000 shares of Acquired Bank Stock outstanding. To the extent that the number of shares of Acquired Bank Stock may increase based upon the exercise of Acquired Bank Options, the number of shares of BancGroup Common Stock to be issued in the Merger shall be increased with each share of Acquired Bank stock outstanding at the Effective Date exchanged for shares of BancGroup Common Stock equal to $41.44 divided by the Market Value, provided that for this purpose the Market Value shall be deemed to be no less than $28.26 and no greater than $38.24.

     (b)(i) On the Effective Date, BancGroup shall assume all Acquired Bank Options outstanding, and each such option shall cease to represent a right to acquire Acquired Bank common stock and shall, instead, represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Acquired Bank Options except as specified below in this section. The number of shares of BancGroup

Common Stock to be issued pursuant to such options shall equal the number of shares of Acquired Bank common stock subject to such Acquired Bank Options multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Acquired Bank Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash, based upon the Market Value. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Acquired Bank common stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. It is intended that the assumption by BancGroup of the Acquired Bank Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code as to any stock option which is an "incentive stock option." Schedule 3.1 hereto sets forth the names of all persons holding Acquired Bank Options, the number of shares of Acquired Bank common stock subject to such options, the exercise price and the expiration date of such options.

     (ii) BancGroup shall file at its expense a registration statement with the SEC on Form S-8 or such other appropriate form (including the Form S-4 to be filed in connection with the Merger) with respect to the shares of BancGroup Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

     3.2 Surrender of Acquired Bank Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Bank Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Bank Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Acquired Bank Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Bank Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Bank Stock shall have been properly tendered.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Bank Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Bank Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Bank Stock shall be converted.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of BancGroup after the Effective Date.

     3.6 Dissenting Rights. Any shareholder of Acquired Bank who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the FBC, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Bank Stock. If after the Effective Date a dissenting shareholder of Acquired Bank fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Acquired Bank Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Bank Stock is entitled under Section 3.1 (without interest) upon surrender of such holder of the certificate or certificates representing shares of Acquired Bank Stock held by him. However, in accordance with the FBC, such consideration shall be paid in cash and not in BancGroup Common Stock.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Bank as follows:

     4.1 Organization. (a) BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

     (b) Colonial Bank is an Alabama state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama. Colonial Bank has the necessary corporate powers to carry on its business as presently conducted.

     4.2 Capital Stock. (a) The authorized capital stock of BancGroup consists of (A) 200,000,000 shares of Common Stock, $2.50 par value per share, of which as of April 29, 1998, 48,189,312 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Bank.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Bank copies of the following financial statements of BancGroup.

          (i) Consolidated balance sheets as of December 31, 1996, and December 31, 1997;

          (ii) Consolidated statements of operations for each of the three years ended December 31, 1995, 1996 and 1997;

          (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1995, 1996 and 1997; and

          (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1995, 1996 and 1997.

     All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreements. The board of directors of Colonial Bank will approve this Agreement and the transactions contemplated by it prior to the Effective Date. This Agreement constitutes the legal, valid and binding obligation of Colonial Bank and BancGroup, enforceable against them in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable Law. Subject to the matters referred to in section 8.2, and subject to BancGroup's board approval of the shares to be issued in the Merger, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Bank, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Bank.

     4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in Default in any material respect under the terms of any material contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or assets, or the condition, financial or otherwise, of such company and, to the knowledge of BancGroup, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     4.11 Litigation. Except as disclosed in or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which may have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented. To the Knowledge of BancGroup, each of BancGroup and its Subsidiaries has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on BancGroup and its Subsidiaries taken as a whole.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Shareholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Bank or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Bank, its operations, Assets and capital.

     4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Bank copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) 1997 Annual Report to

Shareholders; and (iii) all reports on Form 8-K, filed by BancGroup with the SEC since December 31, 1997. Since December 31, 1997, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Shareholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

     4.16 Brokers. Except as listed in Section 5.18, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Bank and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Bank by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                   ARTICLE 5

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED BANK

     Acquired Bank represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Bank is a Florida state bank. Each Acquired Bank Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

     5.2 Capital Stock. (i) As of the date of this Agreement, the authorized capital stock of Acquired Bank consisted of 4,000,000 shares of common stock, $1.00 par value per share, 400,000 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquired Bank has 51,500 shares of its common stock subject to exercise at any time pursuant to Acquired Bank Options. Except for the foregoing, Acquired Bank does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. Schedule 5.2 contains complete and accurate copies of the plan or plans under which the Acquired Bank Options were issued and forms of the agreements used to issue Acquired Bank Options.

     5.3 Subsidiaries.  Acquired Bank has no direct Subsidiaries.

     5.4 Financial Statements; Taxes. (a) Acquired Bank has delivered to BancGroup copies of the following financial statements of Acquired Bank:

          (i) Statements of financial condition as of December 31, 1996 and 1997;

          (ii) Statements of income for each of the three years ended December 31, 1995, 1996 and 1997;

          (iii) Statements of shareholders' equity for each of the three years ended December 31, 1995, 1996, and 1997; and

          (iv) Statements of cash flows for the three years ended December 31, 1995, 1996 and 1997.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Bank and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Bank. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Bank did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, shareholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Bank for the periods indicated.

     (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Bank have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Bank, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Bank accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Bank may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Bank, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Bank. Acquired Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Each Acquired Bank Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Bank Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Bank Company has

          (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Bank Options and shares issued as director's qualifying shares;

          (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

          (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

          (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

          (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

          (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

          (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

          (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

          (m) entered into any other material transaction other than in the ordinary course of business; or

          (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

     Between the date hereof and the Effective Date, no Acquired Bank Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Bank Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

     5.6 Title and Related Matters. (a) Title. Except as set forth in Schedule 5.6(a), Acquired Bank has good and marketable title to all the properties, interest in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Bank, the material structures and equipment of each Acquired Bank Company comply in all material respects with the requirements of all applicable Laws.

     (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Bank Company, either as lessor or lessee. Complete and accurate copies of all such leases have been made available to BancGroup for inspection.

     (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Bank Company's fixed Assets as of April 30, 1998.

     (d) (i) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Bank Company. Acquired Bank is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Bank Company. Complete and accurate copies of all contracts, plans and other items so listed have been made available to BancGroup for inspection.

     (ii) Year 2000 Compliance. Except as described in Schedule 5.6 (d)(ii), Acquired Bank's computer hardware and software (working independently or as a system) are able to accurately process date data as intended without interruption (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations, when used in the normal course of business. Acquired Bank has formulated and begun execution of a plan that complies with FFIEC Year 2000 compliance guidelines as promulgated by Acquired Bank's principal regulatory agency. Acquired Bank has met all deadlines and is in full compliance with this plan.

     5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Bank Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice,
(ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Bank Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Bank Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. Except as set forth on Schedule 5.9, there is no Litigation (whether or not purportedly on behalf of Acquired Bank) pending or, to the Knowledge of Acquired Bank, threatened against or affecting any Acquired Bank Company (nor does Acquired Bank have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Bank, and no Acquired Bank Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Bank. To the Knowledge of Acquired Bank, each Acquired Bank Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Bank.

     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Bank Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Bank, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Bank Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Bank Company.

     5.12 Governmental Authorization. Each Acquired Bank Company has all Permits that, to the Knowledge of Acquired Bank, are or will be legally required to enable any Acquired Bank Company to conduct its business in all material respects as now conducted by each Acquired Bank Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13, no Acquired Bank Company is subject to, nor has any Acquired Bank Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Bank, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Bank Company.

     5.15 Insurance. Each Acquired Bank Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Bank reasonably believes to be adequate for the type of business conducted by such company. No Acquired Bank Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Bank Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, and except as set forth on Schedule 5.15, no Acquired Bank Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Bank Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans. (a) To the Knowledge of Acquired Bank, all employee benefit plans of each Acquired Bank Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Bank Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Bank, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Bank Company.

     (b) To the Knowledge of Acquired Bank, no amounts payable to any employee of any Acquired Bank Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreement. To the Knowledge of Acquired Bank, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Bank, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. Except for services provided by Allen C. Ewing & Co., Investment Bankers, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Bank directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Bank, or otherwise, in such manner as to give rise to any valid claim against Acquired Bank for a finder's fee, brokerage commission or other like payment.

     5.19 Approval of Agreements. The board of directors of Acquired Bank has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Bank of this Agreement. Subject to the matters referred to in section 8.2, Acquired Bank has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Bank in accordance with this Agreement, Acquired Bank shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Bank, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Shareholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Bank, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Bank or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Bank have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of Acquired Bank. Acquired Bank has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. Each loan reflected as an Asset on the financial statements of Acquired Bank is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. Acquired Bank does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Bank has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Bank, each Acquired Bank Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Acquired Bank has no Knowledge that any Acquired Bank Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Bank Company. To the Knowledge of Acquired Bank, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Bank, with respect to Assets of or owned by any Acquired Bank Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Acquired Bank Company. Acquired Bank has no Knowledge of any facts which might suggest that any Acquired Bank Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Bank Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) or any similar principles. Moreover, to the Knowledge of Acquired Bank, no Acquired Bank Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

     5.24 Transfer of Shares. Acquired Bank has no Knowledge of any plan or intention on the part of Acquired Bank's shareholders to sell or otherwise dispose of any of Acquired Bank common stock, or of the BancGroup Common Stock to be received by them in the Merger, that could cause the Merger to fail to qualify for the pooling of interests method of accounting under generally accepted accounting principals.

     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Bank Company and any union or labor organization covering any of Acquired Bank Company's employees and none of said employees are represented by any union or labor organization.

     5.26 Labor Disputes. To the Knowledge of Acquired Bank, each Acquired Bank Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Bank Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Bank, no unfair labor practice complaint against any Acquired Bank Company is pending before the National Labor Relations Board. Relations between management of each Acquired Bank Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Bank, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Bank, are there plans for any such attempts.

     5.27 Derivative Contracts. No Acquired Bank Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Bank's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

     5.28 Non-Terminable Contracts or Severance Agreements. Except as provided in Schedule 5.28, no Acquired Bank Company is a party to or has agreed to enter into a vendor or employment contract that is not terminable without penalty within 90 days or contains an extraordinary buyout. With the exception of certain agreements otherwise referenced in this Agreement, no Acquired Bank Company is a party to or has agreed to enter into any employment agreement, non-competition agreement, salary continuation plan or severance agreement or similar arrangement with any Acquired Bank Company employee.

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Bank as follows:

          (a) Registration Statement and Other Filings. BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Bank and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement. BancGroup shall provide to counsel for Acquired Bank (i) copies of drafts of all filings made pursuant to this section 6.1(a) in advance of filing, (ii) copies of documents as filed, and (iii) copies of any correspondence between BancGroup and any Agencies, including the SEC, respecting the filings made pursuant to this section 6.1(a).

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired Bank:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Bank may reasonably request.

          (d) No Control of Acquired Bank by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Bank shall continue to reside solely in Acquired Bank's officers and board of directors.

          (e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. (i) On the Effective Date, all employees of any Acquired Bank Company shall, at BancGroup's option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement. All employees of any Acquired Bank Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Bank Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Bank Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Bank Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of the Resulting Corporation and its Subsidiaries, each such Acquired Bank Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Bank Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries.

          (g) Indemnification. (i) Subject to the conditions set forth in the succeeding paragraph, for a period of six years after the Effective Date BancGroup shall, and shall cause Colonial Bank to, indemnify, defend and hold harmless each person entitled to indemnification from the Acquired Bank (each being an "Indemnified Party") against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the extent authorized under the articles of incorporation and bylaws of Acquired Bank and Florida Law.

             (ii) Any Indemnified Party wishing to claim indemnification under this subsection (g), upon learning of any such liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (i) BancGroup or Colonial Bank shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup or Colonial Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup or Colonial Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BancGroup shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) BancGroup shall not be liable for any settlement effected without its prior consent; and provided further that BancGroup and Colonial Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

             (iii) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of the Acquired Bank, such director or officer of the Acquired Bank shall have delivered to BancGroup on or prior to the Effective Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against Acquired Bank. In the letter, the directors or officers shall: (i) acknowledge the assumption by BancGroup as of the Effective Date of all Liability (to the extent Acquired Bank is so liable) for claims for indemnification arising under section 6.1(g) hereof; (ii) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (iii)) against Acquired Bank; (iii) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 6.1(g)(i) hereof; and (iv) release as of the Effective Date any and all claims that they may have against any Acquired Bank Company other than (A) those referred to in the foregoing clause (iii) and disclosed in the letter of the director or officer, (B) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware but which are not disclosed in such director or executive officer's letter), (C) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (D) claims by third parties arising in the ordinary course of business of any Acquired Bank Company after the date of the letter.

             (iv) Acquired Bank hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 6.1(g) other than as disclosed in the letters of the directors and executive officers referred to in section 6.1(g)(iii) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

          (h) Retention Bonus. BancGroup acknowledges that the board of directors of Acquired Bank will pay certain key employees retention bonuses, which will not exceed in the aggregate $123,898.

             (i) Employment Agreements. On the Effective Date, BancGroup shall enter into (i) an employment agreement in the form of the employment agreement attached hereto as Exhibit D with Joseph V. Marto, Jr., (ii) an employment agreement in the form of the employment agreement attached hereto as Exhibit E with P. Bryan Fulmer, and (iii) an employment agreement in the form of the employment agreement attached hereto as Exhibit F with James S. Tharpe.

     6.2 Additional Covenants of Acquired Bank. Acquired Bank covenants to and with BancGroup as follows:

          (a) Operations. (i) Acquired Bank will conduct its business and the business of each Acquired Bank Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Acquired Bank Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Bank permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Bank shall contact any person who may be required to execute an undertaking under Section 10.5 hereof to request such undertaking and shall take all such reasonable steps as are necessary to obtain such undertaking. Acquired Bank will take no action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a tax-free reorganization with the meaning of Section 368 of the Code.

          (ii) If requested by BancGroup, Acquired Bank shall use its best efforts to cause all officers and directors that own any stock of Acquired Bank and all other shareholders of Acquired Bank who own more than five percent (5%) of Acquired Bank's outstanding shares of common stock, to execute an acknowledgment that such person has no present plan, intention, or binding commitment to sell or otherwise dispose of Acquired Bank common stock or of BancGroup Common Stock to be received in the Merger from the date of this Agreement until financial results concerning at least 30 days of Post-Merger combined operations have been published by BancGroup within the meaning of Section 201.01 of the SEC's codification of Financial Reporting Policies.

          (b) Shareholders Meeting; Best Efforts. Acquired Bank will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will cause the Shareholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including shareholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

          (c) Prohibited Negotiations. Except with respect to this Agreement and the transactions contemplated hereby, no Acquired Bank Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by an Acquired Bank Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Acquired Bank's Board of Directors as advised in writing by counsel to such Board of Directors, no Acquired Bank Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and the Acquired Bank shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Acquired Bank may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Acquired Bank shall promptly notify BancGroup orally and in writing in the event that it receives any inquiry or proposal relating to any such Acquisition Proposal. Acquired Bank shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing.

          (d) Director Recommendation. The members of the Board of Directors of Acquired Bank agree to support publicly the Merger.

          (e) Shareholder Voting. Acquired Bank shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from certain of its directors, executive officers and affiliates substantially in the form set forth in Exhibit A.

          (f) Financial Statements and Monthly Status Reports. Acquired Bank shall furnish to BancGroup:

             (i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Bank for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Bank as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Bank by independent auditors in connection with each annual, interim or special audit of the books of Acquired Bank made by such accountants;

             (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its shareholders and of such regular and periodic reports as Acquired Bank may file with the SEC or any other Agency;

             (iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

             (v) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) the actions taken during the preceding month with respect to its compliance or non-compliance with the terms of this section 6.2, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Bank Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Bank Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and (d) monthly financial statements, including a balance sheet and income statement.

          (g) Fiduciary Duties. Prior to the Effective Date, (i) no director or officer (each an "Executive") of any Acquired Bank Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Bank Company, (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Bank and its Subsidiaries, and
     (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Bank Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Bank, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Bank Company or confidential information belonging to third parties which any Acquired Bank Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Bank Company.

          (h) Certain Practices. At the request of BancGroup, (i) Acquired Bank shall consult with BancGroup and advise BancGroup of all of the Acquired Bank's loan requests over $100,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business, and (ii) Acquired Bank will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Bank and BancGroup. Acquired Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Bank each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Bank to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

     8.1 Approval by Shareholders. At the Shareholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Bank as is required by applicable Law and Acquired Bank's articles of incorporation and bylaws.

     8.2 Regulatory Authority Approval. Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Bank, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 Tax Opinion. An opinion of Coopers & Lybrand L.L.P., shall have been received in form and substance reasonably satisfactory to the Acquired Bank and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Bank; (iii) no gain or loss will be recognized by the shareholders of Acquired Bank who receive shares of BancGroup Common Stock except to the extent of any taxable "boot" received by such persons from BancGroup, and except to the extent of any dividends received from Acquired

Bank prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Bank common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Bank shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Bank common stock exchanged therefor if such shares of Acquired Bank common stock were capital assets in the hands of the exchanging Acquired Bank shareholder; and (vi) cash received by an Acquired Bank shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Bank common stock was a capital asset in his or her hands as of the Effective Date).

                                   ARTICLE 9

                   CONDITIONS TO OBLIGATIONS OF ACQUIRED BANK

     The obligations of Acquired Bank to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Bank may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Bank, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Acquired Bank or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Bank shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Bank's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Bank for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

     9.4 Opinion of Counsel. Acquired Bank shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

     9.5 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.6 Other Matters. There shall have been furnished to such counsel for Acquired Bank certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.7 Material Events. There shall have been no determination by the board of directors of Acquired Bank that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

     9.8 Fairness Opinion. Acquired Bank shall have received prior to the mailing of the Proxy Statement from Allen C. Ewing & Co. a letter setting forth its opinion that the Merger Consideration to be received by the shareholders of Acquired Bank under the terms of this Agreement is fair to them from a financial point of view, and such opinion shall not have been withdrawn as of the Effective Date.

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Bank contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Bank shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Bank which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Bank which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Bank executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Bank dated as of the Closing certifying that:

          (a) the Board of Directors of Acquired Bank has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Bank have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Bank is an officer of Acquired Bank holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the articles of incorporation and bylaws of Acquired Bank and the Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Bank's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Bank for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Bank have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received an opinion of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., counsel to Acquired Bank, dated as of the Closing, substantially as set forth in Exhibit C hereto.

     10.5 Controlling Shareholders. Each shareholder of Acquired Bank who may be an "affiliate" of Acquired Bank, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder, and that such person will not sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies. Acquired Bank recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Bank and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Bank have exercised dissenters rights of appraisal under section 3.6 does not exceed 10 percent of the outstanding shares of common stock of Acquired Bank.

     10.8 Material Events. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

     10.9 Pooling of Interests. BancGroup shall have received the written opinion of Coopers & Lybrand L.L.P., that the Merger will qualify for the pooling of interests method of accounting under generally accepted accounting principles.

     10.10 Employment Agreements. An Employment Agreement, in the form of the employment agreement attached hereto as Exhibit D, shall have been executed by Joseph V. Marto, Jr. Employment Agreements, in the form of the employment agreements attached hereto as Exhibits E and F, shall have been executed by P. Bryan Fulmer and James S. Tharpe, respectively.

     10.11 Non-Competition Agreements. The directors of Acquired Bank shall have executed an agreement with BancGroup containing, among other things, a two year non-competition agreement. A form of this agreement is attached hereto as Exhibit A.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentence of 7.4, and Sections 7.2, 13.3, 13.4, Article 11, Article 15, and any applicable definitions of Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate. Information provided in such Exhibits and Schedules is provided only in response to the specific section of this Agreement which calls for such information.

                                   ARTICLE 12

                                    NOTICES

     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time given or mailed, first class postage prepaid:

          (a) If to Acquired Bank to Joseph V. Marto, Jr., at Prime Bank of Central Florida, 1801 West Hibiscus Boulevard, Melbourne, Florida 32901, facsimile (407) 984-1229, with copies to John P. Greeley, Esq., Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Suite 800 Citrus Center, 255 South Orange Avenue, Orlando, Florida 32801, facsimile 407-843-2448, or as may otherwise be specified by Acquired Bank in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with copies to William A. McCrary, Esquire, One Commerce Street, Suite 303, Montgomery, Alabama 36104, facsimile (334) 240-5069, and Willard H. Henson, Esquire, Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 305, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Bank.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. This Agreement may be amended by the mutual consent of BancGroup and Acquired Bank before or after approval of the transactions contemplated herein by the shareholders of Acquired Bank.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Bank, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Bank and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section

     10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Bank;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Bank or
     Article 10 as to BancGroup shall not have been satisfied in full;

          (d) by the board of directors of either BancGroup or Acquired Bank if all transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 1998, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(d); or

          (e) upon payment to BancGroup of the fee as provided in Section 13.4 hereof.

     13.3 Damages. In the event of termination pursuant to section 13.2, Acquired Bank and BancGroup shall not be liable for damages for any breach of warranty or representation contained in this Agreement made in good faith, and, in that case, the expenses incurred shall be borne as set forth in section 15.1 hereof.

     13.4 Acquisition Proposal; Termination and Fee. During the term of this Agreement, if (i) an Acquisition Proposal (other than the Merger contemplated by this Agreement) is submitted to and approved by the shareholders of Acquired Bank at any time prior to the Effective Date; or (ii) an Acquisition Proposal (other than the Merger contemplated by this Agreement) is received by Acquired Bank or is made directly to the shareholders of Acquired Bank at any time prior to the termination of this Agreement under Section 13.2(b), (c), or (d) (except for a termination by Acquired Bank for a breach of this Agreement by BancGroup) and, in the case of (i) or (ii), such Acquisition Proposal is closed, then Acquired Bank shall pay to BancGroup a termination fee in an amount equal to $750,000 in cash, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, this Agreement shall be terminated and no Party shall have any further liability under this Agreement (except as set forth in Section 13.3). The obligations of the Parties under this Section 13.4 shall survive the termination of this Agreement.

                                   ARTICLE 14

                                  DEFINITIONS

     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

ABCA                         The Alabama Business Corporation Act.

Acquired Bank                Prime Bank of Central Florida, a Florida state
                             bank.

Acquired Bank Company        Shall mean Acquired Bank, any Subsidiary of
                             Acquired Bank, or any person or entity acquired as a Subsidiary of Acquired Bank in the future and owned by Acquired Bank at the Effective Date.

Acquired Bank Options        Options respecting the issuance of a maximum of
                             51,500 shares of Acquired Bank common stock pursuant to Acquired Bank's stock option plans.

Acquired Bank Stock          Shares of common stock, par value $1.00 per share,
                             of Acquired Bank.

Acquisition Proposal         Shall mean, with respect to a Party, any tender
                             offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement                    Shall mean this Agreement and Plan of Merger and
                             the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup                    The Colonial BancGroup, Inc., a Delaware
                             corporation with its principal offices in Montgomery, Alabama.

Closing The closing of the transactions contemplated hereby as described in section 2.7 of this Agreement.

Code                         The Internal Revenue Code of 1986, as amended.

Colonial Bank                An Alabama state banking corporation, which is a
                             wholly owned subsidiary of BancGroup.

Common Stock                 BancGroup's Common Stock authorized and defined in
                             the restated certificate of incorporation of BancGroup, as amended.

Consent Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

Effective Date               Means the date and time at which the Merger becomes
                             effective as defined in section 2.7 hereof.

Environmental Laws           Means the laws, regulations and governmental
                             requirements referred to in section 5.23 hereof.

ERISA                        The Employee Retirement Income Security Act of
                             1974, as amended.

Exchange Ratio               The ratio obtained by dividing $41.44 by the Market
                             Value.

Exhibits A through F, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FBC                          The Florida Banking Code.

FFIEC                        The Federal Financial Institutions Examination
                             Council

Knowledge                    Means the actual knowledge (or the knowledge which
                             should have been obtained) after due investigation and inquiry of the Chairman, President, Chief
                             Financial Officer, or any Senior or Executive Vice
                             President of BancGroup, in the case of knowledge of BancGroup. In the case of Acquired Bank it means the actual knowledge (or the knowledge which should have been obtained) after due investigation and inquiry by the Chairman, President, Chief Financial
                             Officer, or any other Executive Officer of Acquired
                             Bank, in the case of knowledge of Acquired Bank.

Law Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Agency.

Liability                    Any direct or indirect, primary or secondary,
                             liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof.

Litigation                   Any action, arbitration, complaint, criminal
                             prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property                Any property owned by the Party in question or by
                             any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Market Value                 Shall represent the per share market value of the
                             BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day five trading days preceding the Effective Date.
                             Regardless of such average, the Market Value shall be deemed to be no less than $28.26 and no greater than $38.24.

material For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect      On a Party shall mean an event, change or
                             occurrence which has a material adverse impact on
                             (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger The merger of Acquired Bank with Colonial Bank as contemplated in this Agreement.

Merger Consideration         The distribution of BancGroup Common Stock for each
                             share of Acquired Bank Stock (and cash for fractional shares) as provided in section 3.1(a) hereof.

NYSE                         The New York Stock Exchange.

Order Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party Shall mean Acquired Bank, or BancGroup, and "Parties" shall mean Acquired Bank, Colonial Bank and BancGroup.

Permit Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement              The proxy statement used by Acquired Bank to
                             solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Bank.

Registration Statement       The registration statement on Form S-4, or such
                             other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired
                             Bank, to register the shares of BancGroup Common
                             Stock offered to shareholders of Acquired Bank pursuant to his Agreement, including the Proxy
                             Statement.

Resulting Corporation        Colonial Bank, as the surviving corporation
                             resulting from the Merger.

SEC                          United States Securities and Exchange Commission.

Shareholders Meeting         The special meeting of shareholders of Acquired
                             Bank called to approve the transactions
                             contemplated by this Agreement.

Subsidiaries                 Shall mean all those corporations, banks,
                             associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes                 Means any federal, state, county, local, foreign,
                             and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act                     The Securities Act of 1933, as amended.

1934 Act                     The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses. Each Party hereto shall bear its own legal, auditing, trustee, investment banking, regulatory and other expenses in connection with this Agreement and the transactions contemplated hereby.

     15.2 Benefit. This Agreement shall inure to the benefit of and be binding upon Acquired Bank, Colonial Bank and BancGroup, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

     15.3 Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Bank and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                                PRIME BANK OF CENTRAL FLORIDA

BY: /s/ P. B. FULMAR                                   BY: /s/ JOSEPH V. MARTO, JR.
------------------------------------------------       ------------------------------------------------

ITS: Treasurer                                         ITS: Chairman, President and CEO
-----------------------------------------------        -----------------------------------------------

(CORPORATE SEAL)

ATTEST:                                                THE COLONIAL BANCGROUP, INC.

BY: /s/ GLENDA ALLRED                                  BY: /s/ W. FLAKE OAKLEY
------------------------------------------------       ------------------------------------------------

ITS: Assistant Secretary                               ITS: Chief Financial Officer
-----------------------------------------------        -----------------------------------------------

(CORPORATE SEAL)

ATTEST:                                                COLONIAL BANK

BY: /s/ GLENDA ALLRED                                  BY: /s/ W. FLAKE OAKLEY
------------------------------------------------       ------------------------------------------------

ITS: Assistant Secretary                               ITS: Chief Financial Officer
-----------------------------------------------        -----------------------------------------------

(CORPORATE SEAL)

                                                                      APPENDIX B

                                  June 8, 1998

The Board of Directors
Prime Bank of Central Florida
1801 West Hibiscus Boulevard
Melbourne, Florida 32901

Members of the Board:

     Prime Bank of Central Florida ("Prime"), Colonial Bank ("Colonial Bank"), and The Colonial BancGroup, Inc. ("BancGroup"), have entered into a definitive Agreement and Plan of Merger dated as of May 21, 1998 (the "Agreement") providing for Prime to be acquired by BancGroup pursuant to the merger of Prime with and into Colonial Bank (the "Merger"). Colonial Bank is a subsidiary of BancGroup. The Agreement provides, among other things, that each share of outstanding common stock, par value $1.00 per share, of Prime ("Prime Common Stock"), including any shares issued upon the exercise of Prime stock options prior to the Effective Date of the Merger (as defined in the Agreement), will be converted in the Merger into such number of shares of common stock, par value $2.50 per share, of BancGroup ("BancGroup Common Stock") equal to $41.44 divided by the Market Value (as defined in the Agreement) of BancGroup Common Stock.

     The Agreement also provides that, regardless of the Market Value of BancGroup Common Stock, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 586,560 (based upon a minimum Market Value of $28.26) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 433,480 (based upon a maximum Market Value of $38.24). Reference should be made to the Agreement for a more complete description of the terms and conditions of the Merger.

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Prime, of the consideration to be received by them in the Merger.

     Allen C. Ewing & Co. is a registered broker-dealer under the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. As part of its investment banking business, Allen C. Ewing & Co. is regularly engaged in the valuation of securities of banking and thrift companies in connection with mergers and acquisitions, underwritings, private placements, trading and market making activities, and valuations for various other purposes.

     Allen C. Ewing & Co. was engaged on November 14, 1997 as the financial advisor to Prime in connection with the Merger and will receive compensation from Prime upon consummation of the Merger. In the ordinary course of its business as a broker-dealer, Allen C. Ewing & Co. may, from time to time, purchase securities from, and sell securities to, banking and thrift companies and as a market maker in securities may from time to time have a long or short position in, and buy or sell, debt or equity securities of banking and thrift companies for its own account and for the accounts of its customers. Allen C. Ewing & Co. has no such position in the securities of Prime, Colonial Bank, or BancGroup as of the date of this opinion.

     In arriving at the opinion expressed in this letter, we have reviewed, analyzed, and relied upon information and material bearing upon the Merger and the financial and operating condition of Prime and BancGroup, including, among other things, the following: (i) the Agreement; (ii) audited financial statements for Prime for the four years ended December 31, 1997; (iii) certain unaudited interim financial information for Prime for various periods during the year 1998; (iv) Annual Reports to Shareholders and Annual Reports on Form 10-K for BancGroup for the three years ended December 31, 1997; (v) Quarterly Report on Form 10-Q filed by BancGroup for the first quarter of 1998; (vi) other financial information concerning the business and operations of Prime furnished to us by Prime for purposes of our analysis, including certain internal forecasts for Prime prepared by its senior management; (vii) information concerning the limited market for the shares of Prime Common Stock; and (viii) certain publicly available information concerning the trading of, and the trading market for, BancGroup Common Stock. We have also held discussions with the

The Board of Directors
Prime Bank of Central Florida
Page 2
June 8, 1998

management of Prime and BancGroup concerning their respective operations, financial condition, and prospects, as well as the results of regulatory examinations.

     We have also considered such further financial, economic, regulatory, and other factors as we have deemed relevant and appropriate under the circumstances, including among others the following: (i) discussions with certain other banking companies regarding possible interest in an acquisition of Prime; (ii) certain publicly available information concerning the financial terms of certain mergers and acquisitions of other financial institutions in Florida and the financial position and operating performance of the institutions acquired in those transactions; and (iii) certain publicly available information concerning the trading of, and the trading market for, the publicly-traded common stocks of certain other financial institutions. We have also taken into account our assessment of general economic, market, and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking and thrift industry generally.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available, including that referred to above, and we have not attempted independently to verify such information. We have relied upon the management of Prime as to the reasonableness and achievability of the financial and operational forecasts and projections (and the assumptions and basis therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. We have also assumed, without independent verification, that the allowances for loan and other losses of Prime, Colonial Bank, and BancGroup are adequate to cover any such losses. We have not made or obtained any inspections, evaluations, or appraisals of any of the assets or liabilities of Prime, Colonial Bank, or BancGroup, nor have we examined any individual loan, property, or securities files.

     Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by the shareholders of Prime in the Merger, as described in the Agreement, is fair, from a financial point of view, to them. This opinion is necessarily based upon conditions as they exist and can be evaluated on the date of this letter and the information made available to us through such date.

                                          Very truly yours,

                                          ALLEN C. EWING & CO.

                                          By:   /s/ BRIAN C. BEACH
                                            ------------------------------------
                                                Brian C. Beach
                                                Senior Vice President

                                                                      APPENDIX C

658.44 APPROVAL BY STOCKHOLDERS; RIGHTS OF DISSENTERS; PREEMPTIVE RIGHTS

     (1) The department shall not issue a certificate of merger to a resulting bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved;

          (a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

          (b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

     Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or trust company as set forth in the plan of merger and merger agreement.

     (2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

          (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

          (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

          (c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

     Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

     (3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

     (4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

     (5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

     (6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto of to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

     (7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

     (8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

     (9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to section 145 of the Delaware General Corporation Law, as amended, and the Restated Certificate of Incorporation of the Registrant, officers, directors, employees, and agents of the Registrant are entitled to indemnification against liabilities incurred while acting in such capacities on behalf of the Registrant, including reimbursement of certain expenses. In addition, the Registrant maintains an officers and directors insurance policy pursuant to which certain officers and all directors of the Registrant are entitled to indemnification against certain liabilities, including reimbursement of certain expenses, and the Registrant has indemnity agreements ("Indemnification Agreements") with certain officers and all of its directors pursuant to which such persons may be indemnified by the Registrant against certain liabilities, including expenses.

     The Indemnification Agreements are intended to provide additional indemnification to directors and officers of BancGroup beyond the specific provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, a company may indemnify its directors and officers in circumstances other than those under which indemnification and the advance of expenses are expressly permitted by applicable statutory provisions.

     Under the Delaware General Corporation Law, a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses incurred by him (including attorneys' fees) when he is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, (ii) may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any such proceeding (other than a proceeding by or in the right of the corporation) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses (including attorneys' fees) incurred by him in the defense or settlement of a proceeding brought by or in the right of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided that no indemnification may be made under the circumstances described in clause (iii) if the director, officer, employee or agent is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification for the expenses which the court shall deem proper. The indemnification described in clauses (ii) and (iii) above (unless ordered by a court) may be made only as authorized in a specific case upon determination by
(i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) the stock holders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met. Expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it is ultimately determined that he is not entitled to be indemnified by the corporation. Expenses (including attorneys' fees) incurred by other employees and agents may be advanced by the corporation upon terms and conditions deemed appropriate by the board of directors.

     The indemnification provided by the Delaware General Corporation Law has at least two limitations that are addressed by the Indemnification Agreements: (i) BancGroup is under no obligation to advance expenses to a director or officer, and (ii) except in the case of a proceeding in which a director or officer is successful on the merits or otherwise, indemnification of a director or officer is discretionary rather than mandatory.

     The Indemnification Agreements, therefore, cover any and all expenses (including attorneys' fees and all other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer is or was a director, officer, employee or agent of BancGroup or is or was serving at the request of BancGroup as a director, officer, employee, agent, partner, committee member or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such director or officer in any such capacity.

     The Indemnification Agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse BancGroup for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the director or officer is not entitled to indemnification.

     The Indemnification Agreements further provide that the director or officer is entitled to indemnification for, and advancement of, all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from BancGroup an indemnity claim or advancement of expenses under the Indemnification Agreements, BancGroup's Certificate of Incorporation, or the Delaware General Corporation Law, regardless of whether the director or officer is successful in such proceeding.

     The Indemnification Agreements impose upon BancGroup the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in certain circumstances. Further, the Indemnification Agreements provide that if BancGroup pays a director or officer pursuant to an Indemnification Agreement, BancGroup will be subrogated to such director's or officer's rights to recover from third parties.

     The Indemnification Agreements stipulate that a director's or officer's rights under such contracts are not exclusive of any other indemnity rights a director or officer may have; however, the Indemnification Agreements prevent double payment. The Indemnification Agreements require the maintenance of directors' and officers' liability insurance if such insurance can be maintained on terms, including rates, satisfactory to BancGroup.

     The benefits of the Indemnification Agreements would not be available if
(i) the action with respect to which indemnification is sought was initiated or brought voluntarily by the officer or director (other than an action to enforce the right to indemnification under the Indemnification Agreements); (ii) the officer or director is paid for such expense or liability under an insurance policy; (iii) the proceeding is for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the conduct of the officer or director is adjudged as constituting an unlawful personal benefit, or active or deliberate dishonesty or willful fraud or illegality; or
(v) a court determines that indemnification or advancement of expenses is unlawful under the circumstances.

     The Indemnification Agreements would provide indemnification for liabilities arising under the Securities Act of 1933, as amended. BancGroup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following is a list of exhibits that are included in Part II of the Registration Statement. Such exhibits are separately indexed elsewhere in the Registration Statement.

                                  DESCRIPTION

Exhibit  2      --  Plan of acquisition, reorganization, arrangement,
                    liquidation of successor:
         2.1    --  Agreement and Plan of Merger by and among The Colonial
                    BancGroup, Inc., Colonial Bank and Prime Bank of Central
                    Florida, dated as of May 21, 1998, included in the Prospectus portion of this Registration Statement at Appendix A and incorporated herein by reference.
         2.2    --  Prime Bank of Central Florida Stock Option Plan.

Exhibit  4      --  Instruments defining the rights of security holders:
         4.1    --  Article 4 of the Restated Certificate of Incorporation of
                    the Registrant filed as Exhibit 4.1 to the Registrant's
                    Current Report on Form 8-K, dated February 21, 1995, and
                    incorporated herein by reference.
         4.2    --  Amendment to Article 4 of Registrant's Restated Certificate
                    of Incorporation, dated May 15, 1998, filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-4 (File
                    No. 333-56241) effective June 22, 1998, and incorporated
                    herein by reference.
         4.3    --  Article II of the Bylaws of the Registrant filed as Exhibit
                    4.2 to the Registrant's Current Report on Form 8-K, dated
                    February 21, 1995, and incorporated herein by reference.
         4.4    --  Dividend Reinvestment and Class A Common Stock Purchase Plan
                    of the Registrant dated January 15, 1986, and Amendment No.
                    1 thereto dated as of June 10, 1986, filed as Exhibit 4(C)
                    to the Registrant's Registration Statement on Form S-4 (File
                    No. 33-07015), effective July 15, 1986, and incorporated
                    herein by reference.
         4.5    --  Trust Indenture dated as of March 25, 1986, included as
                    Exhibit 4 to the Registrant's Amendment No. 1 to
                    Registration Statement on Form S-2, file number 33-4004,
                    effective March 25, 1986, and incorporated herein by
                    reference.
         4.6    --  All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries -- not filed pursuant to clause 4(iii) of Item 601(b) of Regulation
                    S-K, to be furnished upon request of the Commission.
Exhibit  5      --  Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to
                    certain Delaware law issues of the securities being
                    registered.
Exhibit  8      --  Tax Opinion of PricewaterhouseCoopers LLP
Exhibit 23      --  Consents of experts and counsel:
        23.1    --  Consents of PricewaterhouseCoopers LLP
        23.2    --  Consent of Hacker, Johnson, Cohen & Grieb, P.A.
        23.3    --  Consent of Miller, Hamilton, Snider & Odom, L.L.C.
        23.4    --  Consent of Allen C. Ewing & Co.
Exhibit 24      --  Power of Attorney
Exhibit 99      --  Additional exhibits:
        99.1    --  Form of Proxy of Prime Bank of Central Florida

     (b) Financial Statement Schedules

     The financial statement schedules required to be included pursuant to this Item are not included herein because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned hereby undertakes as follows as required by Item 512 of Regulation S-K:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately above, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration

     Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (d) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (e) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 17th day of July, 1998.

                                          THE COLONIAL BANCGROUP, INC.

                                          By:      /s/ Robert E. Lowder
                                            ------------------------------------
                                                      Robert E. Lowder
                                                Its Chairman of the Board of
                                                          Directors
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

               /s/ Robert E. Lowder                    Chairman of the Board of                **
-----------------------------------------------------    Directors and Chief Executive
                  Robert E. Lowder                       Officer

              /s/ W. Flake Oakley                      Chief Financial Officer,                **
-----------------------------------------------------    Secretary and Treasurer
                 W. Flake Oakley, IV                     (Principal Financial Officer
                                                         and Principal Accounting
                                                         Officer)

                          *                            Director                                **
-----------------------------------------------------
                    Lewis Beville

                          *                            Director                                **
-----------------------------------------------------
                   Young J. Boozer

                          *                            Director                                **
-----------------------------------------------------
                   William Britton

                          *                            Director                                **
-----------------------------------------------------
                  Jerry J. Chesser

                          *                            Director                                **
-----------------------------------------------------
              Augustus K. Clements, III

                          *                            Director                                **
-----------------------------------------------------
                   Robert C. Craft

                          *                            Director                                **
-----------------------------------------------------
                   Patrick F. Dye

                          *                            Director                                **
-----------------------------------------------------
                    James Hewitt

                          *                            Director                                **
-----------------------------------------------------
                Clinton O. Holdbrooks

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                          *                            Director                                **
-----------------------------------------------------
                     D. B. Jones

                          *                            Director                                **
-----------------------------------------------------
                   Harold D. King

                          *                            Director                                **
-----------------------------------------------------
                  John Ed Mathison

                          *                            Director                                **
-----------------------------------------------------
                 Milton E. McGregor

                          *                            Director                                **
-----------------------------------------------------
               John C. H. Miller, Jr.

                          *                            Director                                **
-----------------------------------------------------
                   Joe D. Mussafer

                          *                            Director                                **
-----------------------------------------------------
                  William E. Powell

                          *                            Director                                **
-----------------------------------------------------
                  J. Donald Prewitt

                          *                            Director                                **
-----------------------------------------------------
                   Jack H. Rainer

                          *                            Director                                **
-----------------------------------------------------
                     Jimmy Rane

                          *                            Director                                **
-----------------------------------------------------
                  Frances E. Roper

                          *                            Director                                **
-----------------------------------------------------
                   Simuel Sippial

                          *                            Director                                **
-----------------------------------------------------
                     Ed V. Welch

---------------

 * The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-4 for and on behalf of the persons indicated above as such persons' true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.
** Dated: July 17, 1998
                                               /s/ W. Flake Oakley
                                          --------------------------------------
                                                   W. Flake Oakley, IV
                                                     Attorney-in-Fact

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                          ----------------------------



                                  EXHIBITS TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER


                           THE SECURITIES ACT OF 1933



                         -------------------------------


                          THE COLONIAL BANCGROUP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  EXHIBIT INDEX



EXHIBIT                                                                            PAGE
-------                                                                            ----

Exhibit 2 Plan of acquisition, reorganization, arrangement, liquidation of successor:

         2.1      Agreement and Plan of Merger by and among The Colonial
                  BancGroup, Inc., Colonial Bank and Prime Bank of Central
                  Florida, dated as of May 21, 1998, included in the Prospectus portion of this Registration Statement at Appendix A and incorporated herein by reference.

         2.2      Prime Bank of Central Florida Stock Option Plan.

Exhibit  4        Instruments defining the rights of security holders:

         4.1      Article 4 of the Restated Certificate of Incorporation of the
                  Registrant filed as Exhibit 4.1 to the Registrant's Current
                  Report on Form 8-K, dated February 21, 1995, including the amendment to Article 4 noted at Exhibit 4(B) above, and incorporated herein by reference.

         4.2      Amendment to Article 4 of Registrant's Restated Certificate of
                  Incorporation, dated May 15, 1998, filed as Exhibit 4.2 to the
                  Registrant's Registration Statement on Form S-4 (File No. 333-
                  56241) effective June 22, 1998, and incorporated herein by reference.

         4.3      Article II of the Bylaws of the Registrant filed as Exhibit
                  4.2 to the Registrant's Current Report on Form 8-K, dated
                  February 21, 1995, and incorporated herein by reference.

         4.4 Dividend Reinvestment and Class A Common Stock Purchase Plan of the Registrant dated January 15, 1986, and Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant's Registration Statement on Form S-4 (File No.
                  33-07015), effective July 15, 1986, and incorporated herein by reference.

         4.5      Trust Indenture dated as of March 25, 1986, included as
                  Exhibit 4 to the Registrant's Amendment No. 1 to Registration
                  Statement on Form S-2, file number 33-4004, effective March
                  25, 1986, and incorporated
                  herein by reference.



         4.6 All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries - not filed pursuant to clause 4(iii) of Item 601(b) of Regulation
                  S-K to be furnished upon request of the Commission.

Exhibit  5        Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain
                  Delaware law issues of the securities being registered.

Exhibit  8        Tax Opinion of PricewaterhouseCoopers LLP

Exhibit  23       Consents of experts and counsel:

         23.1     Consents of PricewaterhouseCoopers LLP

         23.2     Consent of Hacker, Johnson, Cohen & Grieb, P.A.

         23.3     Consent of Miller, Hamilton, Snider & Odom, L.L.C.

         23.4     Consent of Allen C. Ewing & Co.

Exhibit  24       Power of Attorney

Exhibit  99       Additional exhibits:

         99.1     Form of Proxy of Prime Bank of Central Florida



                                       ii